Exhibit 99.1

IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The notice on this page applies to the Consent Solicitation Memorandum (the “Memorandum”) following this page, whether received by email or otherwise received as a result of electronic communication and you are therefore advised to read this notice carefully before reading, accessing or making any other use of the Memorandum. In reading, accessing or making any other use of the Memorandum, you agree to be bound by the terms and conditions on this page, including any modifications to them from time to time and any information you receive from us at any time.

THIS DOCUMENT (WHICH EXPRESSION WHEN USED IN THIS NOTICE INCLUDES THE MEMORANDUM) IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the contents of the Memorandum or the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, solicitor, accountant or other appropriately authorised independent financial adviser. Any individual or company whose Notes (as defined below) are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if they wish to participate in the Consent Solicitation (as defined below) described in the Memorandum.

None of Citibank, N.A. as fiscal agent (the “Fiscal Agent”) under the Agency Agreements (as defined in the Memorandum), the other paying agents party thereto (together with the Fiscal Agent the “Paying Agents”), Metso Corporation (the “Issuer”), Lucid Issuer Services Limited (the “Tabulation Agent”) or Citigroup Global Markets Limited and Nordea Bank Abp as solicitation agents (the “Solicitation Agents”) appointed by the Issuer in respect of the Consent Solicitation (as defined below) makes any recommendation in connection with the solicitation.

Confirmation of your representations: You have been sent the Memorandum at your request and on the basis that you have confirmed to the Issuer and the Tabulation Agent that:

(i)	you are a holder or a beneficial owner of the Notes (as defined in the Memorandum);

(ii)

you are not a person to whom it is unlawful to send the Memorandum or to make the invitation to participate in the Consent Solicitation (as defined in the Memorandum) under any other applicable law or regulation;

(iii)	you consent to delivery of the Memorandum and any amendments or supplements thereto by electronic transmission to you; and

(iv)	you are not a Sanctions Restricted Person (as defined in the Memorandum).

You are reminded that the attached Memorandum has been delivered to you on the basis that you are a person into whose possession the Memorandum may lawfully be delivered in accordance with the laws of the jurisdiction in which you are located and/or resident and you may not, nor are you authorised to, deliver the Memorandum, electronically or otherwise, to any other person.

The distribution of this Memorandum in certain jurisdictions may be restricted by law and persons into whose possession this Memorandum comes are requested to inform themselves about, and to observe, any such restrictions. No action has been or will be taken in any jurisdiction in relation to the Consent Solicitation that would permit a public offering of securities.

This document has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic communication and consequently none of the Solicitation Agents, Paying Agents, the Tabulation Agent, or the Issuer or any person who controls such person, or, in each case, any director, officer, employee or agent of any such person or any affiliate of any such person, accepts any liability or responsibility whatsoever in respect of any differences or discrepancies between the Memorandum distributed to you in electronic format and the hard copy version available to you on request from the Issuer or the Tabulation Agent.

THE MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE APPLICABLE LAWS AND REGULATIONS.

The Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended, or the securities law of any state or jurisdiction of the United States. Nothing in this electronic transmission constitutes an offer of securities in any jurisdiction in which such offer cannot be made in compliance with applicable laws.

Any materials relating to the Consent Solicitation do not constitute, and may not be used in connection with, any form of offer or solicitation in any place where such offers or solicitations are not permitted by law. If a jurisdiction requires that the Consent Solicitation be made by a licensed broker or dealer and any Solicitation Agent or any of their affiliates is such a licensed broker or dealer in that jurisdiction, the Consent Solicitation shall be deemed to be made by such Solicitation Agent or such affiliate, as the case may be, on behalf of the Issuer in such jurisdiction. For the avoidance of doubt, the role of the Solicitation Agents and their affiliates will not be deemed to extend to making the Consent Solicitation to or engaging with any U.S. Person (as defined in Regulation S of the U.S. Securities Act of 1933, as amended.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

CONSENT SOLICITATION MEMORANDUM

Solicitation of consents by

METSO CORPORATION

(incorporated with limited liability in the Republic of Finland)

(the “Issuer”)

in respect of the outstanding

Series 22 EUR 100,000,000 Fixed Rate Notes due 27 June 2022 (ISIN: XS0795500437;

Common Code: 079550043) (the “2022 Notes”)

Series 24 EUR 300,000,000 1.125 per cent. Senior Notes due 13 June 2024 (ISIN: XS1626574708;

Common Code: 162657470) (the “2024 Notes”)

issued under its €1,500,000,000 Euro Medium Term Note Programme

(each a “Series” and together, the “Notes”)

The Issuer is soliciting consents (the “Consent Solicitation”) from the beneficial holders of the outstanding Notes of each Series (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (each an “Extraordinary Resolution” and together, the “Extraordinary Resolutions”) at a separate meeting of Noteholders of each Series (each a “Meeting” and together, the “Meetings”) to sanction (a) the substitution of Outotec Oyj (the “New Issuer”) in place of the Issuer as the issuer of the Notes on the Effective Date (as defined herein) (the “Substitution”), (b) the waiver and authorisation of any breach or any alleged breach of certain of the Conditions (as defined herein) of the Notes as may be caused by, or arise in respect of, the proposed Demerger (as defined herein) and (c) certain waivers in respect of certain statutory rights that such Noteholders may have under Finnish law as may be caused by, or arise in respect of, the proposed Demerger, all as more fully described herein (the “Proposal”).

The Issuer is undertaking the Consent Solicitation by way of separate Extraordinary Resolutions passed at a Meeting in respect of each Series of Notes pursuant to Condition 17 (Meetings of Noteholders; Modification and Waiver) of the 2022 Notes and Condition 16 (Meetings of Noteholders; Modification and Waiver) of the 2024 Notes, as the case may be, and Schedule 4 (Provisions for Meetings of the Holders of Notes) of the amended and restated fiscal agency agreement dated 4 April 2012 (in respect of the 2022 Notes) and the amended and restated fiscal agency agreement dated 5 April 2017 (in respect of the 2024 Notes), each between the Issuer, the Fiscal Agent and the other Paying Agents (the “Agency Agreements”), all as more fully described herein.

In relation to each Series of Notes, Noteholders who submit or deliver Electronic Voting Instructions (as defined herein) voting in favour of an Extraordinary Resolution (i) prior to the Early Instruction Deadline (as defined herein) shall be eligible to receive an amount equal to 0.50 per cent. of the principal amount of the Notes which are the subject of the Electronic Voting Instruction (the “Early Instruction Fee”) and (ii) on or after the Early Instruction Deadline but prior to the Late Instruction Deadline (as defined herein) shall be eligible to receive an amount equal to 0.10 per cent. of the principal amount of the Notes which are the subject of the Electronic Voting Instruction (the “Basic Instruction Fee”), subject in each case to the relevant Extraordinary Resolution being duly passed. Noteholders who submit or deliver Electronic Voting Instructions on or after the Early Instruction Deadline will not be eligible to receive the Early Instruction Fee and Noteholders who submit or deliver Electronic Voting Instructions after the Late Instruction Deadline will not be eligible to receive the Basic Instruction Fee.

None of the Solicitation Agents (as defined herein), the Paying Agents (as defined herein) or the Tabulation Agent (as defined herein) nor any of their respective affiliates makes any recommendation to Noteholders as to whether or not to agree to the Proposal and to vote in favour of the Extraordinary Resolutions.

Each notice convening each Meeting (each a “Notice of Meeting” and together the “Notices of Meetings”) was published on 8 October 2019. The Meeting for the 2022 Notes will start at 11 a.m. (Central European time) on 30 October 2019 and the Meeting for the 2024 Notes, will start at 11.15 a.m. (Central European time) on 30 October 2019, in each case at the office of Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom, and at each Meeting an Extraordinary Resolution to approve the Proposal and its implementation in respect of the relevant Series of Notes will be considered and, if thought fit, passed. Copies of the Notices of Meetings are set out in Appendix 2 to this Consent Solicitation Memorandum (the “Memorandum”). See “Appendix 2: Notices of Meetings”.

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Noteholders who submit or deliver Electronic Voting Instructions voting in favour of an Extraordinary Resolution will not be able to revoke or amend such instructions at any time except in the limited circumstances described herein. See “The Solicitation – Revocation Rights”. During the period commencing on the Late Instruction Deadline and ending at the conclusion of the relevant Meeting, Noteholders will not be able to submit or deliver Electronic Voting Instructions.

If a Meeting is adjourned, Noteholders who have not already submitted or delivered Electronic Voting Instructions prior to the Late Instruction Deadline may submit or deliver Electronic Voting Instructions during the period commencing at the conclusion of the original Meeting and ending on the Adjournment Instruction Deadline (but will not, for the avoidance of doubt, be entitled to either the Early Instruction Fee or the Basic Instruction Fee). During the period commencing on the Adjournment Instruction Deadline (as defined herein) and ending at the conclusion of the adjourned Meeting, Noteholders will not be able to submit or deliver Electronic Voting Instructions.

Noteholders who do not wish to submit an Electronic Voting Instruction may alternatively make arrangements to attend or be represented at the Meeting by following the procedures set out in the relevant Notice of Meeting. Such Noteholders will not however be eligible to receive either the Early Instruction Fee or the Basic Instruction Fee. Noteholders should note that Electronic Voting Instructions given and voting certificates obtained in respect of a Meeting shall remain valid for any such adjourned Meeting unless, in the case of Electronic Voting Instructions, revoked or amended in the limited circumstances permitted herein or, in the case of voting certificates, surrendered not less than 48 hours (as defined in the relevant Agency Agreement) before the time appointed for any adjourned meeting.

NOTICE TO U.S. HOLDERS: To the extent that this Consent Solicitation constitutes a deemed exchange of securities, this Consent Solicitation is being made in the United States in compliance with the application requirements of Section 14 of the U.S. Securities Exchange Act of 1934, as amended, and Regulation 14E thereunder, including taking into account the relief available pursuant to Rule 14d-1(c) thereunder. The Consent Solicitation is open to U.S. and non-U.S. holders of the Notes. The Consent Solicitation is subject to disclosure and procedural requirements, including with respect to the offer timetable, settlement procedures and timing of consideration, that are different from those applicable under U.S. domestic tender offer procedures, laws and practice. The Notes and any new securities resulting from the Consent Solicitation have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities resulting from the Consent Solicitation will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent as the Notes held by a holder before the Consent Solicitation. The Notes and any new securities resulting from the Consent Solicitation may only be offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with other applicable securities laws.

This Consent Solicitation is made with respect to the securities of a foreign company. This Consent Solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States, and with respect to the transaction timetable and the timing of payments, which are different from those under U.S. domestic tender offer procedures and rules. Financial statements and financial information included or referred to in this Memorandum have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the Issuer may also purchase the Notes in open market or privately negotiated purchases.

This Consent Solicitation Memorandum is dated 8 October 2019

Solicitation Agents

Citigroup	Nordea

THE DEADLINE FOR RECEIPT BY THE TABULATION AGENT OF VOTING INSTRUCTIONS FOR NOTEHOLDERS TO BE ELIGIBLE TO RECEIVE THE EARLY INSTRUCTION FEE IS 4 P.M. (CENTRAL EUROPEAN TIME) ON 18 OCTOBER 2019.

THE DEADLINE FOR RECEIPT BY THE TABULATION AGENT OF VOTING INSTRUCTIONS FOR NOTEHOLDERS TO BE ELIGIBLE TO RECEIVE THE BASIC INSTRUCTION FEE IS 4 P.M. (CENTRAL EUROPEAN TIME) ON 25 OCTOBER 2019.

NOTEHOLDERS SHOULD BE AWARE OF ANY EARLIER DEADLINES IMPOSED BY ANY INTERMEDIARY AND THE CLEARING SYSTEM THROUGH WHICH THEY HOLD THEIR NOTES.

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Any Instruction Fee will be paid to Noteholders of each Series of Notes (as defined herein) on the relevant Settlement Date, subject to the relevant Extraordinary Resolution having been duly passed at the Meeting in respect of such Series.

NOTEHOLDERS MUST ENSURE DELIVERY OF THEIR ELECTRONIC VOTING INSTRUCTIONS THROUGH THE RELEVANT CLEARING SYSTEM (AS DEFINED HEREIN) TO THE TABULATION AGENT PRIOR TO THE RELEVANT FEE INSTRUCTION DEADLINE OR, IF EARLIER, BEFORE ANY TIME AND/OR DATE SET BY THE RELEVANT CLEARING SYSTEM.

NOTEHOLDERS SHOULD CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK, CUSTODIAN, TRUST COMPANY OR ACCOUNTHOLDER, AS THE CASE MAY BE, TO CONFIRM THE DEADLINE FOR RECEIPT OF THEIR ELECTRONIC VOTING INSTRUCTIONS SO THAT SUCH ELECTRONIC VOTING INSTRUCTIONS MAY BE PROCESSED AND DELIVERED TO THE TABULATION AGENT IN A TIMELY MANNER AND IN ACCORDANCE WITH THE RELEVANT DEADLINES.

Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Issuer, the Solicitation Agents, the Paying Agents and the Tabulation Agent.

BEFORE MAKING ANY DECISIONS IN RESPECT OF THE PROPOSAL NOTEHOLDERS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS MEMORANDUM.

The distribution of this Memorandum may be restricted by law in certain jurisdictions. None of the Issuer, the Solicitation Agents, the Paying Agents, the Tabulation Agent or any other person represents that this Memorandum may be lawfully distributed in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption thereunder, or assumes any responsibility for facilitating any such distribution. Persons into whose possession this Memorandum comes are required by the Issuer, the Solicitation Agents, the Paying Agents and the Tabulation Agent to inform themselves about, and to observe, any such restrictions. None of the Issuer, the Solicitation Agents, the Paying Agents or the Tabulation Agent will incur any liability for the failure of any person or persons to comply with the provisions of any such restrictions.

Capitalised terms used herein and not otherwise defined herein are defined in “Definitions”. References in this Memorandum to a specific time are, unless otherwise indicated herein, to Central European time on the relevant day or date and references to Central European time mean Central European time or, prior to 27 October 2019, Central European Summer time. Terms used in this Memorandum that are not otherwise defined herein have the meanings set forth in the Conditions.

Questions relating to the terms of the Consent Solicitation and requests for additional copies of this Memorandum may be directed to the Solicitation Agents or the Tabulation Agent at the addresses and telephone numbers set forth at the end of this Memorandum. Questions or requests for assistance in connection with voting at the meeting and/or the delivery of Electronic Voting Instructions must be directed to the Tabulation Agent at the address and telephone number set forth at the end of this Memorandum.

The Issuer accepts responsibility for the information contained in this Memorandum. To the best of the knowledge and belief of the Issuer (having taken all reasonable care to ensure that such is the case), the information contained in this Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information. The Issuer has not authorised any person to give any information or to make any representation not contained in, or not consistent with, this Memorandum and, if given or made, such information or representation must not be relied upon as having been authorised by the Issuer or any other person.

The statements made in this Memorandum are made as of the date hereof and delivery of this Memorandum and the accompanying materials at any later time does not imply that the information herein or therein is correct as of any subsequent date.

None of the Solicitation Agents, the Paying Agents or the Tabulation Agent has independently verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied,

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is made and no responsibility or liability is accepted or assumed by the Solicitation Agents, the Paying Agents or the Tabulation Agent as to the accuracy or completeness of the information contained in this Memorandum or any other information provided by the Issuer in connection with the Consent Solicitation and none of the Solicitation Agents, the Paying Agents or the Tabulation Agent accepts any responsibility for any act or omission of the Issuer or any other person in connection with the Consent Solicitation.

This Memorandum is issued and directed only to the Noteholders and no other person shall be, or is entitled to rely or act on, or be able to act on, its content.

All references in this Memorandum to “euro”, “EUR” and “€” are to the currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

Notes in respect of which Electronic Voting Instructions have been delivered will be blocked in an account with the relevant Clearing System and may not be traded during the period beginning at the time at which the Noteholder delivers, or instructs the Accountholder through which it holds such Notes to deliver, such Electronic Voting Instructions to the relevant Clearing System and ending on the earliest to occur of (a) the date of a valid revocation of such Electronic Voting Instructions (in the limited circumstances as permitted herein), (b) the date on which the Consent Solicitation is terminated or withdrawn, (c) the date of the relevant Meeting in the event that the relevant Extraordinary Resolution is rejected and (d) the Settlement Date. See “Voting and Quorum - Blocking of Accounts” below. The delivery of Electronic Voting Instructions will not further restrict the transferability of the Notes.

The Solicitation Agents may, to the extent permitted by applicable law, have or hold a position in the Notes and the Solicitation Agents may, to the extent permitted by applicable law, make or continue to make a market in, or vote in respect of, or act as principal in any transactions in, or relating to, or otherwise act in relation to, the Notes.

The Solicitation Agents are acting exclusively for the Issuer and nobody else in relation to the Proposal and will not be responsible to anyone other than the Issuer for providing the protections afforded to their customers or for giving advice or other investment services in relation to the Proposal.

NOTEHOLDERS MUST MAKE THEIR OWN DECISION WITH REGARD TO GIVING ELECTRONIC VOTING INSTRUCTIONS IN RESPECT OF THE RELEVANT EXTRAORDINARY RESOLUTION. NONE OF THE ISSUER, THE SOLICITATION AGENTS, THE PAYING AGENTS OR THE TABULATION AGENT MAKES ANY RECOMMENDATION IN CONNECTION WITH THE CONSENT SOLICITATION. NONE OF THE ISSUER, THE SOLICITATION AGENTS, THE PAYING AGENTS OR THE TABULATION AGENT EXPRESSES ANY VIEWS AS TO THE MERITS OF THE PROPOSAL OR THE EXTRAORDINARY RESOLUTIONS SET OUT IN THE NOTICES OF MEETINGS.

EACH PERSON RECEIVING THIS MEMORANDUM ACKNOWLEDGES THAT SUCH PERSON HAS NOT RELIED ON THE ISSUER, THE SOLICITATION AGENTS, THE PAYING AGENTS OR THE TABULATION AGENT IN CONNECTION WITH ITS DECISION ON HOW TO VOTE IN RELATION TO THE RELEVANT EXTRAORDINARY RESOLUTION. NOTEHOLDERS SHOULD CONSULT WITH THEIR BROKER, FINANCIAL ADVISER, LEGAL COUNSEL OR OTHER ADVISERS REGARDING THE TAX, LEGAL AND OTHER IMPLICATIONS OF THE CONSENT SOLICITATION.

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IMPORTANT NOTICE TO NOTEHOLDERS

A Noteholder may communicate Electronic Voting Instructions via the relevant Clearing System to the Tabulation Agent as to how it wishes the votes in respect of the Note(s) beneficially owned by it to be cast at a Meeting.

The Clearing Systems will require Electronic Voting Instructions with respect to the relevant Extraordinary Resolution from Noteholders who are their Accountholders sufficiently in advance of the relevant Fee Instruction Deadline, so that such Electronic Voting Instructions may be communicated to the Tabulation Agent prior to the stated deadline.

Noteholders whose Notes are held on their behalf by a broker, dealer, commercial bank, custodian, trust company or Accountholder must contact and request such broker, dealer, commercial bank, custodian, trust company or Accountholder to effect the relevant Electronic Voting Instructions on their behalf sufficiently in advance of the relevant Fee Instruction Deadline in order for such Electronic Voting Instructions to be delivered to the relevant Clearing System in accordance with any deadlines they may set and in time for transmission to the Tabulation Agent prior to the stated deadline.

Noteholders must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System. A Noteholder may:

(i)	approve the relevant Extraordinary Resolution by voting or communicating voting instructions by the relevant Fee Instruction Deadline in favour of such Extraordinary Resolution; or

(ii)	reject the relevant Extraordinary Resolution by voting, or communicating voting instructions by the relevant Fee Instruction Deadline, against such Extraordinary Resolution, or

(iii)	obtain a voting certificate permitting the holder thereof to attend and vote in person at the relevant Meeting; or

(iv)	abstain from voting action.

Voting instructions must be given to the Tabulation Agent by delivery of an Electronic Voting Instruction or otherwise in accordance with the usual procedures of the Clearing Systems. (See “The Solicitation” and “Voting and Quorum” below.) If an Extraordinary Resolution is passed at a Meeting in respect of a Series of Notes, each Noteholder of such Notes will be bound by the Extraordinary Resolution, whether or not such Noteholder was present at such Meeting and whether or not such Noteholder voted in respect of, or in favour of, such Extraordinary Resolution.

The Issuer is submitting the Proposal to the holders of each Series of Notes. The Proposal is submitted separately in respect of each Series of Notes. The passing of an Extraordinary Resolution in respect of one Series of Notes is not conditional upon the passing of an Extraordinary Resolution in respect of the other Series of Notes.

Assuming the passing of an Extraordinary Resolution, the Proposal will be binding on all the holders of that Series of Notes to which the Extraordinary Resolution relates, including those Noteholders who do not accept the Proposal.

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SUMMARY

The following summary is provided solely for the convenience of Noteholders. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Memorandum, including under the heading “The Consent Solicitation”.

The Consent Solicitation

The Issuer is soliciting the consent of the Noteholders of each Series of Notes, by way of separate Extraordinary Resolutions, to the Proposal sanctioning (a) the Substitution, (b) the waiver and authorisation of any breach or any alleged breach of certain of the Conditions as may be caused by, or arise in respect of, the proposed Demerger and (c) certain waivers in respect of certain statutory rights that such Noteholders may have under Finnish law as may be caused by, or arise in respect of, the proposed Demerger, each as further described herein, in exchange for an Instruction Fee as described herein.

In particular, under Finnish law, creditors of a demerging entity have the right to (a) object to the demerger pursuant to Chapter 17, Section 6 of the Finnish Companies Act and (b) to make claims against the Issuer after the Effective Date on the basis of any actual or alleged Secondary Demerger Liability with respect to the Notes.

For each Series of Notes, a Meeting of the Noteholders of such Series is being convened for the purpose of obtaining their consent to the Proposal.

Among other things, the Issuer is requesting that the Noteholders of each Series of Notes sanction:

1.

(a)	the substitution of the New Issuer in place of the Issuer as the issuer of the Notes on the Effective Date;

(b)	the irrevocable and unconditional waiver of any and all of the rights that they may have to make claims against the Issuer (in its capacity as issuer of the Notes) from the Effective Date;

(c)

an acknowledgement and agreement that, with effect from the Effective Date, the Issuer shall not have any obligations or liability whatsoever towards the Noteholders under or in relation to such Series of Notes; and

(d)	all other modifications to the Conditions, the relevant Deed of Covenant or the relevant Agency Agreement as are necessary for or expedient to effect the substitution set out in paragraph (a) above;

2.

(a)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach whether caused by the threat of, being in anticipation of, being in connection with, or being as a result of, the proposed Demerger, of the following Conditions of each such Series:

(i)

Condition 13(c)(ii) (Cross-default of Issuer or Material Subsidiary) of the 2022 Notes and Condition 12(c)(ii) (Cross-default of Issuer or Material Subsidiary) of the 2024 Notes, as the case may be; and

(ii)

Condition 13(f)(iv) (Insolvency etc.) of the 2022 Notes and Condition 12(f)(iv) (Insolvency etc.) of the 2024 Notes, as the case may be (insofar as the Demerger contemplates the cessation of a substantial part of the Issuer’s business);

(b)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach whatsoever of any other obligation under or in respect of the Notes which may be breached or may be capable of being breached by the threat of, in anticipation of, in connection with, or as a result, of the proposed Demerger;

(c)	that the Conditions shall be deemed amended accordingly; and

(d)

all other modifications to the Conditions as are necessary for or expedient to effect the waivers and authorisation set out above in paragraphs (a) and (b) above and the consummation of the Demerger; and

3.

(a)	the irrevocable and unconditional waiver of their statutory rights to object to the Demerger pursuant to Chapter 17, Section 6 of the Finnish Companies Act; and

(b)

the irrevocable and unconditional waiver of any and all of the rights that they may have to make claims against the Issuer from the Effective Date on the basis of any actual or alleged Secondary Demerger Liability with respect to the Notes.

The Substitution will be implemented by a Deed Poll (as defined below), subject to satisfaction of the Implementation Conditions (as defined below).

Quorum

The quorum required at a Meeting of either Series of Notes shall be two or more persons present in person holding Notes or voting certificates or being proxies and holding or representing in the aggregate not less than three quarters in principal amount of the Notes of the Series in respect of which the Meeting is convened for the time being outstanding.

Pursuant to paragraph 8 (Quorum) of Schedule 4 (Provisions for Meetings of the Holders of Notes) to the relevant Agency Agreement, so long as at least three quarters in principal amount of such Notes of the relevant Series for the time being outstanding is represented by a Global Note, the holder (or the proxy of the holder) of the Global Note shall be treated as two persons for the purposes of any quorum requirements of the relevant Meeting.

If within 15 minutes after the time fixed for either Meeting a quorum is not present, the relevant Meeting shall stand adjourned to such date, being not less than 14 days nor more than 42 days later, and to such place as the chairman may decide.

At least 10 days’ notice of an adjourned Meeting shall be given, in the same manner as for the original Meeting. Notice of the adjourned meeting shall state the quorum required at the adjourned meeting.

At any adjourned Meeting, two or more persons present in person holding Notes or voting certificates or being proxies and holding or representing in the aggregate not less than one quarter in principal amount of the Notes of the Series in respect of which the Meeting is convened for the time being outstanding shall form a quorum and may pass any resolution and decide upon all matters which could properly have been dealt with at the original Meeting had a quorum been present at such meeting.

If the Meeting is adjourned for lack of quorum, it is the intention of the Issuer to arrange for a notice convening the adjourned Meeting to be given as soon as reasonably practicable (in accordance with the Meeting Provisions (as defined herein)) following such adjournment.

Electronic Voting Instructions given and voting certificates obtained by Noteholders in respect of either Meeting shall remain valid for such adjourned Meeting unless, in the case of Electronic Voting Instructions, revoked or amended in the limited circumstances permitted herein or, in the case of voting certificates, surrendered not less than 48 hours (as defined in the relevant Agency Agreement) before the time appointed for any adjourned meeting.

Required majority

To be passed at a Meeting, an Extraordinary Resolution requires a majority of not less than three quarters of the votes cast. If passed, an Extraordinary Resolution shall be binding on all the Noteholders of the relevant Series, whether or not present at the relevant Meeting, and each of them shall be bound to give effect to it accordingly.

Instruction Fees and Fee Instruction Deadlines

If an Extraordinary Resolution is duly passed, the Issuer shall pay the Early Instruction Fee to those Noteholders of the relevant Series who have delivered Electronic Voting Instructions voting in favour of the relevant Extraordinary Resolution prior to the Early Instruction Deadline (and have not subsequently revoked or amended such instructions in the limited circumstances as permitted herein). The Early Instruction Fee shall be paid to such Noteholders’ cash accounts through the relevant Clearing System on the Settlement Date, subject to the relevant Extraordinary Resolution having duly been passed.

If an Extraordinary Resolution is duly passed, the Issuer shall pay the Basic Instruction Fee to those Noteholders of the relevant Series who have delivered Electronic Voting Instructions voting in favour of the relevant Extraordinary Resolution on or after the Early Instruction Deadline but prior to the Late Instruction Deadline (and have not subsequently revoked or amended such instructions in the limited circumstances as permitted herein). The Basic Instruction Fee shall be paid to such Noteholders’ cash accounts through the relevant Clearing System on the Settlement Date, subject to the relevant Extraordinary Resolution having duly been passed.

Noteholders who deliver voting instructions other than by way of Electronic Voting Instructions or who deliver Electronic Voting Instructions voting against the relevant Extraordinary Resolution and/or deliver Electronic Voting Instructions after the relevant Fee Instruction Deadline will not be eligible to receive the relevant Instruction Fee. Noteholders who attend the relevant Meeting(s) in person or by proxy will not be eligible to receive the relevant Instruction Fee.

Noteholders should note that Electronic Voting Instructions given in respect of any Meeting shall remain valid for any such adjourned Meeting (unless revoked or amended in the limited circumstances as permitted herein prior to the Adjournment Instruction Deadline).

If a Meeting is adjourned, Noteholders who have not already submitted or delivered Electronic Voting Instructions prior to the Late Instruction Deadline may submit or deliver Electronic Voting Instructions during the period commencing at the conclusion of the original Meeting and ending on the Adjournment Instruction Deadline (but will not, for the avoidance of doubt, be entitled to any Instruction Fee). During the period commencing on the Adjournment Instruction Deadline and ending at the conclusion of the adjourned Meeting, Noteholders will not be able to submit or deliver Electronic Voting Instructions.

Noteholders who submit or deliver their Electronic Voting Instructions after the Late Instruction Deadline will not be eligible to receive an Instruction Fee and will not be eligible to vote.

Amendment and termination of the Consent Solicitation and the Proposal

The Issuer reserves the right, at its sole discretion subject to the terms of the Notes, the Agency Agreements and to applicable law, at any time on or prior to the Late Instruction Deadline to terminate, extend, modify, amend, vary or waive the terms of the Proposal or the Consent Solicitation, including the form or amount of any Instruction Fee, as further described herein (see “The Solicitation – Amendment and Termination of the Consent Solicitation and the Proposal”).

Voting procedures

Voting instructions may only be delivered by Accountholders in accordance with the customary procedures of the Clearing Systems. Noteholders who are not Accountholders must arrange through their broker, dealer, bank, custodian, trust company or other nominee to contact the Accountholder through which they hold their Notes in the relevant Clearing System so that Electronic Voting Instructions may be delivered in respect of such Notes.

NOTEHOLDERS SHOULD CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK, CUSTODIAN, TRUST COMPANY OR ACCOUNTHOLDER, AS THE CASE MAY BE, TO CONFIRM THE DEADLINE FOR RECEIPT OF THEIR ELECTRONIC VOTING INSTRUCTIONS SO THAT SUCH ELECTRONIC VOTING INSTRUCTIONS MAY BE PROCESSED AND DELIVERED TO THE TABULATION AGENT IN A TIMELY MANNER AND IN ACCORDANCE WITH THE RELEVANT DEADLINES.

Revocation of Electronic Voting Instructions

Noteholders who submit or deliver Electronic Voting Instructions voting in favour of an Extraordinary Resolution will not be able to revoke or amend such instructions at any time except in the limited circumstances described herein. See “The Solicitation – Revocation Rights”.

An Electronic Voting Instruction previously submitted may only be validly revoked by submitting a valid Revocation Instruction.

Any Noteholder who revokes their Electronic Voting Instruction (and who does not subsequently validly re-submit an Electronic Voting Instruction in accordance with the procedures set out in the Memorandum) or otherwise makes arrangements to abstain from voting in respect of the relevant Extraordinary Resolution will not be entitled to receive an Instruction Fee.

Only the Accountholder is entitled to revoke or amend an Electronic Voting Instruction previously given. A beneficial owner of Notes held through the Clearing Systems must arrange with the Accountholder to submit or deliver on its behalf a valid Revocation Instruction. Following such revocation, the Tabulation Agent will advise the relevant Clearing System that the relevant Notes may be unblocked.

DOCUMENTS AVAILABLE FOR INSPECTION AND ADDITIONAL INFORMATION

This Memorandum contains important information which Noteholders should read carefully before making any decision with respect to giving Electronic Voting Instructions.

The following documents are available for inspection and/or collection, as indicated below, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) prior to and during the Meeting, at the office of the Issuer at Töölönlahdenkatu 2, FI-00100 Helsinki, Finland and at the office of the Tabulation Agent, Lucid Issuer Services Limited at Tankerton Works, 12 Argyle Walk, London WC1H 8HA, United Kingdom:

•	this Memorandum;

•	the Agency Agreements;

•	the Notice of Meeting for each Series of Notes; and

•	the Deed Poll.

In addition, an offering circular dated 7 October 2019 (the “Offering Circular”) has been prepared in connection with the Demerger and provides financial and business information in respect of the Issuer and the New Issuer, as well as risk factors related to the combined business, demerger and related matters, information regarding the Demerger, governance and management of the New Issuer, and financial statements for the New Issuer. The offering circular is available at www.metso.com/news-metso-outotec-neles/ and may be accessed by Noteholders. Alternatively, copies of the Offering Circular can be requested by Noteholders by contacting the Issuer using the contact details provided on page 43 of this Memorandum. Noteholders are urged to review the relevant portions of the offering circular in connection with this Consent Solicitation but should note it was not prepared for purposes of the Consent Solicitation. The unaudited pro forma financial information included in the Offering Circular (the “Unaudited Pro Forma Financial Information”) is included in this Memorandum as Appendix 3 (Unaudited Pro Forma Financial Information). The Offering Circular includes as Annex B the independent auditor’s assurance report from PricewaterhouseCoopers Oy on the compilation of the Unaudited Pro Forma Financial Information. For the avoidance of doubt, the independent auditor’s assurance report issued by PricewaterhouseCoopers Oy on the compilation of the Unaudited Pro Forma Financial Information was prepared solely for the purpose of including it in the Offering Circular prepared by the New Issuer in accordance with Prospectus Regulation (EU) 2017/1129 and Commission Delegated Regulation (EU) 2019/980. Noteholders should not rely on said report or use it for any decision making purposes. Further, it should be noted that the work by PricewaterhouseCoopers Oy relating to said report has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States of America or auditing standards of the Public Company Accounting Oversight Board (United States).

DEFINITIONS

In this Memorandum, the following capitalised terms shall, unless otherwise defined or the context otherwise requires, have the meanings ascribed to them below:

2022 Notes	Series 22 EUR 100,000,000 Fixed Rate Notes due 27 June 2022 (ISIN: XS0795500437; Common Code: 079550043).

2024 Notes	Series 24 EUR 300,000,000 1.125 per cent. Senior Notes due 13 June 2024 (ISIN: XS1626574708; Common Code: 162657470).

Accountholder	Each person who is shown in the records of Euroclear or Clearstream, Luxembourg as a holder of outstanding Notes of the relevant Series.

Adjournment Instruction Deadline	Not less than 48 hours (as defined in the relevant Agency Agreement) prior to the time and date fixed for any adjourned Meeting.

Agency Agreements	The amended and restated fiscal agency agreement dated 4 April 2012 (in respect of the 2022 Notes) and the amended and restated fiscal agency agreement dated 5 April 2017 (in respect of the 2024 Notes), each between the Issuer, the Fiscal Agent and the other Paying Agents.

Backup and Term Loan Facilities Agreement	A EUR 1.55 billion backup and term loan facilities agreement entered into by and between the Issuer and Nordea Bank Abp on 4 July 2019.

Basic Instruction Fee	If Electronic Voting Instructions voting in favour of an Extraordinary Resolution in respect of a Series of Notes are received on or after the Early Instruction Deadline but prior to the Late Instruction Deadline (and not subsequently revoked or amended in the limited circumstances as permitted herein), subject to the passing of the relevant Extraordinary Resolution, a cash payment by the Issuer to each Noteholder of such Series who has submitted or delivered such Electronic Voting Instructions voting in favour of the relevant Extraordinary Resolution of an amount equal to 0.10 per cent. of the principal amount of the Notes which are the subject of the Electronic Voting Instruction.

Beneficial Owner	Has the meaning set out in “Voting and Quorum – Meeting Provisions”.

Business Day	a TARGET Settlement Day.

Clearing Systems	The clearing and settlement systems operated by Euroclear and Clearstream, Luxembourg, respectively.

Clearstream, Luxembourg	Clearstream Banking S.A.

Combination Agreement	The agreement concerning the combination of the business operations of the Companies Participating in the Demerger through a partial demerger of the Issuer with the effect that the Minerals Business shall transfer, without liquidation of the Issuer, to the New Issuer in accordance with the Demerger Plan entered into by the Companies Participating in the Demerger on 4 July 2019.

Companies Participating in the Demerger	The Issuer and the New Issuer.

Conditions	Means, (i) in respect of the 2022 Notes, the terms and conditions set out in the base prospectus dated 4 April 2012 as completed by the final terms dated 27 June 2012 and 21 August 2012 and (ii) in respect of the 2024 Notes, the terms and conditions set out in the base prospectus dated 5 April 2017 as completed by the final terms dated 9 June 2017.

Deed Poll	The deed poll to be dated on or around the Effective Date relating to the Notes to be entered into by the New Issuer to give effect to and implement the Substitution, a draft of which is to be tabled at the Meetings.

Deed of Covenant	Means, (i) in respect of the 2022 Notes, the deed of covenant dated 4 April 2012 and made by the Issuer and (ii) in respect of the 2024 Notes, the deed of covenant dated 5 April 2017 and made by the Issuer.

Demerger	The partial demerger of the Issuer with the effect that the Minerals Business, that is all such assets, rights, debts and liabilities of the Issuer that relate to, or primarily serve, the Minerals Business shall transfer, without liquidation of the Issuer, to the New Issuer in the manner set forth in the Demerger Plan, as more fully described in the “Background to Solicitation” section of this Memorandum.

Demerger Consideration	The 4.3 shares issued by the New Issuer for each share owned in the Issuer that the shareholders of the Issuer shall receive as demerger consideration. No Demerger Consideration shall be issued in respect of any treasury shares held by the Issuer. As at the date of the Demerger Plan, the total number of shares in the New Issuer to be issued as Demerger Consideration would, therefore, be 645,327,522 shares.

Demerger Plan	The demerger plan dated 4 July 2019 relating to the Demerger, a copy of which, including appendices, is set out in Appendix 1 (Demerger Plan) to this Memorandum (as such demerger plan may be amended, restated and/or supplemented from time to time).

Demerging Company	The Issuer.

Early Instruction Deadline	4 p.m. (Central European time) on 18 October 2019.

Early Instruction Fee	If Electronic Voting Instructions voting in favour of an Extraordinary Resolution in respect of a Series of Notes are received prior to the Early Instruction Deadline (and not subsequently revoked or amended in the limited circumstances as permitted herein), subject to the passing of the relevant Extraordinary Resolution, a cash payment by the Issuer to each Noteholder of such Series who has submitted or delivered such Electronic Voting Instructions voting in favour of the relevant Extraordinary Resolution of an amount equal to 0.50 per cent. of the principal amount of the Notes which are the subject of the Electronic Voting Instruction.

Effective Date	The date of registration of the completion of the Demerger with the Finnish Trade Register, which is expected to take place in the second quarter of 2020, subject to the approval of the transaction by the extraordinary shareholders’ meetings of both the Issuer and the New Issuer, the statutory creditor hearing process and receipt of all required regulatory and other approvals, including competition clearances, as described in more detail in the ”Background to the Solicitation – Demerger Plan – Conditions for the completion of the Demerger” section of this Memorandum.

Electronic Voting Instruction	The Electronic Voting Instruction which must be delivered by each Accountholder in Euroclear or Clearstream, Luxembourg through Euroclear or Clearstream, Luxembourg to the Tabulation Agent (on behalf of a Paying Agent), instructing such Paying Agent under the relevant Agency Agreement, that the vote(s) attributable to the Notes the subject of such Electronic Voting Instruction should be cast in a particular way in relation to the relevant Extraordinary Resolution, which instructions shall form part of a block voting instruction to be issued by such Paying Agent, in such capacity, appointing the Tabulation Agent as proxy in relation to the relevant Meeting.

Euroclear	Euroclear Bank SA/NV.

Extraordinary Resolution	An Extraordinary Resolution to be proposed and considered at a Meeting.

Fee Instruction Deadline	The Early Instruction Deadline or the Late Instruction Deadline, as the case may be.

Finnish Accounting Act	Finnish Accounting Act (1336/1997, as amended).

Finnish Companies Act	Finnish Companies Act (624/2006, as amended).

Finnish Trade Register	The Finnish Trade Register maintained by the Finnish Patent and Registration Office.

Fiscal Agent	Citibank, N.A.

Flow Control Business	The flow control businesses of the Issuer as specified in more detail in the Demerger Plan that remains with the Issuer pursuant to the Demerger Plan.

Global Note	Means, in respect of each Series of Notes, the permanent global bearer note executed by the Issuer on the issue date of the relevant Series and authenticated by the Fiscal Agent.

IFRS	International Financial Reporting Standards, as adopted by the European Union.

Instruction Fee	The Early Instruction Fee or the Basic Instruction Fee, as the case may be.

Issuer	Metso Corporation (or Neles Corporation following renaming after the Effective Date, as the case may be).

Implementation Conditions	Has the meaning set out in “The Solicitation – Conditions to Implementation”.

Late Instruction Deadline	4 p.m. (Central European time) on 25 October 2019.

Meetings	Each Meeting of the Noteholders of a Series of Notes to be held on 30 October 2019 at the office of Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom for the purposes of considering and, if thought fit, the passing of the relevant Extraordinary Resolution.

Minerals Business	The minerals business of the Issuer, as specified in more detail in the Demerger Plan, that shall transfer to the New Issuer pursuant to the Demerger Plan.

Nasdaq Helsinki	Nasdaq Helsinki Ltd.

New Issuer	Outotec Oyj (or Metso Outotec Corporation following renaming after the Effective Date, as the case may be).

New Revolving Credit Facility Agreement	A EUR 600 million multicurrency revolving credit facility agreement entered into by and among the Issuer, Nordea Bank Abp, Banco Bilbao Vizcaya Argentaria S.A., London Branch, BNP Paribas S.A., Citigroup Global Markets Limited, Commerzbank Aktiengesellschaft, HSBC France, OP Corporate Bank plc, Scotiabank (Ireland) Designated Activity Company, Skandinaviska Enskilda Banken AB (publ) and Standard Chartered Bank and which will be available to the New Issuer after the Effective Date.

Noteholder	(i) Each Accountholder; and

(ii)  each beneficial owner of outstanding Notes of the relevant Series holding such Notes, directly or indirectly, in an account in the name of an Accountholder acting on such beneficial owner’s behalf, except that for the purposes of the payment of any Instruction Fee, to the extent the beneficial owner of the relevant Notes is not an Accountholder, such Instruction Fee will only be paid to the relevant Accountholder and the payment of the Instruction Fee to such Accountholder will satisfy the obligations of the Issuer in respect of such Instruction Fee.

Notes	The 2022 Notes and the 2024 Notes.

Notice of Meeting	Each notice to the Noteholders of a Series of Notes dated 8 October 2019 convening a Meeting of the holders of the Notes of such Series, copies of which are set out in Appendix 2 (Notices of Meetings) to this Memorandum.

Paying Agents	The Fiscal Agent and the other paying agents party to the Agency Agreements.

Programme	The €1,500,000,000 euro medium term note programme of the Issuer.

Proposal	In respect of each Series, the invitation by the Issuer to Noteholders to sanction, by Extraordinary Resolution, (a) the Substitution, (b) the waiver and authorisation of any breach or any alleged breach of certain of the Conditions of each series of the Notes as may be caused by, or arise in respect of, the proposed Demerger and (c) certain waivers in respect of certain statutory rights that such Noteholders may have under Finnish law as may be caused by, or arise in respect of, the proposed Demerger, in exchange for an Instruction Fee, as more fully described in the “Terms of the Proposal” section of this Memorandum.

Receiving Company	The New Issuer.

Revocation Instruction	An electronic instruction sent by an Accountholder on the instruction of a beneficial owner of a particular principal amount of the Notes in respect of which an Electronic Voting Instruction was previously submitted, withdrawing such Electronic Voting Instruction and sent to the relevant Clearing System. To be valid the instruction must be: in a format customarily used by the relevant Clearing System; be submitted or delivered in accordance with the procedures of, and within the time limits specified by, the relevant Clearing System; specify the Notes to which the original Electronic Voting Instruction related; the securities account in which such Notes are credited; and any other information required by the relevant Clearing System.

Sanctions Restricted Person

An individual or an entity (a “Person”):

(i)  that is, or is directly or indirectly, owned or controlled by a Person that is, described or designated in (a) the most current “Specially Designated Nationals and Blocked Persons” list (which as of the date hereof can be found at: https://www.treasury.gov/ofac/downloads/sdnlist.pdf) or (b) the Foreign Sanctions Evaders List (which as of the date hereof can be found at: https://www.treasury.gov/ofac/downloads/fse/fselist.pdf) or (c) the most current “Consolidated list of persons, groups and entities subject to EU financial sanctions” (which as of the date hereof can be found at: https://data.europa.eu

/euodp/en/data/dataset/consolidated-list-of-persons-groups-and-entities-subject-to-eu-financial-sanctions); or

(ii)  that is otherwise the subject or target of any sanctions administered or enforced by any Sanctions Authority, other than solely by virtue of their inclusion in: (a) the most current “Sectoral Sanctions Identifications” list (which as of the date hereof can be found at: https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/ssi_list.aspx) (the “SSI List”), (b) Annexes III, IV, V and VI of Council Regulation No.833/2014, as amended by Council Regulation No.960/2014 (the “EU Annexes”), or (c) any other list maintained by a Sanctions Authority, with similar effect to the SSI List or the EU Annexes.

Secondary Demerger Liability	Has the meaning set out in the “Background to Solicitation – Demerger Plan – Secondary Demerger Liability” section of this Memorandum.

Series	The 2022 Notes and/or the 2024 Notes, as the case may be.

Settlement Date	Subject to an Extraordinary Resolution in respect of a Series of Notes having been passed, a date not later than the fifth Business Day following the passing of such Extraordinary Resolution.

Substitution	The substitution of the New Issuer in place of the Issuer as the issuer of the Notes on the Effective Date, as more fully described in the ”Terms of the Proposal” section of this Memorandum.

Solicitation Agents	Citigroup Global Markets Limited and Nordea Bank Abp.

Tabulation Agent	Lucid Issuer Services Limited.

TARGET2	The Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Settlement Day	Any day on which TARGET2 is open for the settlement of payments in euro.

EXPECTED TIMETABLE OF EVENTS

The times stated below refer to Central European time on the relevant date. Although it is intended that each Meeting in respect of each Series of Notes will take place pursuant to the same timetable set out below, the following should be noted: (a) this timetable assumes that in respect of each Series of Notes (i) a Meeting is quorate on the date on which it is first convened and, accordingly, no adjourned Meetings are required and (ii) new meetings are not convened in respect of such Series of Notes, (b) the relevant Fee Instruction Deadline for each Meeting, among others, can be amended under the terms of the Proposal and (c) all of the dates set out below are subject to change to comply with any earlier deadlines that may be set by the Clearing Systems or any intermediary.

Noteholders holding Notes in the Clearing Systems should take steps to inform themselves of and to comply with the particular practice and policy of the relevant Clearing System. Noteholders who are not direct accountholders in the Clearing Systems should read carefully the provisions set out under “The Solicitation” and “Voting and Quorum” below.

Event	Date and Time
Announcement of the Proposal, Notices of Meetings to be given to Noteholders of each Series of Notes and Consent Solicitation Memorandum to be made available to Noteholders from the Tabulation Agent (copies of which are obtainable, upon request, free of charge)	8 October 2019

Early Instruction Deadline – latest time and date for receipt by the Tabulation Agent of Electronic Voting Instructions in order for Noteholders to be eligible to receive the Early Instruction Fee	4 p.m. (Central European time) on 18 October 2019

Late Instruction Deadline – latest time and date for receipt by the Tabulation Agent of Electronic Voting Instructions in order for Noteholders to be eligible to receive the Basic Instruction Fee	4 p.m. (Central European time) on 25 October 2019

Time and date of the Meetings	The Meeting for the 2022 Notes will start at 11 a.m. (Central European time) on 30 October 2019 and the Meeting for the 2024 Notes, will start at 11.15 a.m. (Central European time) on 30 October 2019

Notice of the results of the Meetings intended to be given to Noteholders for Series of Notes for which the Meetings were quorate	As soon as reasonably practicable following the relevant Meeting

If an Extraordinary Resolution is passed at any Meeting:

Settlement Date (in respect of a Meeting that was not adjourned) for payment of Instruction Fees to Noteholders who have submitted or delivered Electronic Voting Instructions by the relevant Fee Instruction Deadline and have not (except in the limited circumstances as permitted herein) subsequently revoked or amended such instructions	6 November 2019

If any Meeting is adjourned:

Notice of adjourned Meeting intended to be given to Noteholders	30 October 2019

Event	Date and Time
Latest time and date for delivery of Electronic Voting Instructions through the Clearing Systems for adjourned Meeting	4 p.m. (Central European time) on 8 November 2019

Earliest time and date of adjourned Meeting (if any)	11 a.m. (Central European time) on 13 November 2019

If an Extraordinary Resolution is passed at any adjourned Meeting:

Notice of result of any adjourned Meeting to be given to Noteholders	As soon as reasonably practicable following the relevant Meeting

If an Extraordinary Resolution is passed at any adjourned Meeting:

Settlement Date (in respect of any adjourned Meeting) for payment of Instruction Fees to Noteholders who have submitted or delivered Electronic Voting Instructions by the relevant Fee Instruction Deadline and have not (except in the limited circumstances as permitted herein) subsequently revoked or amended such instructions	20 November 2019

If an Extraordinary Resolution is passed at any Meeting or any adjourned Meeting:

Effective Date on which the Demerger is effected	In the second quarter of 2020, subject to certain conditions as described in the “Background to the Solicitation – Demerger Plan – Conditions for the completion of the Demerger” section of this Memorandum

If the Effective Date occurs, the date on which the Deed Poll will be executed and the Substitution will be implemented	As soon as reasonably practicable following the Effective Date

Notice of the Effective Date and the execution of the Deed Poll and the implementation of the Substitution	As soon as reasonably practicable following the execution of the Deed Poll and the implementation of the Substitution

In respect of each Series of Notes, the above times and dates are indicative only and will depend, among other things, on timely receipt (and non-revocation) of instructions and passing the relevant Extraordinary Resolution at the relevant Meeting. If a Meeting for any Series of Notes is adjourned, the relevant times and dates set out above will be modified accordingly and will be set out in the notice convening such adjourned meeting.

NOTEHOLDERS ARE ADVISED TO CHECK WITH ANY BROKER, DEALER, BANK, CUSTODIAN, TRUST COMPANY OR OTHER TRUSTEE THROUGH WHICH THEY HOLD NOTES WHETHER SUCH BROKER, DEALER, BANK, CUSTODIAN, TRUST COMPANY OR OTHER TRUSTEE WOULD REQUIRE RECEIVING ANY NOTICE OR INSTRUCTIONS PRIOR TO THE DEADLINES SET OUT ABOVE.

CERTAIN SIGNIFICANT CONSIDERATIONS

You should carefully consider the risks and uncertainties described below as well as the other information appearing elsewhere in this Memorandum before making a decision whether to deliver your consent.

Certain significant considerations in respect of the Consent Solicitation

Notes held through the Clearing Systems

In relation to the delivery or revocation of Electronic Voting Instructions or obtaining voting certificates or otherwise making arrangements for the giving of voting instructions, in each case through the Clearing Systems, Noteholders holding Notes in Euroclear or Clearstream, Luxembourg should note the particular practice and policy of the relevant Clearing System, including any earlier deadlines set by such Clearing System.

Early Instruction Fee and Basic Instruction Fee

Noteholders should note that the Early Instruction Fee or the Basic Instruction Fee is payable only to a Noteholder who has delivered a valid Electronic Voting Instruction in accordance with the terms of this Memorandum before the Early Instruction Deadline (in the case of the Early Instruction Fee) or the Late Instruction Deadline (in the case of the Basic Instruction Fee), and provided that an Extraordinary Resolution is passed in respect of the Series of Notes for which the Noteholder has delivered the valid Electronic Voting Instruction. Only Accountholders may deliver valid Electronic Voting Instructions before the Early Instruction Deadline or the Late Instruction Deadline, as the case may be, and receive the Early Instruction Fee or the Basic Instruction Fee, as the case may be. Noteholders who are not Accountholders should arrange for the Accountholder through which they hold their Notes to deliver an Electronic Voting Instruction on their behalf to the relevant Clearing System and to transfer any Instruction Fee to them.

Noteholders who have not delivered or arranged for the delivery of Electronic Voting Instructions as provided above but who wish to attend and vote at the relevant Meeting or otherwise give voting instructions may do so in accordance with the voting and quorum procedures set out in the relevant Notice of Meeting. However, such holders will not be eligible to receive any Early Instruction Fee or Basic Instruction Fee. Only Noteholders who deliver, or arrange to have delivered on their behalf, valid Electronic Voting Instructions in advance of the relevant deadline will be eligible to receive an Early Instruction Fee or a Basic Instruction Fee, as the case may be.

Noteholders who do not vote in favour of the Proposal prior to the Early Instruction Deadline or the Late Instruction Deadline, as the case may be, will not be eligible to receive the Early Instruction Fee or Basic Instruction Fee even though the Proposal will be binding upon them.

Blocking of Notes

When considering whether to participate in the Consent Solicitation or submit an Electronic Voting Instruction, Noteholders should take into account that restrictions on the transfer of the Notes by Noteholders will apply from the time of submission of an Electronic Voting Instruction.

Notes in respect of which Electronic Voting Instructions have been delivered will be blocked in an account by the relevant Clearing System and may not be traded during the period beginning at the time at which the Noteholder delivers, or instructs the Accountholder through which it holds such Notes to deliver, such Electronic Voting Instructions to the relevant Clearing System and ending on the earliest to occur of (a) the date of a valid revocation of such Electronic Voting Instructions (in the limited circumstances as permitted herein), (b) the date on which the Consent Solicitation is terminated or withdrawn, (c) the date of the relevant Meeting in the event that the Extraordinary Resolution is rejected and (d) the Settlement Date; provided, however, in the case of (b) above, that, if a Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until such Paying Agent has notified Fiscal Agent and the Issuer of the necessary revocation of or amendment to such proxy. The delivery of Electronic Voting Instructions will not further restrict the transferability of the Notes.

Electronic Voting Instructions in favour of the Proposal will be irrevocable

Electronic Voting Instructions in favour of the Proposal will be irrevocable except in the limited circumstances described in “The Solicitation – Revocation Rights”.

Sanctions Restricted Persons may not participate in the Consent Solicitation.

A Noteholder or a beneficial owner of the Notes who is, or who is believed by the Issuer to be, a Sanctions Restricted Person (as defined herein) may not participate in the Consent Solicitation. Such Sanctions Restricted Person will not be eligible to receive the Early Instruction Fee or the Basic Instruction Fee in any circumstances.

No assurance the Proposal will be sanctioned or implemented

Until the Issuer announces an Extraordinary Resolution has been passed in respect of a Series, no assurance can be given that the Proposal will be sanctioned in respect of such Series and until the Implementation Conditions have been satisfied (including successful completion of the Demerger on the Effective Date), no assurance can be given that the Substitution will be implemented in respect of such Series. In the event that the Proposal in respect of any Series is not sanctioned, the relevant Conditions of the Notes of such Series will not be waived as described herein and the current Conditions will continue to apply to such Series which may have an adverse consequence on the proposed Demerger.

Even if the Proposal is passed by the requisite majorities for each Series as described herein, the Substitution will only occur if the other Implementation Conditions are satisfied, in particular the completion of the Demerger. If the Demerger does not complete, the Substitution will not become effective, the Issuer will remain the issuer of the Notes and the New Issuer will have no obligations under or in connection with any of the Notes. The other matters contemplated by the Proposals will become effective immediately upon passing of the Extraordinary Resolutions.

All Noteholders of a Series of Notes are bound by the relevant Extraordinary Resolution

Noteholders should note that if the relevant Extraordinary Resolution in respect of a Series of Notes is passed it will be binding on all Noteholders of such Series, whether or not they chose to respond to the Consent Solicitation or otherwise vote at the relevant Meeting. However, the passing of an Extraordinary Resolution with respect to a particular Series of Notes will not be deemed a passing of an Extraordinary Resolution with respect to another Series of Notes. Non-consenting Noteholders of the relevant Series of Notes, although bound by the Proposal, will not be entitled to an Instruction Fee. Non-consenting Noteholders of the relevant Series of Notes (whether or not they affirmatively objected to the Proposal) will not be entitled to any rights of appraisal or similar rights of dissenters with respect to the Proposal.

The Proposal may have an adverse effect

Noteholders should carefully consider the Proposal proposed to be sanctioned as set out in “Terms of the Proposal” below which is being proposed in respect of the Demerger. Noteholders should be aware that the Proposal may have an adverse effect on the rights of Noteholders in that they may no longer be able to call an Event of Default in the context of the Demerger. Additionally, after the Effective Date, Noteholders will have no recourse against the Issuer in respect of its obligations as issuer of the Notes and they will only have recourse against the New Issuer in respect of such obligations.

Each Noteholder is solely responsible for making its own independent appraisal of all matters as such Noteholder deems appropriate (including those relating to the Consent Solicitation and the relevant Extraordinary Resolution) and each Noteholder must make its own decision whether to participate in the Consent Solicitation or otherwise participate at the relevant Meeting.

Noteholders should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating in the Consent Solicitation and regarding the impact on them of the implementation of the relevant Extraordinary Resolution.

None of the Issuer, the Solicitation Agents, the Paying Agents or the Tabulation Agent nor any of their respective affiliates will be responsible to any Noteholder for providing any protections which would be afforded to its clients or for providing advice in relation to the Consent Solicitation or Extraordinary Resolutions, and accordingly none of the Issuer, the Solicitation Agents, the Paying Agents or the Tabulation Agent nor any of their respective affiliates makes any recommendation as to whether or not or how Noteholders should participate in the Consent Solicitation or otherwise participate at the relevant Meeting.

The Proposal may not be sanctioned in respect of all Series

If the Proposal is not sanctioned in respect of one Series or more, the holders of Notes of such Series may be able to claim a breach of the Conditions of the Notes of such Series in connection with the Demerger, whereas the holders of Notes of any Series in respect of which the Proposal has been sanctioned may not be able to claim such a breach of the Conditions of the Notes of such Series, even in circumstances where the Issuer’s payment obligations in respect of other Series are accelerated.

Waiving Finnish law rights via an Extraordinary Resolution

If passed, an Extraordinary Resolution will include a waiver of the statutory right under the Finnish Companies Act to (a) object to the Demerger and (b) make claims against the Issuer after the Effective Date on the basis of any actual or alleged Secondary Demerger Liability. The Issuer believes that such waiver will be binding upon all Noteholders of a Series of Notes that have properly passed the Extraordinary Resolution although, in the absence of prior court decisions on this point, no assurance can be given that such resolution would be deemed to amount to a valid waiver of such rights under Finnish law, if challenged in a Finnish court.

Ability to terminate, withdraw, extend, modify, amend, vary or waive the Consent Solicitation

The Issuer is entitled to terminate, withdraw, extend, modify, amend, vary or waive the Consent Solicitation at any time on or before the Late Instruction Deadline, whether before or after any Electronic Voting Instruction has been received from any Noteholder.

Effects on ratings of the Notes

There can be no assurance that, as a result of the Consent Solicitation, rating agencies will retain their current ratings on the Notes. On 8 October 2019, Moody’s Investors Service Limited and S&P Global Ratings (“S&P”) published preliminary ratings of the New Issuer (i.e. the combined company following completion of the Demerger) of “Baa2 (stable outlook)” and “BBB- (stable outlook)” respectively. Whilst S&P has indicated that it would assign the same rating to the Notes following the Demerger and the Substitution as to the New Issuer, there can be no assurance that similar ratings will apply to the Notes following the Substitution or whether any such ratings will be maintained.

Certain tax consequences

There may be adverse tax consequences to Noteholders who participate in the Consent Solicitation. Noteholders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them. Noteholders are liable for their own taxes and have no recourse to the Issuer, the Solicitation Agents, the Paying Agents or the Tabulation Agent with respect to taxes arising in connection with the Proposal or the Consent Solicitation.

Certain significant considerations in respect of the Demerger

Uncertainty related to the completion of the Demerger

The Board of Directors of the Issuer and the Board of Directors of the New Issuer will present resolutions to their respective extraordinary general meetings of shareholders to be held on or about 29 October 2019 for the approval of the Demerger. Each resolution will have to be approved by shareholders that represent at least two-thirds of the votes cast and shares represented at each of the meetings. The Demerger must be approved as presented by the Board of Directors or the Demerger lapses. Furthermore, according to the Finnish Companies Act, a shareholder of the demerging company who votes against a demerger at the general meeting of shareholders deciding on the demerger may, at such general meeting of shareholders, demand that his or her demerger consideration be redeemed in cash at fair price. Pursuant to the Combination Agreement and the Demerger Plan, the completion of the Demerger is subject to the condition that shareholders in the Issuer representing no more than 10 per cent. of the shares and votes in the Issuer demand at the extraordinary general meeting of shareholders of the Issuer resolving on the Demerger that their Demerger Consideration be redeemed (subject to the waiver of such condition by the New Issuer and the Issuer).

A demerger pursuant to the Finnish Companies Act (624/2006, as amended) (the “Finnish Companies Act”) includes a creditor hearing process during which creditors of the demerging company may object to the demerger. If any of the Issuer’s creditors objects to the Demerger in the creditor hearing process and does not revoke such objection prior to the expiry of the creditor hearing process (by 9 December 2019), the Finnish Trade Register would register the completion of the Demerger only after a competent district court has confirmed in a confirmatory judgment that the opposing creditors have received payment for their receivables or collateral to secure the payment of their receivables has been provided by the Issuer.

The registration of the completion of the Demerger is expected to take place in the second quarter of 2020, subject to the approval of the transaction by the extraordinary shareholders’ meetings of both the Issuer and the New Issuer, the statutory creditor hearing process and receipt of all required regulatory and other approvals, including competition clearances, as described in more detail in the “Background to the Solicitation – Demerger Plan – Conditions for the completion of the Demerger” section of this Memorandum. When the completion of the Demerger is registered, the Minerals Business shall transfer, without liquidation of the Issuer, to the New Issuer.

Accordingly, there can be no assurance that the Issuer’s creditors do not oppose the Demerger, that the possible opposition does not postpone the completion of the Demerger or that the Demerger will be approved by the respective extraordinary general meetings of shareholders of the Issuer and the New Issuer.

The Issuer and the New Issuer remain jointly liable for certain obligations after the Demerger

Pursuant to the Finnish Companies Act, all companies participating in a demerger are jointly liable for the debts of the demerging company that have arisen prior to the registration of the completion of the demerger. Pursuant to the Secondary Demerger Liability, the liability of a participating company for debts that have in the demerger plan been allocated to another participating company is limited to a total amount equal to the value of the net assets received by the first mentioned participating company in the demerger. A demand for payment based on Secondary Demerger Liability can be made only after it has been established that payment will not be received from the participating company to which such debt was allocated in the demerger plan or out of the proceeds of security posted for the relevant debt, all as set out in the Finnish Companies Act.

In the Demerger, the Minerals Business, that is, all known, unknown and conditional assets, rights, debts and liabilities of the Issuer existing on the Effective Date that relate to, or primarily serve, the Minerals Business, as well as certain general assets and liabilities of the Issuer, shall transfer to the New Issuer.

In the event that the Issuer would, according to the Demerger Plan, be liable for a debt which existed prior to the Effective Date and could not repay such debt, the New Issuer would be jointly liable for fulfilling such debt on the basis of the Secondary Demerger Liability (subject, in respect of the Notes, to the waiver of such Secondary Demerger Liability in respect of the Issuer if the Extraordinary Resolutions are passed).

Pursuant to the Demerger Plan, if a shareholder of the Issuer demands the redemption of his/her/its Demerger Consideration pursuant to Chapter 17, Section 13 of the Finnish Companies Act at the general meeting of shareholders of the Issuer resolving on the Demerger, the redemption price shall be paid by the New Issuer.

Unaudited pro forma financial information

The Unaudited Pro Forma Financial Information in this Memorandum is presented for illustrative purposes only and is not necessarily indicative of what the New Issuer’s actual results of operations or financial position would have been had the Demerger and the acquisition of McCloskey International Ltd. (“McCloskey”) by the Issuer been completed on the dates indicated. Moreover, the Unaudited Pro Forma Financial Information does not purport to project the future results of operations or financial position of the combined company. The Unaudited Pro Forma Financial Information has been prepared based on available information and certain preliminary assumptions and estimates that the New Issuer and the Issuer believe to be reasonable under the current circumstances taking into account the ongoing regulatory approval processes, which restrict access to detailed information. The actual impacts of the Demerger and the acquisition of McCloskey may materially differ from the assumptions used in the Unaudited Pro Forma

Financial Information. The Demerger is accounted for as a reverse acquisition using the IFRS acquisition method of accounting where the Minerals Business is deemed to be the accounting acquirer and the New Issuer the acquiree. The Unaudited Pro Forma Financial Information reflects pro forma adjustments, which are based on preliminary estimates on the allocation of the purchase considerations to the New Issuer’s and McCloskey’s assets to be acquired and liabilities to be assumed, to align the presentation and accounting policies of the New Issuer’s and McCloskey’s financial information with the Minerals Business’ current presentation and accounting policies. The accounting policies to be applied by the combined company in the future may differ from the accounting policies applied in the Unaudited Pro Forma Financial Information.

The preliminary estimate of the value of the pro forma based purchase consideration related to the Demerger reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual value of the consideration to be transferred on the Effective Date. In accordance with IFRS, the fair value of purchase consideration shares will be determined on the Effective Date at the then current market price. This requirement will likely result in the value of purchase consideration differing from the amount assumed in the Unaudited Pro Forma Financial Information, and this difference may be material. The share price used in the Unaudited Pro Forma Financial Information is based upon the New Issuer’s closing share price at 23 August 2019, EUR 5.00 per share. A 10 percent change in the New Issuer’s share price would increase or decrease the amount of the purchase consideration by approximately EUR 91 million, which would mainly appear in the Unaudited Pro Forma Financial Information as an increase or decrease of goodwill and equity. The allocation of the purchase consideration reflected in the Unaudited Pro Forma Financial Information is preliminary. The final allocation of the considerations will be based on the actual value of purchase considerations and the fair values of the New Issuer’s and McCloskey’s assets acquired and liabilities assumed on the Effective Date or on the date of the completion of the acquisition. In addition, subsequent to the Effective Date, further refinements may be made to the allocation of the purchase consideration as additional information becomes available. Therefore, the final allocation of the consideration may materially differ from the pro forma adjustments reflected in the Unaudited Pro Forma Financial Information. In addition, the Unaudited Pro Forma Financial Information does not reflect any expected cost savings, synergy benefits or future integration costs that are expected to be generated or incurred.

The Unaudited Pro Forma Financial Information is solely based on assumptions and estimations disclosed therein, and neither of the Solicitation Agents nor the Tabulation Agent takes any responsibility or liability for the contents of such unaudited illustrative balance sheet information or the basis of preparation.

Unaudited illustrative financial information

The unaudited illustrative balance sheet information included in Appendices 3 and 4 to the Demerger Plan may not accurately reflect the financial condition of the Issuer and the New Issuer as it includes certain adjustments and assumptions as indicated therein. Such assumptions and adjustments are based upon the Issuer’s and the New Issuer’s preliminary analysis and based upon information available at the time of signing the Demerger Plan. Accordingly, Noteholders are cautioned that such unaudited illustrative balance sheet information is inherently unreliable and that it does not necessarily reflect the financial condition that the Issuer and the New Issuer would have achieved, or will achieve in the future.

Noteholders should be aware that the unaudited illustrative balance sheet information included in Appendices 3 and 4 to the Demerger Plan has not been audited or reviewed by the Issuer’s or the New Issuer’s auditors, and that accordingly auditors have not issued any audit report or review opinion on the contents of such unaudited illustrative balance sheet information, or the basis upon which it has been prepared. The unaudited illustrative balance sheet information is solely based on assumptions and estimations disclosed therein, and neither of the Solicitation Agents nor the Tabulation Agent takes any responsibility or liability for the contents of such unaudited illustrative balance sheet information or the basis of preparation.

BACKGROUND TO SOLICITATION

Demerger Plan

Companies Participating in the Demerger

Demerging Company:

Trade name:	Metso Corporation

Business ID:	1538032-5

Address:	P.O. Box 1220, FI-00101 Helsinki, Finland

Domicile:	Helsinki

The Issuer (or the “Demerging Company”) is a public limited liability company, the shares of which are publicly traded on the official list of Nasdaq Helsinki Ltd (the “Nasdaq Helsinki”). The Demerger will not affect the listing of, or public trading in, the shares of the Issuer.

Receiving Company:

Trade name:	Outotec Oyj

Business ID:	0828105-4

Address:	P.O. Box 1000, FI-02331 Espoo, Finland

Domicile:	Espoo

The New Issuer (or the “Receiving Company”) is a public limited liability company, the shares of which are publicly traded on the official list of Nasdaq Helsinki.

The Issuer and the New Issuer together, the “Companies Participating in the Demerger”.

Background

The Board of Directors of the Demerging Company and the Board of Directors of the Receiving Company propose that the Issuer shall demerge in a partial demerger to an existing company to the effect that all such assets, rights, debts and liabilities of the Issuer which relate to, or primarily serve, the Issuer’s minerals business as specified in more detail in the demerger plan dated 4 July 2019 (including appendices, and as may be amended, restated and/or supplemented from time to time, the “Demerger Plan”) (the “Minerals Business”) shall transfer, without liquidation of the Issuer, to the New Issuer in the manner set forth in the Demerger Plan (the “Demerger”).

The following chart sets forth the transaction structure:

As demerger consideration, the Issuer’s shareholders shall receive 4.3 new shares in the New Issuer for each share in the Issuer owned by them. The Issuer shall not dissolve as a result of the Demerger and the assets, rights, debts and liabilities which relate to, or primarily serve, its flow control business (as specified in more detail in the Demerger Plan, the “Flow Control Business”) shall remain in the Issuer’s ownership. After the completion of the Demerger, the Issuer’s shareholders will hold approximately 78 per cent of the shares in the New Issuer.

The Demerger shall be carried out in compliance with the provisions of Chapter 17 of the Finnish Companies Act, and Section 52 c of the Finnish Business Income Tax Act (360/1968, as amended).

This section of this Memorandum gives a summary of the key provisions of the Demerger Plan and the Finnish Companies Act relevant for the purposes of Noteholders being able to assess the Proposal with a view to participating in the Consent Solicitation. Noteholders should also read the Demerger Plan in its entirety before participating in the Consent Solicitation.

A copy of the Demerger Plan is set out in Appendix 1 to this Memorandum. See “Appendix 1: Demerger Plan”.

Reasons for the Demerger

The Companies Participating in the Demerger have on 4 July 2019 entered into a business combination agreement concerning the combination of the business operations of the Companies Participating in the Demerger through a partial demerger of the Issuer to the effect that the Minerals Business shall transfer, without liquidation of Metso, to the New Issuer in accordance with the Demerger Plan (the “Combination Agreement”).

The purpose of the Demerger is to create a leading company in process technology, equipment and services serving the minerals, metals and aggregates industries. The New Issuer is expected to leverage the strengths of both companies, including technology and research and development, product and process excellence, scale and global service offering footprint. The New Issuer is also expected to benefit from a solid capital structure. As a result of the combination of the Minerals Business and the New Issuer, the Issuer will be renamed as “Neles” and it will concentrate on flow control.

The Receiving Company develops technologies and services for the sustainable use of Earth’s natural resources for its customers in the mining, metal, energy, and chemical industries. The Receiving Company operates on three main geographical market areas: Americas, EMEA (including Europe, Middle East, Africa and the CIS countries) and APAC (including Asia Pacific, China and India).

The Receiving Company’s business operations are divided into three business units:

•

Minerals Processing. The Minerals Processing business unit provides the mining industry with sustainable mineral processing solutions from pre-feasibility studies, engineering and process equipment to complete processing plants with related life-cycle services. The comprehensive offering enables the efficient and profitable treatment of virtually all types of metals.

•

Metals, Energy & Water. The Metals, Energy & Water business unit provides sustainable solutions for metal processing, renewable energy production and industrial water treatment. Metals processing includes an extensive range of metal refining solutions for processing virtually all types of ores and concentrates to pure metal. Energy production includes innovative solutions for biomass, coal, sludge, agricultural and industrial by-products as well as oil shale and phosphorus recycling from sewage sludge ashes. Water treatment includes solutions to produce and distribute water that meets the environmental discharge standards, maximise water recycling and reduce water and energy consumption.

•	Services. The Services business unit’s offering ranges from supplying individual spare parts to comprehensive service solutions.

Summary descriptions of the post-Demerger entities

Neles Corporation (the Issuer)

As a result of the combination of the Minerals Business and the New Issuer, the Issuer will be renamed as “Neles” and it will concentrate on flow control. The Issuer’s headquarters will be in Vantaa, Finland, and its listing on Nasdaq Helsinki will continue. Following the completion of the Demerger, the Issuer is expected to have approximately 2,900 employees worldwide.

Metso Outotec Corporation (the New Issuer)

The purpose of the Demerger is to create a leading company in process technology, equipment and services serving the minerals, metals and aggregates industries. The combined company, comprising the Minerals Business and the New Issuer, will be named “Metso Outotec”. The New Issuer’s headquarters will be in Helsinki, Finland, and it will maintain its listing on Nasdaq Helsinki. On a combined basis, the Minerals Business and the New Issuer had 15,772 employees globally as at 30 June 2019.

Articles of association and administrative bodies of the Companies Participating in the Demerger

Receiving Company

Articles 1, 2, 5, 6, 8, 9 and 10 of the articles of association of the New Issuer are proposed to be amended in connection with the registration of the completion of the Demerger. For more information, please see paragraph 3.1 (Amendments to the Articles of Association of the Receiving Company) of the Demerger Plan.

The New Issuer will also appoint a Board of Directors and a president and CEO, as further described under paragraphs 3.2 (Board of Directors and Auditor of the Receiving Company and Their Remuneration) and 3.3 (President and CEO of the Receiving Company) of the Demerger Plan.

Ms. Nina Kopola, who, in accordance with the Demerger Plan, was to be proposed by the Board of Directors of the New Issuer to the annual general meeting of shareholders of the New Issuer for the year ending 31 December 2019, to be conditionally elected as a member of the Board of Directors of the New Issuer for the term commencing on the Effective Date and expiring at the end of the next annual general meeting of shareholders of the New Issuer following the Effective Date, resigned from her position as a member of the Board of Directors of the Issuer, effective from August 1, 2019. Therefore, the Board of Directors of the New Issuer will, after consultation with the Shareholders’ Nomination Boards of each of the New Issuer and the Issuer, propose one new member to be conditionally elected as a member of the Board of Directors of the New Issuer for the term commencing on the Effective Date and expiring at the end of the next annual general meeting of shareholders of the New Issuer following the Effective Date. The Board of Directors of the New Issuer will propose that Ms. Kopola be replaced by conditionally electing one member from the Board of Directors of the Issuer to be elected at the annual general meeting of shareholders of the Issuer for the year ending 31 December 2019.

It is further anticipated that the auditor of the New Issuer will continue in its position following the Effective Date and the Demerger will not impact the resolution previously adopted in respect of the auditor’s remuneration.

Demerging Company

Articles 1 and 2 of the articles of association of the Issuer are proposed to be amended in connection with the registration of the completion of the Demerger. For more information, please see paragraph 3.4 (Articles of Association of the Demerging Company) of the Demerger Plan.

A detailed proposal regarding the members of the Board of Directors of the Issuer and their remuneration will be included in the notice to the annual general meeting of shareholders of the Issuer for the year ending 31 December 2019 to be held prior to the Effective Date. The Board of Directors of the Issuer shall make its proposal following consultation with the representatives of the shareholders who are appointed to the shareholders’ nomination board, on the basis of their share ownership on 1 September 2019.

The Issuer will also appoint a president and CEO, as further described under paragraph 3.6 (President and CEO of the Demerging Company) of the Demerger Plan.

It is further anticipated that the auditor of the Issuer will continue in its position following the Effective Date and the Demerger will not impact the resolution previously adopted in respect of the auditor’s remuneration.

Demerger Consideration and timing of its issue

The shareholders of the Issuer shall receive as demerger consideration 4.3 shares issued by the New Issuer for each share owned in the Issuer (the “Demerger Consideration”), that is, the Demerger Consideration shall be issued to the shareholders of the Issuer in proportion to their existing shareholding with a ratio of 4.3 to 1. There is only one (1) share class in the New Issuer, and the shares in the New Issuer do not have a nominal value. Pursuant to the Finnish Companies Act, no Demerger Consideration shall be issued with regard to any treasury shares held by the Issuer. After the completion of the Demerger, the Issuer’s shareholders will hold approximately 78 per cent of the shares in the New Issuer.

No other consideration shall be given or paid to the shareholders of the Issuer in addition to the above- mentioned Demerger Consideration to be issued in the form of shares in the New Issuer.

The Demerger Consideration shall be issued to the Issuer’s shareholders on the Effective Date or as soon as possible thereafter.

Assets, debts and equity of Demerging Company and circumstances impacting their valuation

The assets, debts and equity of the Issuer as at 31 March 2019 are set out in the unaudited financial information of the Issuer as at and for the three months ended 31 March 2019, which is appended to the Demerger Plan. In the unaudited financial information, the assets and debts of the Issuer have been booked and valued in compliance with the provisions of the Finnish Accounting Act (1336/1997, as amended) (the “Finnish Accounting Act”). Between the date of the unaudited financial information and the date of the Demerger Plan, there have been no substantial changes in the financial status or the liabilities of the Issuer, other than the payment on 7 May 2019 of the first instalment of the dividend in accordance with the resolution of the annual general meeting of shareholders of the Issuer held on 25 April 2019, the closing of the purchase of the service business of Chilean Industrial Support Company S.p.A. on 6 May 2019 and the signing of the acquisition by the Issuer of McCloskey announced on 10 June, which was closed on 1 October 2019.

Secondary Demerger Liability

Pursuant to the Finnish Companies Act, all companies participating in a demerger are jointly liable for the debts of the demerging company that have arisen prior to the registration of the completion of the demerger. The liability of a participating company for debts that have in the demerger plan been allocated to another participating company is limited to a total amount equal to the value of the net assets received by the first mentioned participating company in the demerger (“Secondary Demerger Liability”). A demand for payment based on Secondary Demerger Liability can be made only after it has been established that payment will not be received from the participating company to which such debt was allocated in the demerger plan or out of the proceeds of security posted for the relevant liability, all as set out in the Finnish Companies Act.

The Issuer shall be subject only to Secondary Demerger Liability for known, unknown and conditional debts of creditors (where the debt has arisen before the Effective Date) transferring to the New Issuer, and the New Issuer shall be subject only to Secondary Demerger Liability for known, unknown and conditional debts creditors (where the debt has arisen before the Effective Date) remaining with the Issuer, except where there is an agreement or will be an agreement with a creditor regarding the limitation of such Secondary Demerger Liability (including elimination of such liability), in which case such agreed limitation of liability (or elimination of such liability) shall be applied to the Issuer’s or the New Issuer’s (as the case may be) liability towards the creditor in question.

The Issuer shall not be subject to any Secondary Demerger Liability for any guarantee obligation transferring to the New Issuer, and the New Issuer shall not be subject to any Secondary Demerger Liability for any guarantee obligation remaining with the Issuer, other than a guarantee obligation which is considered debt pursuant to provisions of the Finnish Companies Act as at the Effective Date.

Allocation of Demerging Company’s assets and debts between the Companies Participating in the Demerger

Assets and debts transferring to the Receiving Company

In the Demerger, the Minerals Business, that is, all such (including known, unknown and conditional) assets, rights, debts and liabilities (including, but not limited to agreements, offers, offer requests and undertakings) of the Issuer existing as at the Effective Date that relate to, or primarily serve, the Minerals Business, as well as certain general assets and liabilities of the Issuer, shall transfer to the New Issuer. The said general assets and liabilities shall primarily be allocated in accordance with the principle of primacy or on the basis of the employee utilising the asset in question.

Please see paragraph 9.1 (Assets and Debts Transferring to the Receiving Company) of the Demerger Plan for more information on the proposal for the allocation of the Issuer’s assets, rights, debts and liabilities to the New Issuer.

The assets, rights, debts and liabilities transferring to the New Issuer include, among others, the following most significant items:

(a)	all issued and outstanding shares of the Issuer’s directly owned subsidiaries related to the Minerals Business, that is, among others, the following companies including their subsidiaries:

•	Metso Minerals Oy, business identity code 1094259-5;

•	Metso (France) SAS;

•	Metso USA Inc.;

•	Metso Minerals Canada Inc.;

•	Metso Shared Services Ltd.;

•	Metso Captive Insurance Limited; and

•	Rauma Oy;

(b)	the Issuer’s real estate with the following register numbers: 304-407-0005-0082 and 304-407-0007-0024 (half of the real estate);

(c)

trademarks and other intellectual property rights (including domain names) owned by the Issuer to the extent they include the name “Metso” or “Metso Minerals” and all other intellectual property rights relating to the Minerals Business, whether registered or capable of being registered;

(d)	the Issuer’s guarantee obligations and liabilities arising out of counterindemnities given to the guarantors related to the Minerals Business or the directly or indirectly owned subsidiaries of the

Issuer transferring to the New Issuer. For the sake of clarity, it is noted that out of the Issuer’s guarantee obligations and liabilities arising out of counterindemnities given to the guarantors, which cover also the Issuer’s businesses other than the Minerals Business, only such portions which are directly related to the Minerals Business shall transfer to the New Issuer. The total amount of such guarantee obligations and liabilities arising out of counterindemnities given to the guarantors related to the Minerals Business amounted to approximately EUR 322 million as at 31 March 2019;

(e)

the Issuer’s receivables from, and liabilities to, its directly or indirectly owned subsidiaries transferring to the New Issuer that relate to the Metso group’s cash pool arrangements and the Issuer’s cash and cash equivalents that serve the Minerals Business taking into account the financing needs of the Flow Control Business;

(f)

the Issuer’s other receivables from, and liabilities to, its directly or indirectly owned subsidiaries transferring to the New Issuer, including any dividend receivables and other liabilities. As at 31 March 2019, the amount of such other receivables was approximately EUR 559 million and the amount of such other liabilities was approximately EUR 42 million;

(g)

such debts of the Issuer that relate to the Minerals Business, or the directly or indirectly owned subsidiaries of the Issuer transferring to the New Issuer or where it has been agreed with the creditors that the debts or parts thereof shall benefit the New Issuer. Such debts include, in particular:

(i)

all bonds issued by the Issuer with a maturity date that falls after the Effective Date, having an aggregate principal amount of EUR 400 million (including all rights and obligations under all consent solicitation documents related to such bonds or, if requisite consents of the relevant bondholders are not obtained, a back-to-back liability in an amount equal to such amount);

(ii)

the backup and term loan facilities in the aggregate principal amount of EUR 1,550 million, which may be used for the repayment, partial repayment or replacement of the Issuer’s existing credit facilities, bonds and other liabilities that benefit the Minerals Business, repayment, partial repayment or replacement of the New Issuer’s existing indebtedness after the Effective Date and financing the New Issuer’s financing needs after the Effective Date and the amount of which will decrease in proportion to (i) new revolving credit facilities in the aggregate principal amount of EUR 600 million intended to be entered into prior to the Effective Date and that will transfer to the New Issuer and (ii) the amount of bond liabilities referred to in subparagraph (i) above in relation to which requisite consents have been obtained prior to the Effective Date;

(iii)	the acquisition facility in the principal amount of EUR 300 million in respect of the acquisition of McCloskey International; and

(iv)	such portion of the Issuer’s EUR 40 million financing agreement with the European Investment Bank that relates to the Minerals Business (subject to the consent of the European Investment Bank),

corresponding to an aggregate principal amount of EUR 2,290 million;

(h)

obligations under such other potential loan agreements of the Issuer, if any, wherein it is stated that the purpose of the use of the loan is related to, or primarily serves, the Minerals Business or the business of the direct or indirect subsidiaries of the Issuer transferring to the New Issuer. On the date of the Demerger Plan, the Issuer is not aware of any such obligations;

(i)

forward exchange agreements and other derivatives agreements or arrangements entered into between the Issuer and directly or indirectly owned subsidiaries of the Issuer transferring to the New Issuer, external derivative agreements related to these transferring intra-group agreements or arrangements as well as other external derivatives agreements and arrangements related to the Minerals Business;

(j)

share-based incentive plans concerning the management and key personnel of the Issuer and its group, which include Performance Share Plan 2017-2019, Performance Share Plan 2018-2020, Performance Share Plan 2019-2021, Restricted Share Plan 2017-2019, Restricted Share Plan 2018-2020,

Restricted Share Plan 2019-2021, Deferred Share Unit Plan 2018-2020, Deferred Share Unit Plan 2019-2021 and Matching Share Plan, and the rights and obligations related to and resulting from their terms and conditions as well as agreements to the extent they relate to personnel, who transfer to the service of the New Issuer in accordance with paragraph 18.2 (Transfer of Employees) of the Demerger Plan or who have a valid employment or service relationship as at the Effective Date with a subsidiary of the Issuer transferring to the New Issuer or with a direct or indirect subsidiary of such transferring subsidiary. The Demerger Plan in no way limits the right of the Board of Directors of the Issuer to amend the terms and conditions of the incentive plans in accordance with the same prior to the Effective Date;

(k)

potential tax receivables, tax debts and tax liabilities of the Issuer related to the Minerals Business and its assets, debts and liabilities. To the extent such tax receivables, tax debts or tax liabilities cannot be legally transferred, a corresponding debt or receivable will be created between the New Issuer and the Issuer on the Effective Date;

(l)

items that have replaced the above-mentioned assets, debts and liabilities (insofar as such replacement items relate to, or primarily serve, the Minerals Business) as well as assets, debts and liabilities created for the Minerals Business after the date of the Demerger Plan (including all issued and outstanding shares of McCloskey International subject to closing of the acquisition and any potential new agreements, offers, offer requests and undertakings); and

(m)

all potential other known and unknown assets, debts and liabilities of the Issuer related to the Minerals Business but which are not specifically referred to in the Demerger Plan (including but not limited to agreements, offers, offer requests and undertakings). The same applies to any of the types of items mentioned above belonging to the Minerals Business that are unknown and appear after the Effective Date.

Assets and debts remaining with the Demerging Company in Demerger

In the Demerger, the Flow Control Business, that is, all such (including known, unknown and conditional) assets, rights, debts and liabilities (including but not limited to agreements, offers, offer requests and undertakings) of the Issuer existing as at the Effective Date that relate to, or primarily serve, the Flow Control Business, as well as certain general assets and liabilities of the Issuer, shall remain with the Issuer. The said general assets and liabilities shall primarily be allocated in accordance with the principle of primacy or on the basis of the employee utilising the asset in question.

The assets, rights, debts and liabilities that shall remain in the Issuer’s ownership include, among others, the following most significant items:

(a)	all issued and outstanding shares of the Issuer’s directly owned subsidiaries, including their subsidiaries, not belonging to the Minerals Business;

(b)

guarantee obligations and liabilities arising out of counterindemnities given to the guarantors insofar as they do not relate to the Minerals Business or the directly or indirectly owned subsidiaries of the Issuer not transferring to the New Issuer as set out in paragraph 9.1 (Assets and Debts Transferring to the Receiving Company) of the Demerger Plan as well as such new guarantee obligations and liabilities arising out of counterindemnities given to the guarantors that the Issuer will undertake or has undertaken and that do not relate to the Minerals Business;

(c)

all loan agreements entered into by the Issuer or its directly or indirectly owned subsidiaries with financial institutions and pension insurance companies, which agreements are not related to the Minerals Business or the directly or indirectly owned subsidiaries of the Issuer not transferring to the New Issuer and are, therefore, not specifically allocated to the New Issuer under paragraph 9.1 (Assets and Debts Transferring to the Receiving Company) of the Demerger Plan, including but not limited to the term loan facility agreement of EUR 150 million which may be used for the repayment, partial repayment or replacement of the Issuer’s credit facilities, bonds and other liabilities that benefit the Flow Control Business and the new revolving credit facility of EUR 200 million intended to be entered into prior to the Effective Date which may be used for the general corporate purposes of the Issuer after the Effective Date;

(d)

all derivative agreements or arrangements entered into by the Issuer and the rights and obligations pertaining thereto, insofar as they have not been specified to be transferring to the New Issuer in paragraph 9.1 (Assets and Debts Transferring to the Receiving Company) of the Demerger Plan;

(e)

the Issuer’s receivables from, and liabilities to, its directly or indirectly owned subsidiaries that remain in its ownership, including any dividend receivables insofar as they have not been specified to be transferring to the New Issuer in paragraph 9.1 (Assets and Debts Transferring to the Receiving Company) of the Demerger Plan;

(f)

share-based incentive plans concerning the management and key personnel of the Issuer and its group, which include Performance Share Plan 2017–2019, Performance Share Plan 2018–2020, Performance Share Plan 2019–2021, Restricted Share Plan 2017–2019, Restricted Share Plan 2018–2020, Restricted Share Plan 2019–2021, Deferred Share Unit Plan 2018–2020, Deferred Share Unit Plan 2019–2021 and Matching Share Plan, and the rights and obligations related to and resulting from their terms and conditions as well as agreements to the extent they relate to personnel at the service of the Issuer as at the Effective Date other than those, who transfer to the service of the New Issuer in accordance with paragraph 18.2 (Transfer of Employees) of the Demerger Plan or who have a valid employment or service relationship as at the Effective Date with a subsidiary of the Issuer transferring to the New Issuer or with a direct or indirect subsidiary of such transferring subsidiary. The Demerger Plan in no way limits the right of the Board of Directors of the Issuer to amend the terms and conditions of the incentive plans in accordance with the same prior to the Effective Date;

(g)

all known and unknown assets, debts and liabilities (including but not limited to agreements, offers, offer requests and undertakings) not related to the Minerals Business but which are not specifically referred to in the Demerger Plan, such as joint venture agreements with third parties regarding ownership of subsidiaries belonging to the Metso group. The same applies to any of the types of items mentioned above not related to the Minerals Business that are unknown and appear after the Effective Date;

(h)	potential tax receivables, tax debts and tax liabilities of the Issuer that are not related to the Minerals Business and its assets, debts and liabilities; and

(i)

items that have replaced the above-mentioned assets, debts and liabilities (including but not limited to agreements, offers, offer requests and undertakings) (insofar as these replacement items are not related to the Minerals Business and have not been specifically allocated to the New Issuer under paragraph 9.1 (Assets and Debts Transferring to the Receiving Company) of the Demerger Plan) as well as assets, debts and liabilities created for, or otherwise allocated to, the Issuer after the date of the Demerger Plan (including any new agreements, offers, offer requests and undertakings), which are not related to the Minerals Business.

Valuation of assets and debts in the Demerger

The assets and debts of the Issuer have been booked and valued in accordance with the Finnish Accounting Act. In the Demerger, the New Issuer shall record the transferring assets and debts in its balance sheet at the book values used by the Issuer on the Effective Date in compliance with the provisions of the Finnish Accounting Act.

Arrangements outside ordinary business operations

From the date of the Demerger Plan, each of the Companies Participating in the Demerger shall continue to conduct their respective business operations in the ordinary course of business consistent with the past practice, policies and principles of such company.

Except as set forth in the Demerger Plan and the Combination Agreement, the Issuer and the New Issuer shall during the Demerger process not resolve on any matters (regardless of whether such matters are ordinary or extraordinary) which would affect the shareholders’ equity or number of outstanding shares in the relevant company, including but not limited to corporate acquisitions and divestments, share issues, issue of special rights entitling to shares, acquisition or disposal of treasury shares, changes in share capital, dividend distributions, distribution of assets, or any comparable actions, or take or commit to take any such actions, except for, (A) in the case of the Issuer, (i) the second instalment of the dividend payments resolved by the annual general meeting of the Issuer held on 25 April 2019 payable in November 2019 and (ii) a dividend payment for the financial year ending 31 December 2019 prior to the Effective Date in an aggregate amount not exceeding EUR 221,000,000 and (B) in the case of the New Issuer, a dividend payment for the financial year ending 31 December 2019 prior to the Effective Date in an aggregate amount not exceeding EUR 20,000,000.

Expected registration time for the completion of the Demerger

The expected date of registration of the completion of the Demerger is in the second quarter of 2020, subject to the fulfilment of the preconditions in accordance with the Finnish Companies Act and the conditions for executing the Demerger set forth in paragraph 17 (Conditions for the Completion of the Demerger) of the Demerger Plan.

The Effective Date may change if, among other things, the execution of measures described in the Demerger Plan takes longer than what is currently estimated, or if circumstances related to the Demerger otherwise necessitate a change in the time schedule or if the Boards of Directors of the Companies Participating in the Demerger jointly resolve to file the Demerger to be registered prior to, or after, the planned registration date set out in the Demerger Plan.

Conditions for the completion of the Demerger

The completion of the Demerger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions set forth below:

(a)

the Demerger, the Demerger Plan, the proposed amendments to the articles of association and the election of the members of the Board of Directors as set forth in paragraph 3 (Articles of Association and Administrative Bodies of the Companies Participating in the Demerger) of the Demerger Plan having been duly approved by the general meeting of shareholders of the Issuer provided, however, that shareholders of the Issuer representing no more than ten (10) per cent. of all shares and votes in the Issuer having demanded the redemption of his/her/its Demerger Consideration pursuant to Chapter 17, Section 13 of the Finnish Companies Act;

(b)

the Demerger, the Demerger Plan, the proposed amendments to the articles of association and the election of the members of the Board of Directors as set forth in paragraph 3 (Articles of Association and Administrative Bodies of the Companies Participating in the Demerger) of the Demerger Plan having been duly approved by the general meeting of shareholders of the New Issuer;

(c)	the necessary competition clearances having been obtained for the Demerger;

(d)

the New Issuer having obtained from Nasdaq Helsinki a written confirmation that the listing of the Demerger Consideration on the official list of Nasdaq Helsinki will take place promptly upon the Effective Date;

(e)	the financing entered into for the purposes of the Demerger being available materially in accordance with the new facilities agreements of the Issuer;

(f)

no default under any of the material finance arrangements of the Issuer, as defined in the Combination Agreement, having occurred and being continuing if, in the opinion of either Company Participating in the Demerger (in each case, acting reasonably and based on advice of legal counsel), such default would have a material adverse effect on the Demerger or the combined business;

(g)

no default under the material finance arrangements of the New Issuer, as defined in the Combination Agreement, having occurred and being continuing if, in the opinion of either Company Participating in the Demerger (in each case, acting reasonably and based on advice of legal counsel), such default would have a material adverse effect on the Demerger or the combined business;

(h)

the repayment or securing by collateral of the total aggregate amount of the receivables required by creditors objecting to the Demerger in accordance with the Finnish Companies Act, if any, not resulting in a default by the Issuer under any of the material finance arrangements of the Issuer, as defined in the Combination Agreement, or, in the event of any such default, the necessary waivers and consents having been granted;

(i)	the Combination Agreement not having been terminated in accordance with its provisions; and

(j)

no event, circumstance or change having occurred on or after the date of the Combination Agreement that would have a material adverse effect as defined in the Combination Agreement in respect of the Minerals Business or the New Issuer.

Other matters

Please see paragraph 18 (Other Matters) of the Demerger Plan for a full list of important other matters that will be contemplated in respect of the Demerger.

Transfer of employees

The Issuer’s personnel and the personnel of the Issuer’s directly or indirectly owned subsidiaries remaining in the Issuer’s ownership working for the Minerals Business shall transfer to the service of the New Issuer as at the Effective Date.

Agreements and undertakings and cooperation in transfer of rights and obligations; intra-group arrangements

All agreements and undertakings, given and received offers and offer requests and the rights and obligations pertaining thereto related to the Minerals Business shall transfer to the New Issuer in accordance with the Demerger Plan on the Effective Date.

The Issuer and the New Issuer are both obligated to provide to each other all the reports and confirmations, as requested by the other company, which are necessary for the confirmation and recording of the transfer of rights and obligations under the Demerger Plan, such as reports on the transfer of assets, debts and liabilities potentially required by authorities or financial institutions.

The Issuer will undertake certain intra-group arrangements related to the Demerger before the Effective Date.

The Issuer and the New Issuer may, before the Effective Date, also enter into certain transitional services agreements that may be necessary in order to secure the continuation of the operations of the Minerals Business and/or Flow Control Business and the related support functions without interruption or undue costs and expenses.

Intellectual property rights of the Demerging Company

The Issuer shall procure that none of its directly or indirectly owned subsidiaries shall, from the Effective Date, use any trade name, trademark, other intellectual property right or domain names, which includes the word “Metso” or which may otherwise be confused with the “Metso” trade name, trademark or other intellectual property right or domain name and that the said subsidiaries shall cause the removal of such elements immediately and in any event no later than within six (6) months from the Effective Date.

Accounting materials

The accounting materials of the Issuer shall remain in the ownership of the Issuer. However, the New Issuer shall have the right to obtain access to the said accounting material free of separate charge, including the right to make notes based on the documentation, make copies thereof and save it in electronic media, within the ordinary office hours insofar as the request concerns the Minerals Business.

Combination Agreement

This summary is not an exhaustive presentation of all the terms and conditions of the Combination Agreement. The summary aims to describe the terms and conditions of the Combination Agreement to the extent that such terms and conditions may materially affect a Noteholder’s assessment of the terms and conditions of the Demerger. Nothing in the Combination Agreement (or this summary thereof) confers any rights or obligations on any person other than the Issuer and the New Issuer.

General

Pursuant to the Combination Agreement entered into by and between the New Issuer and the Issuer on 4 July 2019, the New Issuer and the Issuer have agreed to combine the Minerals Business and the New Issuer’s business operations by way of a partial demerger of the Issuer pursuant to the Finnish Companies Act to the effect that all such assets, rights, debts and liabilities of the Issuer which relate to, or primarily serve, the Minerals Business will transfer, without liquidation of the Issuer, to the New Issuer. The Issuer will not dissolve as a result of the Demerger and the assets, rights, debts and liabilities of the Issuer, which relate to, or primarily serve, the Flow Control Business will remain in the Issuer’s ownership.

Representations, warranties and undertakings

The Combination Agreement contains certain customary representations and warranties as well as undertakings, such as, among others, each party conducting its businesses, subject to certain exceptions, in the ordinary course of business before the completion of the Demerger, keeping the other party informed of any and all matters that may be of material relevance for the purposes of effecting the completion of the Demerger, cooperating with the other party in making necessary regulatory filings and notifications, including merger control approvals, cooperating with the other party in relation to the financing of the New Issuer and negotiating with the other party in good faith and entering into such transitional services agreements that are reasonably necessary to secure the continuation of the operations of the Minerals Business and the Flow Control Business and the related support functions. The New Issuer and the Issuer have also undertaken to prepare for certain governance arrangements that will be implemented by the New Issuer following the Effective Date. In addition, the New Issuer and the Issuer each undertake not to solicit competing proposals. The New Issuer and the Issuer agree to bear their own fees, costs and expenses incurred in connection with the Demerger.

The New Issuer and the Issuer have given each other certain reciprocal representations and warranties related to, among others, authority to enter into the Combination Agreement, due incorporation, status of the shares in the respective company, compliance with applicable securities laws, preparation of financial statements and interim reports, absence of undisclosed liabilities or obligations, compliance with applicable licenses and laws, legal proceedings, ownership of intellectual property, absence of a breach of contracts, taxes and the due diligence materials provided to the other party. In addition, the New Issuer has given representations and warranties regarding the possible costs relating to its ilmenite smelter project in Saudi Arabia and the waste-to-energy plant projects of the New Issuer located in the United Kingdom and the Demerger Consideration Shares.

The Issuer undertakes to use its reasonable best efforts to (i) negotiate with any creditor of the Issuer objecting to the Demerger in order to settle any such claim and/or reach an agreement regarding the Demerger and obtain a written cancellation of any and all objections or (ii) commence a process at a relevant district court to obtain a confirmatory judgement that the underlying receivable of such objecting creditor has been repaid or the objecting creditor has been provided with sufficient collateral, if applicable, within one month from the due date set out in the public notice.

In addition, each of the Issuer and the New Issuer undertake, after the completion of the Demerger, to use its reasonable best efforts to transfer or assign any asset, right, debt or liability that should objectively be regarded as part of the other party’s business pursuant to the Demerger Plan; to cooperate with the other party in resisting, defending and appealing any claim from a third party for which the other party is liable; and, for a period of twelve months following the completion of the Demerger, not to employ or solicit for employment certain employees of the other party subject to certain exceptions.

Termination

The Combination Agreement may be terminated by mutual written consent. Each of the New Issuer and the Issuer may further terminate the Combination Agreement, inter alia, if (i) the Demerger has not been completed by 30 September 2020, (ii) the extraordinary general meeting of the New Issuer and/or the extraordinary general meeting of the Issuer have failed to approve the Demerger, (iii) if any governmental entity (including any competition authority) gives an order or takes any regulatory action that is non-appealable and conclusively prohibits the completion of the Demerger or (iv) in case of a material breach by the other party of any of the representations, warranties, covenants or undertakings under the Combination Agreement if such breach has resulted, or could reasonably be expected to result, in a material adverse effect, as described in the Combination Agreement.

Governing law

The Combination Agreement is governed by Finnish law.

New financing arrangements entered into in connection with the Demerger

On 4 July 2019, the Issuer entered into a EUR 1.55 billion backup and term loan facilities agreement (the “Backup and Term Loan Facilities Agreement”) with Nordea Bank Abp for the purposes, among others, of supporting the transaction and possible amendment and consent solicitation processes related to the Issuer’s outstanding bonds, refinancing existing debt, financing the potential cash redemption of the Issuer’s shares up to EUR 500 million, as well as to providing backup liquidity to the Issuer (and, subsequently, the New Issuer) in the form of a revolving credit facility amounting to EUR 500 million. On 30 September 2019, the amount of the Backup and Term Loan Facilities Agreement was decreased in the aggregate principal amount of EUR 500 million as a result of the New Revolving Credit Facility Agreement (as defined below) being entered into. In addition, the amount of the Backup and Term Loan Facilities Agreement will decrease in proportion to the amount of existing indebtedness in relation to which requisite consents under the Programme have been obtained prior to the Effective Date. The Backup and Term Loan Facilities Agreement includes customary covenants, event of default provisions as well as representations and warranties. The Backup and Term Loan Facilities Agreement will transfer from the Issuer to the New Issuer on the Effective Date and will be available to the New Issuer after the Effective Date.

On 30 September 2019, the Issuer entered into a EUR 600 million multicurrency revolving credit facility agreement (the “New Revolving Credit Facility Agreement”) with Nordea Bank Abp, Banco Bilbao Vizcaya Argentaria S.A., London Branch, BNP Paribas S.A., Citigroup Global Markets Limited, Commerzbank Aktiengesellschaft, HSBC France, OP Corporate Bank plc, Scotiabank (Ireland) Designated Activity Company, Skandinaviska Enskilda Banken AB (publ) and Standard Chartered Bank. The New Revolving Credit Facility Agreement includes customary covenants, event of default provisions as well as representations and warranties. The New Revolving Credit Facility Agreement will transfer from the Issuer to the New Issuer on the Effective Date and will be available to the New Issuer after the Effective Date.

Unaudited pro forma financial information

The Unaudited Pro Forma Financial Information included in Appendix 3 (Unaudited Pro Forma Financial Information) to this Memorandum gives effect to the Demerger and the acquisition of McCloskey by the Metso Minerals business (the “Transactions”) in the New Issuer’s historical financial information. The Unaudited Pro Forma Financial Information has been presented for illustrative purposes only and, therefore, the hypothetical financial position and results of operations therein may differ from the New Issuer’s actual financial position and results of operations. In addition, the Unaudited Pro Forma Financial Information does not reflect any cost savings, synergy benefits or future integration costs that are expected to be generated or may be incurred as a result of the Demerger or the acquisition of McCloskey. The Transactions are presented in the unaudited pro forma combined statements of income for the six months ended 30 June 2019, and for the year ended 31 December 2018, as if they had occurred on 1 January 2018. The Transactions are presented in the unaudited pro forma combined balance sheet as at 30 June 2019, as if they had occurred on that date.

For financial reporting purposes, the Demerger will be accounted for as a reverse acquisition using the IFRS acquisition method of accounting where the Metso Minerals business is deemed to be the accounting acquirer and the New Issuer the acquiree. For the purpose of estimating the purchase consideration transferred in the reverse acquisition whereby the Metso Minerals business acquires the New Issuer, the acquisition-date fair value consideration is calculated as the number of equity interests the Metso Minerals business would have had to issue to give the owners of the New Issuer the same percentage equity interest in the combined company multiplied by the fair value of the New Issuer’s share price. For pro forma purposes, the fair value of consideration transferred in exchange for the New Issuer has been calculated by using the number of the New Issuer’s outstanding shares as at the date of this Memorandum (181,849,864) and the closing price of the New Issuer’s shares on 23 August 2019, at EUR 5.00 per share. In accordance with IFRS, the fair value of consideration transferred will be measured on the Effective Date at the then current market price. This requirement will likely result in the fair value consideration transferred differing from the amount assumed in the Unaudited Pro Forma Financial Information, and this difference may be material. A 10 per cent. change in the New Issuer’s share price would increase or decrease the purchase consideration to be transferred by approximately EUR 91 million, which would mainly be reflected in the Unaudited Pro Forma Financial Information as an increase or decrease of goodwill and equity.

The allocations of the purchase considerations concerning the New Issuer and McCloskey acquisitions reflected in the Unaudited Pro Forma Financial Information are preliminary. The final allocation will be based on the actual value of the purchase consideration and the fair values of the assets acquired and liabilities assumed on the dates when the transactions are completed, and may materially differ from the pro forma adjustments reflected in the Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information also takes into account the estimated effects of the Demerger on the Metso Minerals business’ carve-out financial information, estimated direct costs related to the Demerger and the Listing (as defined below) as well as Demerger-related refinancing transactions.

As the consolidated financial statements of the New Issuer will be prepared as a continuation of the carve-out financial statements of the Metso Minerals business following the Demerger, the Unaudited Pro Forma Financial Information has been prepared consistently with the IFRS accounting principles applied by the Metso Minerals business in its carve-out financial statements. The Unaudited Pro Forma Financial Information has not been prepared in accordance with Article 11 of Regulation S X under the Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

TERMS OF THE PROPOSAL

Among other things, the Issuer is requesting that the Noteholders of each Series of Notes sanction:

1.

(a)	the substitution of the New Issuer in place of the Issuer as the issuer of the Notes on the Effective Date;

(b)	the irrevocable and unconditional waiver of any and all of the rights that they may have to make claims against the Issuer (in its capacity as issuer of the Notes) from the Effective Date;

(c)

an acknowledgement and agreement that, with effect from the Effective Date, the Issuer shall not have any obligations or liability whatsoever towards the Noteholders under or in relation to such Series of Notes; and

(d)	all other modifications to the Conditions, the relevant Deed of Covenant and the relevant Agency Agreement as are necessary for or expedient to effect the substitution set out it paragraph (a) above;

2.

(a)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach whether caused by the threat of, being in anticipation of, being in connection with, or being as a result of, the proposed Demerger, of the following Conditions of each such Series:

(i)

Condition 13(c)(ii) (Cross-default of Issuer or Material Subsidiary) of the 2022 Notes and Condition 12(c)(ii) (Cross-default of Issuer or Material Subsidiary) of the 2024 Notes, as the case may be; and

(ii)

Condition 13(f)(iv) (Insolvency etc.) of the 2022 Notes and Condition 12(f)(iv) (Insolvency etc.) of the 2024 Notes, as the case may be (insofar as the Demerger contemplates the cessation of a substantial part of the Issuer’s business);

(b)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach whatsoever of any other obligation under or in respect of the Notes which may be breached or may be capable of being breached by the threat of, in anticipation of, in connection with, or as a result, of the proposed Demerger;

(c)	that the Conditions shall be deemed amended accordingly; and

(d)

all other modifications to the Conditions as are necessary for or expedient to effect the waivers and authorisations set out above in paragraphs (a) and (b) above and the consummation of the Demerger; and

3.

(a)	the irrevocable and unconditional waiver of their statutory rights to object to the Demerger pursuant to Chapter 17, Section 6 of the Finnish Companies Act; and

(b)

the irrevocable and unconditional waiver of any and all of the rights that they may have to make claims against the Issuer from the Effective Date on the basis of any actual or alleged Secondary Demerger Liability with respect to the Notes.

The Substitution will be implemented by the Deed Poll, subject to satisfaction of the Implementation Conditions.

OUTSTANDING NOTES

Outstanding Notes

As at the date of this Memorandum, the following principal amounts of each Series of Notes are “outstanding” according to the definition in the Agency Agreements:

•	EUR 100,000,000 of the 2022 Notes

•	EUR 300,000,000 of the 2024 Notes

THE SOLICITATION

General

The Issuer is soliciting the consent of the Noteholders of each Series, by way of separate Extraordinary Resolutions, to the Proposal. For each Series of Notes, in consideration for, and subject to, the passing of a separate Extraordinary Resolution by the Noteholders in respect of such Series, the Issuer is offering to such Noteholders (subject to the terms and conditions set out in this Memorandum) an Instruction Fee.

The delivery of an Electronic Voting Instruction by a Noteholder will constitute a binding agreement between such Noteholder and the Issuer in accordance with the terms and subject to the conditions set out in this Memorandum and in the Electronic Voting Instruction. Such agreement will become binding upon receipt by the relevant Clearing System of a valid Electronic Voting Instruction.

Conditions to Implementation of the Substitution

The implementation of the Substitution in respect of each Series of Notes will be conditional on:

(a)	the passing of the relevant Extraordinary Resolution;

(b)	the successful completion of the Demerger on the Effective Date; and

(c)	the execution by the New Issuer of the Deed Poll.

(together, the “Implementation Conditions”).

If the relevant Extraordinary Resolution has been passed, the Issuer will announce the completion (or otherwise) of the implementation of the Substitution as soon as reasonably practicable on or after the Effective Date.

Although the implementation of the Substitution is conditional on the satisfaction of the Implementation Conditions, for the avoidance of doubt, the payment of the Instruction Fees is not conditional on the satisfaction of the Implementation Conditions nor the completion of the Demerger.

Electronic Voting Instructions should not be sent to the Paying Agents or the Issuer.

Settlement

Subject to the relevant Extraordinary Resolution having been passed at the relevant Meeting in respect of a Series of Notes (or adjourned meeting, as the case may be), the relevant Instruction Fee will be paid to Noteholders of such Series on the relevant Settlement Date.

Disclaimer of the Solicitation Agents, the Paying Agents and the Tabulation Agent

In accordance with normal practice, none of the Solicitation Agents, the Paying Agents or the Tabulation Agent expresses any opinion as to the merits of the Proposal. None of the Solicitation Agents, the Paying Agents or the Tabulation Agent has been involved in formulating the Proposal or makes any representation that all relevant information has been disclosed to Noteholders in or pursuant to this Memorandum and/or any Notice of Meeting. Accordingly, any Noteholder who is in doubt as to the impact of the implementation of the Proposal should seek their own legal and financial advice.

Noteholders that need assistance with respect to the procedures for participating in the Proposal should contact the Tabulation Agent, the contact details for whom are on page 43 of this Memorandum.

Voting procedures

Electronic Voting Instructions

Voting instructions may only be delivered by Accountholders in accordance with the customary procedures of the Clearing Systems. Noteholders who are not Accountholders must arrange through their broker, dealer, bank, custodian, trust company or other nominee to contact the Accountholder through which they hold their Notes in the relevant Clearing System so that Electronic Voting Instructions may be delivered in respect of such Notes.

To submit an Electronic Voting Instruction in respect of the Proposal, a holder of Notes should deliver, or arrange to have delivered on its behalf, via the relevant Clearing System and in accordance with the requirements of such Clearing System, a valid Electronic Voting Instruction that is received in each case by the Tabulation Agent by the Late Instruction Deadline. To be eligible for the Early Instruction Fee an Electronic Voting Instruction in favour of the Proposal must be received by the Tabulation Agent by the Early Instruction Deadline.

Noteholders should be aware of any earlier deadlines imposed by any intermediary and the Clearing System through which they hold their Notes and should contact their broker, dealer, commercial bank, custodian, trust company or accountholder, as the case may be, to confirm the deadline for receipt of their Electronic Voting Instructions so that such Electronic Voting Instructions may be processed and delivered to the Tabulation Agent in a timely manner and in accordance with the relevant deadlines.

Voting at a Meeting other than pursuant to Electronic Voting Instructions

Noteholders who do not wish to submit an Electronic Voting Instruction in respect of the Proposal can appoint a proxy or make other arrangements to attend and/or vote at the relevant Meeting by following the procedures outlined in the Notice of Meeting.

Electronic Voting Instructions

The submission of an Electronic Voting Instruction in respect of the Proposal will occur upon receipt by the Tabulation Agent via the relevant Clearing System of such Electronic Voting Instruction submitted in accordance with the requirements of such Clearing System. The receipt of such Electronic Voting Instruction by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of the relevant Notes in the Noteholder’s account at the relevant Clearing System so that no transfers may be effected in relation to such Notes.

Noteholders must take the appropriate steps through the relevant Clearing System so that no transfers may be effected in relation to such blocked Notes at any time after the date of submission of such Electronic Voting Instruction, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking such Notes in the relevant Clearing System, each Accountholder will be deemed to consent to have the relevant Clearing System provide details concerning such Accountholder’s identity to the Tabulation Agent (and for the Tabulation Agent to provide such details to the Issuer and the Solicitation Agents, and their respective legal advisers).

Only Accountholders may submit Electronic Voting Instructions in respect of the Proposal. Each Noteholder that is not an Accountholder must arrange for the Accountholder through which it holds the relevant Notes to submit an Electronic Voting Instruction in respect of the Proposal on its behalf to the relevant Clearing System by the deadlines specified by such Clearing System.

An Electronic Voting Instruction in favour of the Proposal may only be revoked by a Noteholder, or the relevant Accountholder on its behalf, in the limited circumstances described in “The Solicitation – Revocation Rights” by submitting a valid electronic revocation instruction to the relevant Clearing System. To be valid, such instruction must specify the Notes to which the original Electronic Voting Instruction related, the securities account to which such Notes are credited and any other information required by the relevant Clearing System.

By submitting a valid Electronic Voting Instruction in respect of the Proposal to the relevant Clearing System in accordance with the standard procedures of such Clearing System, the holder of the relevant Notes and any Accountholder submitting such Electronic Voting Instruction on such holder’s behalf shall be deemed to agree to, acknowledge, represent, warrant and undertake to the Issuer, the Solicitation Agents and the Tabulation Agent the following on each of the Late Instruction Deadline and on the date of the relevant Meeting (and, if adjourned for want of a quorum, any adjourned Meeting) (if the holder of such Notes or the Accountholder is unable to give these acknowledgements, agreements, representations, warranties and undertakings, such holder or Accountholder should contact the Tabulation Agent immediately):

(a)

Non-reliance: it has received the Memorandum, and has reviewed and accepts the offer and distribution restrictions, terms, conditions, risk factors and other considerations of the Proposal, all as described in the Memorandum, and has undertaken an appropriate analysis of the implications of the Proposal without reliance on the Issuer, the Solicitation Agents or the Tabulation Agent;

(b)

Identity: by blocking the relevant Notes in the relevant Clearing System, it will be deemed to consent, in the case of an Accountholder, to have such Clearing System provide details concerning its identity to the Tabulation Agent (and for the Tabulation Agent to provide such details to the Issuer and the Solicitation Agents, and their respective legal advisers);

(c)

Proxy: it gives instructions for the appointment of one or more representatives of the Tabulation Agent by a Paying Agent as its proxy to vote in respect of the relevant Extraordinary Resolution at the relevant Meeting (including any adjourned Meeting) in respect of all of the Notes in its account blocked in the relevant Clearing System;

(d)

Compliance with applicable laws: it has observed the laws of all relevant jurisdictions, obtained all requisite governmental or other required consents, complied with all requisite formalities, and not taken or omitted to take any action in breach of the terms of the Proposal or which will or may result in the Issuer, the Solicitation Agents, the Tabulation Agent or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Proposal;

(e)

Successors and assigns: all authority conferred or agreed to be conferred pursuant to its acknowledgements, agreements, representations, warranties and undertakings, and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives, and shall not be affected by, and shall survive, its death or incapacity;

(f)

Non-reliance: none of the Issuer, the Solicitation Agents, the Tabulation Agent or the Paying Agents has given it any information with respect to the Proposal save as expressly set out in the Memorandum and the Notice of Meeting nor has any of them made any recommendation to it as to whether it should participate in the Proposal and it has made its own decision with regard to whether to participate in the Proposal based on any legal, tax or financial advice it has deemed necessary to seek;

(g)

Tax consequences: no information has been provided to it by the Issuer, the Solicitation Agents, the Tabulation Agent or the Paying Agents, or any of their respective directors, officers or employees, with regard to the tax consequences for holders of Notes arising from the implementation of the Proposal and the receipt of any Early Instruction Fee or Basic Instruction Fee (as applicable), and it acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction in connection with the Proposal and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Issuer, the Solicitation Agents, the Tabulation Agent or the Paying Agents, or any of their respective directors, officers or employees, or any other person in respect of such taxes and payments;

(h)	Sanctions: it is not a Sanctions Restricted Person;

(i)

Power and authority: it has full power and authority to deliver the Electronic Voting Instruction and give the voting instructions on the relevant Extraordinary Resolution in respect of the relevant Notes;

(j)

Compliance with Clearing System requirements: it holds and will hold, until the earlier of (a) the date on which the relevant Electronic Voting Instruction is revoked, in the limited circumstances in which such revocation is permitted, in accordance with the terms of the Proposal, (b) if the relevant Noteholder is eligible for the Early Instruction Fee or the Basic Instruction Fee (as applicable), payment of such amount and (c) if the relevant Noteholder is not eligible for either the Early Instruction Fee or the Basic Instruction Fee (including in the event the relevant Extraordinary Resolution is not passed at the relevant Meeting (and, if adjourned for want of a quorum, any adjourned such Meeting)), the conclusion of the relevant Meeting (or adjourned Meeting, as applicable), the relevant Notes blocked in the relevant Clearing System and, in accordance with the requirements of, and by the deadline required by, such Clearing System, it has submitted, or has caused to be submitted, the Electronic Voting Instruction to such Clearing System to authorise the blocking of such Notes with effect on and from the date of such submission so that no transfers of such Notes may be effected until the occurrence of the earlier of the events specified above;

(k)

Accuracy of information: the information given by or on behalf of such Noteholder in the Electronic Voting Instruction is in all respects true, accurate and not misleading and will in all respects be true, accurate and not misleading at the time of the relevant Meeting (or adjourned Meeting, as applicable) and, if applicable, the payment of any Instruction Fee in respect of the relevant Notes on the Settlement Date; and

(l)

Indemnity: it acknowledges that the Issuer, the Solicitation Agents, the Tabulation Agent and the Paying Agents will rely on the truth and accuracy of the foregoing acknowledgements, agreements, representations, warranties and undertakings and it shall indemnify the Issuer, the Solicitation Agents, the Tabulation Agent and the Paying Agents against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the agreements, representations, warranties and/or undertakings given in connection with the Proposal.

Amendment and termination of the Consent Solicitation and the Proposal

The Issuer reserves the right, at its sole discretion, at any time prior to the Late Instruction Deadline or the Adjournment Instruction Deadline, as the case may be, to terminate, withdraw, extend, modify, amend, vary or waive any of the terms of the Proposal or the Consent Solicitation, including as to (i) amend the terms of the Proposal or the Consent Solicitation, (ii) modify the form or amount of any Instruction Fee (or the conditions relating to the payment thereof), (iii) terminate, amend or vary the procedures related to the Proposal or the Consent Solicitation (including any changes as to the relevant time limits and/or deadlines relating to the Electronic Voting Instructions), as set out in this Memorandum or (iv) amend or modify any of the documents which have been made available for inspection by Noteholders as described in the Notices of Meetings.

Any such termination, withdrawal, extension, modification, amendment, variation or waiver will be followed as promptly as practicable by a public announcement thereof by or on behalf of the Issuer. In the event that the Proposal or the Consent Solicitation is terminated, all Meetings will still be held; however, the Issuer will not be obliged to pay any Instruction Fee, whether or not an Extraordinary Resolution is passed at any of the Meetings.

Revocation rights

If the Issuer announces an amendment or modification to the Proposal or the Consent Solicitation that, in the opinion of the Issuer (in consultation with the Solicitation Agents), is materially less favourable to Noteholders that have already submitted Electronic Voting Instructions in favour of the Proposal before the announcement of such amendment or modification, then such Electronic Voting Instructions may be revoked by the submission of valid Revocation Instructions at any time during such time period of not less than three (3) London business days from the date and time of such announcement as may be specified by the Issuer (subject to earlier deadlines required by the Clearing Systems and any intermediary through which Noteholders hold their Notes).

For the avoidance of doubt, any increase in the Instruction Fee or any extension or re-opening of the Proposal or Consent Solicitation (including any amendment in relation to a Fee Instruction Deadline and/or a Settlement Date) in accordance with the terms of the Proposal or Consent Solicitation as described in the section “Amendment and Termination of the Consent Solicitation and Proposal” above shall not be considered materially less favourable to Noteholders that have already submitted Electronic Voting Instructions in favour of the Proposal before the announcement of such modification or amendment.

Noteholders will not be able to revoke or amend their Electronic Voting Instructions at any time in any other circumstances, unless otherwise required by law or permitted by the Conditions.

Noteholders wishing to exercise any right of revocation or amendment as set out above should do so by submitting a valid Revocation Instruction.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder are advised to check with such person when it would require receipt of a valid Revocation Instruction to revoke or amend an Electronic Voting Instruction in favour of the Proposal in order to meet the above deadline. For the avoidance of doubt, any Noteholder who does not exercise any such right of revocation or amendment in the circumstances and in the manner specified above shall be deemed to have waived such right of revocation or amendment and its original Electronic Voting Instruction will remain effective.

The exercise of any such right of revocation or amendment will be effective for the purposes of revoking or amending the instructions given by the relevant Noteholder for the appointment of one or more representatives of the Tabulation Agent by a Paying Agent as the relevant Noteholder’s proxy to vote at the Meeting on such Noteholder’s behalf only if a valid Revocation Instruction is received by the Tabulation Agent no less than 48 hours (as defined in the relevant Agency Agreement) before the relevant Meeting.

VOTING AND QUORUM

Noteholders who wish to submit Electronic Voting Instructions must do so in accordance with the procedures of the relevant Clearing System. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent in advance of the relevant Fee Instruction Deadline.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes. Beneficial owners of Notes are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.

If Electronic Voting Instructions are not received from or on behalf of a Noteholder by a Clearing System (and such Noteholder does not otherwise make arrangements to vote at the Meeting or to attend in person by appointing a proxy in advance of the Late Instruction Deadline), such Noteholder will be deemed to have declined to vote in respect of the relevant Extraordinary Resolution.

Meeting Provisions

The provisions governing the convening and holding of a Meeting (the “Meeting Provisions”) are set out under Condition 17 (Meetings of Noteholders; Modification and Waiver) of the 2022 Notes or Condition 16 (Meetings of Noteholders; Modification and Waiver) of the 2024 Notes, as the case may be, and in Schedule 4 (Provisions for Meetings of the Holders of Notes) to the relevant Agency Agreement, copies of which are available for inspection as described herein. See “Documents Available for Inspection and Additional Information” above. Further details are also set out in Appendix 2 (Notices of Meetings) to this Memorandum.

IMPORTANT: The Notes of each Series are currently in the form of a Global Note. Each Global Note is held by a common depositary or common safekeeper for Euroclear and Clearstream, Luxembourg. Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the Notes through Euroclear, Clearstream, Luxembourg or their respective account holders (“Accountholders”), should note that such person will not be a holder of the Notes for the purposes of this Memorandum and will only be entitled to attend and vote at the meeting or appoint a proxy to do so in accordance with the procedures set out below.

Submission of an Electronic Voting Instruction represents a direction from the Beneficial Owner through such Beneficial Owner’s Accountholder for the common depositary or common safekeeper to direct a Paying Agent to name an employee or employees of the Tabulation Agent as proxy to cast the votes relating to the Notes in which he has an interest at any Meeting (or any adjourned such Meeting).

Any Noteholder that separately seeks to appoint a proxy to vote at any Meeting (or any adjourned Meeting) on its behalf or attends any Meeting (or any adjourned Meeting) in person or makes other arrangements to be represented at the Meeting will not be eligible for any Instruction Fee, irrespective of whether such Noteholder has delivered an Electronic Voting Instruction, or voted in favour of the relevant Extraordinary Resolution.

Blocking of accounts

Notes in respect of which Electronic Voting Instructions have been delivered will be blocked in an account by the relevant Clearing System and may not be traded during the period beginning at the time at which the Noteholder delivers, or instructs the Accountholder through which it holds such Notes to deliver, such Electronic Voting Instructions to the relevant Clearing System and ending on the earliest to occur of: (a) the date of a valid revocation of such Electronic Voting Instructions (in the limited circumstances as permitted herein), (b) the date on which the Consent Solicitation is terminated or withdrawn, (c) the date of the relevant Meeting in the event that the Extraordinary Resolution is rejected and (d) the Settlement Date; provided, however, in the case of (b) above, that, if a Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until such Paying Agent has notified the Fiscal Agent and the Issuer of the necessary revocation of or amendment to such proxy. The delivery of Electronic Voting Instructions will not further restrict the transferability of the Notes.

Form and content of Electronic Voting Instructions

Electronic Voting Instructions must comply with and be transmitted in accordance with the usual procedure of the relevant Clearing System, so as to be received by a Clearing System sufficiently in advance of the relevant Fee Instruction Deadline.

Electronic Voting Instructions should clearly specify whether the Noteholder wishes to:

(i)	approve the relevant Extraordinary Resolution; or

(ii)	reject the relevant Extraordinary Resolution, or

(iii)	obtain a voting certificate permitting the holder thereof to attend and vote in person at the relevant Meeting; or

(iv)	abstain from voting action.

Acceptance of Electronic Voting Instructions

Upon the terms and subject to the conditions contained in any Meeting Provisions and applicable law, the Issuer will accept all Electronic Voting Instructions validly given and all votes cast at any such Meeting representing such Electronic Voting Instructions.

Issuer’s interpretation final

The Issuer’s interpretation of the terms and conditions of the Proposal and the Consent Solicitation shall be final and binding. No alternative, conditional or contingent giving of Electronic Voting Instructions will be accepted. Unless waived by the Issuer, any defects or irregularities in connection with the giving of Electronic Voting Instructions must be cured within such time as is permitted in accordance with the procedures of the relevant Clearing System. None of the Issuer, the Paying Agents, the Tabulation Agent or any other person will be under any duty to give notification of any defects or irregularities in such Electronic Voting Instructions nor will such entities incur any liability for failure to give such notification. Such Electronic Voting Instructions will not be deemed to have been delivered until such defects or irregularities have been cured or waived.

All questions as to the validity, form and eligibility (including timing of receipt) in relation to Electronic Voting Instructions will be determined by the Issuer in its sole discretion, which determination shall be conclusive and binding. The Issuer reserves the right to reject any or all Electronic Voting Instructions that are not in proper form or the acceptance of which could, in the opinion of the Issuer or its counsel, be unlawful. The Issuer also reserves the right to waive any and all defects or irregularities in connection with deliveries of particular Electronic Voting Instructions, including, without limitation, with respect to the timing of delivery of such Electronic Voting Instructions, whether or not similar defects or irregularities are waived in respect of other Electronic Voting Instructions.

Quorum

The quorum required at a Meeting shall be two or more persons present in person holding Notes or voting certificates or being proxies and holding or representing in the aggregate not less than three-quarters in principal amount of the Notes of the Series in respect of which the Meeting is convened for the time being outstanding.

Pursuant to paragraph 8 (Quorum) of Schedule 4 (Provisions for Meetings of the Holders of Notes) to the relevant Agency Agreement, so long as at least three quarters in principal amount of such Notes for the time being outstanding is represented by a Global Note, the holder (or the proxy of the holder) of the Global Note shall be treated as two persons for the purposes of any quorum requirements of the Meeting.

If within 15 minutes after the time fixed for the Meeting a quorum is not present, the Meeting shall stand adjourned to such date, being not less than 14 days nor more than 42 days later, and to such place as the chairman may decide.

At least 10 days’ notice of an adjourned Meeting shall be given, in the same manner as for the original Meeting. Notice of the adjourned meeting shall state the quorum required at the adjourned meeting.

At any adjourned Meeting, the quorum shall be two or more persons present in person holding Notes or voting certificates or being proxies and holding or representing in the aggregate not less than one quarter in principal amount of the Notes for the time being outstanding shall form a quorum and may pass any resolution and decide upon all matters which could properly have been dealt with at the original Meeting had a quorum been present at such meeting.

If the Meeting is adjourned for lack of quorum, it is the intention of the Issuer to arrange for a notice convening the adjourned Meeting to be held as soon as reasonably practicable (in accordance with the Meeting Provisions (as defined herein)) following such adjournment.

Electronic Voting Instructions given and voting certificates obtained by Noteholders in respect of the Meeting shall remain valid for such adjourned Meeting unless, in the case of Electronic Voting Instructions, revoked or amended in the limited circumstances permitted herein or, in the case of voting certificates, surrendered not less than 48 hours (as defined in the relevant Agency Agreement) before the time appointed for any adjourned meeting.

Required majority

To be passed at a Meeting, an Extraordinary Resolution requires a majority of not less than three quarters of the votes cast. If passed, an Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

Voting at a Meeting

Each question submitted to a Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) which he may have as a Noteholder or as a holder of a voting certificate or as a proxy.

Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands an Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority, shall be conclusive, without proof of the number of votes cast for, or against, the relevant Extraordinary Resolution.

A demand for a poll shall be valid if it is made by the chairman, the Issuer or one or more persons representing or holding not less than 2 per cent. in principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of a Meeting for any other business as the chairman directs.

On a show of hands every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote. On a poll every such person shall have one vote in respect of each euro in aggregate face amount of the outstanding Note(s) represented by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.

Consequences of an Extraordinary Resolution being approved

If an Extraordinary Resolution is duly passed at a Meeting in respect of a Series of Notes duly convened and held in accordance with the Conditions, the Extraordinary Resolution shall be binding on all the Noteholders of such Series, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

The implementation of the Substitution is conditional on the satisfaction of the Implementation Conditions.

TAX CONSEQUENCES

In view of the number of different jurisdictions where tax laws may apply to a Noteholder, this Memorandum does not discuss the tax consequences for Noteholders arising from their participation in the Proposal and the Consent Solicitation. Noteholders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them. Noteholders are liable for their own taxes and have no recourse to the Issuer, the Solicitation Agents, the Paying Agents or the Tabulation Agent with respect to taxes arising in connection with the Proposal or the Consent Solicitation.

GENERAL/CONTACT DETAILS

This Memorandum, and any non-contractual obligations arising out of or in connection with it, are governed by English law.

Any questions regarding the terms of the Proposal or the Consent Solicitation may be directed to the Issuer, the Solicitation Agents or the Tabulation Agent at the addresses and telephone numbers specified below:

The Issuer is:

METSO CORPORATION

Töölönlahdenkatu 2

Helsinki

FI-00100

Finland

Telephone: +358 20 484 100

Email: minna.helppi@metso.com / mikko.vainikka@metso.com

Facsimile: +358 20 484 3141

Attention: Minna Helppi / Mikko Vainikka

The Solicitation Agents are:

CITIGROUP GLOBAL MARKETS LIMITED

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +44 20 7986 8969

Email: liabilitymanagement.europe@citi.com

Attention: Liability Management Group

NORDEA BANK ABP

Satamaradankatu 5

Helsinki

FI-00020 NORDEA

Finland

Telephone: +45 6161 2996

E-mail: nordealiabilitymanagement@nordea.com

Attention: Nordea Liability Management

The Tabulation Agent is:

LUCID ISSUER SERVICES LIMITED

Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Telephone: + 44 20 7704 0880

Email: metso@lucid-is.com

Attention: David Shilson

The Fiscal Agent and the Paying Agent is:

CITIBANK, N.A.

Citigroup Centre, Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +353 1 622 0866

Email: ppapayments@citi.com

Facsimile: +353 1 622 2210

Attention: PPA Payments

APPENDIX 1: DEMERGER PLAN

DEMERGER PLAN

The Board of Directors of Metso Corporation (“Metso” or the “Demerging Company”) and the Board of Directors of Outotec Oyj (“Outotec” or the “Receiving Company”) propose that Metso shall demerge in a partial demerger to an existing company to the effect that all such assets, rights, debts and liabilities of Metso which relate to, or primarily serve, Metso’s Minerals business as specified in more detail herein (the “Minerals Business”) shall transfer, without liquidation of Metso, to Outotec in the manner set forth in this demerger plan (the “Demerger Plan”, including appendices) (the “Demerger”).

As demerger consideration, Metso’s shareholders shall receive 4.3 new shares in Outotec for each share in Metso owned by them. Metso shall not dissolve as a result of the Demerger and the assets, rights, debts and liabilities which relate to, or primarily serve, its Flow Control business (the “Flow Control Business”) shall remain in Metso’s ownership.

The Demerger shall be carried out in compliance with the provisions of Chapter 17 of the Finnish Companies Act (624/2006, as amended) (the “Finnish Companies Act”) and Section 52 c of the Finnish Business Income Tax Act (360/1968, as amended).

1.	Companies Participating in the Demerger

Demerging Company:

Trade name:	Metso Corporation
Business ID:	1538032-5
Address:	P.O. Box 1220, FI-00101 Helsinki, Finland
Domicile:	Helsinki

Metso is a public limited liability company, the shares of which are publicly traded on the official list of Nasdaq Helsinki Ltd (“Nasdaq Helsinki”).

Receiving Company:

Trade name:	Outotec Oyj
Business ID:	0828105-4
Address:	P.O. Box 1000, FI-02331 Espoo, Finland
Domicile:	Espoo

Outotec is a public limited liability company, the shares of which are publicly traded on the official list of Nasdaq Helsinki.

Metso and Outotec are hereinafter jointly referred to as the “Parties” or the “Companies Participating in the Demerger” and, each individually, a “Party” or a “Company Participating in the Demerger”.

2.	Reasons for the Demerger

The Companies Participating in the Demerger have on July 4, 2019 entered into a business combination agreement concerning the combination of the business operations of the Companies Participating in the Demerger through a partial demerger of Metso to the effect that the Minerals Business shall transfer, without liquidation of Metso, to Outotec in accordance with this Demerger Plan (the “Combination Agreement”).

The purpose of the Demerger is to create a leading company in process technology, equipment and services serving the minerals, metals and aggregates industries. The combined company will leverage the strength of both companies, including technology and R&D, product and process excellence, scale and global service offering footprint. The combination will deliver significant benefits to all stakeholders. The combined company will also benefit from a strong free cash flow and a solid capital structure. As a result of the combination of the Minerals Business and Outotec, Metso will be renamed as Neles and will become a globally recognized flow control company with highly attractive market positions.

3.	Articles of Association and Administrative Bodies of the Companies Participating in the Demerger

3.1	Amendments to the Articles of Association of the Receiving Company

Articles 1, 2, 5, 6, 8, 9 and 10 of the articles of association of Outotec are proposed to be amended in connection with the registration of the completion of the Demerger to read as follows:

1 §	Business name and domicile

The business name of the Company is Metso Outotec Oyj in Finnish and Metso Outotec Corporation in English. The domicile of the Company is Helsinki.

2 §	Line of business

The Company’s line of business is to carry on, by itself or through its subsidiaries, the design, manufacture and construction of and trade in methods, machinery, devices, equipment, spare parts and production facilities for the mining, ore cleaning, metallurgical and other processing industry, metals forming technology, materials technology, energy technology and environmental protection, the production and sale of technical design, project services and research and product development services for the processing industry, energy technology and environmental protection, including any industrial and commercial operations and the sale of business management and consultancy services as well as sale and manufacture of spare parts and offer of maintenance services based on or relating to these activities or know-how acquired in this sphere of activities. The Company may hold and control of domestic and foreign securities, own and control domestic and foreign securities, raise and grant loans, grant securities and give its property in pledge. Within the limits of its field of activity, the Company may establish domestic or international companies and consortiums.

5 §	President and Deputy Presidents

The Board of Directors shall elect the President and may elect one or more Deputy Presidents.

6 §	Representation right

The right to represent the Company shall be vested with the Chairman of the Board of Directors, a member of the Board of Directors and the President, two together, and with the persons given the right by the Board of Directors to represent the Company, two together, or with each one separately together with the Chairman of the Board of Directors, a member of the Board of Directors, or together with the President.

8 §	Auditor

The Company has one (1) auditor. The auditor shall be an audit firm approved by the Patent and Registration Office with an authorized public accountant as the auditor in charge. The term of office of the auditor expires at the end of the Annual General Meeting following the election.

9 §	Notice to convene a meeting

The Board of Directors shall issue a notice to convene the General Meetings of Shareholders by publishing the notice in one or more daily newspapers with a wide circulation, or on the Company’s website no earlier than three (3) months before the last day for advance notice under Article 10 and at the latest three (3) weeks before the General Meeting, but in any case, at least nine (9) days before the record date of the General Meeting, as referred to in the Finnish Companies Act.

10 §	Time and place of the meeting and advance notice

In order to attend the General Meeting a shareholder shall give an advance notice to the Company prior to the end of the advance notice period set out in the notice convening the meeting. The last day for advance notice may be assigned to be no earlier than ten days before the meeting and it may not be assigned to be on a Sunday, Saturday, Midsummer’s Eve, Christmas Eve, New Year’s Eve or any other public holiday.

The General Meeting may be held in the domicile of the Company, Espoo or Vantaa.

The articles of association of Outotec, including the above amendments, are appended to this Demerger Plan as Appendix 1.

3.2	Board of Directors and Auditor of the Receiving Company and Their Remuneration

According to the articles of association of Outotec, Outotec shall have a Board of Directors consisting of at least five (5) and no more than ten (10) members. The number of the members of the Board of Directors of Outotec following the completion of the Demerger shall be conditionally confirmed and the members of the Board of Directors as well as the chairman and the vice chairman of the Board of Directors following the completion of the Demerger shall be conditionally elected by the annual general meeting of shareholders of Outotec for the year ending December 31, 2019 to be held before the Effective Date. The term of such members of the Board of Directors shall commence on the date of registration of the completion of the Demerger (the “Effective Date”) and shall expire at the end of the next annual general meeting of shareholders of Outotec following the Effective Date.

The Board of Directors of Outotec shall propose to the annual general meeting of shareholders of Outotec for the year ending December 31, 2019 that Matti Alahuhta, Ian W. Pearce, Klaus Cawén and Hanne de Mora, each a current member of the Board of Directors of Outotec, be conditionally elected to continue to serve on the Board of Directors of Outotec and that Mikael Lilius, Arja Talma, Nina Kopola, Kari Stadigh, Christer Gardell and Antti Mäkinen, each a current member of the Board of Directors of Metso, be conditionally elected as members of the Board of Directors of Outotec for the term commencing on the Effective Date and expiring on the end of the next annual general meeting of shareholders of Outotec following the Effective Date. The directorship in Outotec of such then current members of the Board of Directors of Outotec that are not elected to continue as members of the Board of Directors of Outotec shall end on the Effective Date. The directorship in Metso of such then current members of the Board of Directors of Metso that are elected as members of the Board of Directors of Outotec shall end on the Effective Date.

The Board of Directors of Outotec shall make, after consultation with the Nomination Boards of each of Outotec and Metso, a proposal to the annual general meeting of shareholders of Outotec for the year ending December 31, 2019 on the remuneration for the above-mentioned term be paid by Outotec in respect of the directorship in Outotec to those current members of the Board of Directors of Outotec and Metso, who are proposed to continue in, or be elected to, the Board of Directors of Outotec. If no remuneration for such term shall be paid by Outotec to former members of the Board of Directors of Metso elected to the Board of Directors of Outotec on the basis that remuneration has already been paid by Metso, Outotec will reimburse Metso for such portion of the remuneration already paid to such current members of the Board of Directors of Metso by Metso that relates to the time period following the Effective Date.

The auditor of Outotec will continue in its position and the Demerger will not impact the resolution previously adopted in respect of the auditor’s remuneration.

The Board of Directors of Outotec, after consultation with the Nomination Boards of each of Outotec and Metso, may amend the above-mentioned proposals in case one or more of the above-mentioned persons would not be available for election, resigns or otherwise must be replaced by other persons at the annual general meeting of shareholders of Outotec for the year ending December 31, 2019.

The Board of Directors of Outotec, after consultation with the Nomination Boards of each of Outotec and Metso, may as deemed necessary convene a general meeting of shareholders of Outotec after the annual general meeting of shareholders of Outotec for the year ending December 31, 2019 to resolve to supplement or amend the composition or remuneration of the Board of Directors of Outotec or replace the auditor of Outotec prior to the Effective Date.

3.3	President and CEO of the Receiving Company

The Board of Directors of Outotec shall appoint Pekka Vauramo as the President and CEO of Outotec with his consent. The President and CEO’s agreement, which shall be consistent with customary practice, shall become effective on the Effective Date. In the event that Pekka Vauramo resigns or otherwise must be replaced by another person prior to the Effective Date, the Boards of Directors of Outotec and Metso shall mutually agree on the appointment of a new President and CEO of Outotec.

3.4	Articles of Association of the Demerging Company

Articles 1 and 2 of the articles of association of Metso are proposed to be amended in connection with the registration of the completion of the Demerger to read as follows:

1 §	Business name and domicile

The business name of the company is Neles Oyj in Finnish, Neles Abp in Swedish and Neles Corporation in English. The domicile of the company is Vantaa.

2 §	Branch of industry

The company’s branch of industry is to globally design, develop, sell and manufacture industry products and systems as well as spare parts, maintenance and diagnostics services relating to, among others, flow control, either directly or through its subsidiary or affiliate companies.

As the parent company, the company may also attend to the organisation, financing and purchases of the group of companies and to other joint tasks of the same kind, and it may own real estate, stocks and shares and carry on securities trading and other investment business.

The articles of association of Metso, including the above amendments, are appended to this Demerger Plan as Appendix 2.

3.5	Board of Directors of the Demerging Company and Their Remuneration

A detailed proposal regarding the members of the Board of Directors of Metso and their remuneration will be included in the notice to the annual general meeting of shareholders of Metso for the year ending December 31, 2019 to be held prior to the Effective Date. The Board of Directors of Metso shall make its proposal following consultation with the representatives of the shareholders appointed to the shareholders’ Nomination Board on the basis of share ownership on September 1, 2019.

3.6	President and CEO of the Demerging Company

The Board of Directors of Metso shall appoint Olli Isotalo as the President and CEO of Metso with his consent. The President and CEO’s agreement, which shall be consistent with customary practice, shall become effective on the Effective Date. In the event that Olli Isotalo resigns or otherwise must be replaced by another person prior to the Effective Date, the Board of Directors of Metso shall appoint a new President and CEO of Metso.

3.7	Auditor of the Demerging Company and Its Remuneration

The auditor of Metso will continue in its position and the Demerger will not impact the resolution previously adopted in respect of the auditor’s remuneration.

4.	Demerger Consideration and Timing of Its Issue

4.1	Demerger Consideration

The shareholders of Metso shall receive as demerger consideration 4.3 new shares in Outotec for each share owned in Metso (the “Demerger Consideration”), that is, the Demerger Consideration shall be issued to the shareholders of Metso in proportion to their existing shareholding with a ratio of 4.3:1. There is only one (1) share class in Outotec, and the shares in Outotec do not have a nominal value. In accordance with Chapter 17, Section 16, Subsection 3 of the Finnish Companies Act, no Demerger Consideration shall be issued with regard to any treasury shares held by Metso.

The allocation of the Demerger Consideration will be based on the shareholding in Metso at the end of the last trading day preceding the Effective Date. The final total number of shares in Outotec issued as the Demerger Consideration shall be determined on the basis of the number of shares in Metso held by shareholders of Metso, other than Metso itself, on the Effective Date. Such total number of shares issued shall be rounded down to the nearest full share, if necessary. On the date of this Demerger Plan, Metso holds 272,088 treasury shares. Based on the situation prevailing on the date of this Demerger Plan, the total number of shares in Outotec to be issued as Demerger Consideration would, therefore, be

645,327,522 shares. The final total number of shares in Outotec to be issued as the Demerger Consideration may be affected by, among others, any change concerning the number of shares issued by Metso and/or Outotec, for example, Metso and/or Outotec issuing new and/or existing shares in accordance with the share-based incentive plans referred to in Section 6 of this Demerger Plan or acquiring their own shares prior to the Effective Date.

In the United States, Metso’s shares are quoted in the form of American Depository Receipts (“ADRs”) and are traded in the over-the-counter market. Four (4) ADRs represents one (1) share in Metso. The Bank of New York Mellon acts as the depositary bank for the American Depositary Shares (“ADSs”) created on the basis of the deposit of ordinary shares, and evidenced by ADRs, and is responsible for the distribution of the Demerger Consideration or its cash equivalent to the holders of the ADSs in accordance with the terms and conditions of the deposit agreement entered into with Metso.

No fractional entitlements to new shares in Outotec shall be delivered to shareholders of Metso as Demerger Consideration. If the Demerger Consideration to be received by an individual shareholder is not a whole number, fractional entitlements to new shares of Outotec on a shareholder basis shall be aggregated and sold in the market after the Effective Date by a broker on behalf of Metso shareholders entitled to such fractional entitlements. Such proceeds shall be distributed pro rata to Metso’s shareholders entitled to receive such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Outotec.

No other consideration shall be given or paid to the shareholders of Metso in addition to the above-mentioned Demerger Consideration to be issued in the form of shares of Outotec.

If a shareholder of Metso demands the redemption of his/her/its Demerger Consideration pursuant to Chapter 17, Section 13 of the Finnish Companies Act at the general meeting of shareholders of Metso resolving on the Demerger, the redemption price shall be paid by Outotec.

The Demerger Consideration has been determined based on the relative valuations of the Minerals Business and Outotec. The value determination has been made by applying generally used valuation methods. The value determination has been based on the respective companies’ current and historical trading multiples, their relative earnings contribution and expected evolution thereof as well as their expected free cash flow generation. In addition, the market value of Metso and Outotec on Nasdaq Helsinki was taken into consideration as well as such financial metrics or indicators that were deemed relevant. Based on their respective relative value determination, which is supported by a fairness opinion received by each of the Board of Directors of Metso and the Board of Directors of Outotec from their respective financial advisors, the Board of Directors of Metso and the Board of Directors of Outotec have each concluded that the Demerger and the Demerger Consideration are in the best interest of Metso and Outotec, respectively, and in the best interest of their respective shareholders.

4.2	Timing of Issue of the Demerger Consideration

The Demerger Consideration shall be issued to Metso’s shareholders on the Effective Date or as soon as possible thereafter. The Demerger Consideration shall be issued through the book-entry securities system maintained by Euroclear Finland Oy in such a manner that the shares issued by Outotec shall be issued using the ratio specified in this Demerger Plan based on the number of shares issued by Metso and registered in the book-entry accounts of Metso’s shareholders, other than Metso itself, at the end of the last trading day preceding the Effective Date. The Demerger Consideration shall be issued automatically and no action is required from Metso’s shareholders in order to receive it. The new shares in Outotec issued as Demerger Consideration shall carry all shareholder rights as from the date of their registration.

5.	Option Rights and Other Special Rights Entitling to Shares

Metso has not issued any option rights or other special rights referred to in Chapter 10, Section 1 of the Finnish Companies Act, which would entitle to the subscription of Metso’s shares.

6.	Share-Based Incentive Plans

Metso has eight (8) share-based incentive plans under which share rewards have not been paid in their entirety by the date of this Demerger Plan: Performance Share Plans 2017–2019, 2018–2020 and 2019–2021, Restricted Share Plans 2017–2019, 2018–2020 and 2019–2021 and Deferred Share Unit Plans 2018–2020 and 2019–2021. The Board of Directors of Metso shall resolve on the impact of the Demerger on such incentive plans in accordance with their terms and conditions prior to the Effective Date.

Outotec has five (5) share-based incentive plans under which share rewards have not been paid in their entirety by the date of this Demerger Plan: Share Based Incentive Program 2016–2018 and 2019–2021 and O’Share Employee Share Savings Plans 2017, 2018 and 2019. The Board of Directors of Outotec shall resolve on the impact of the Demerger on such incentive plans in accordance with their terms and conditions prior to the Effective Date.

7.	Share Capital and Other Equity of the Receiving Company

The share capital of Outotec shall be increased by EUR 90,000,000.00 on the Effective Date. The equity increase of Outotec, insofar as it exceeds the amount to be recorded into the share capital, shall primarily be recorded as an increase of retained earnings insofar there are retained earnings and secondarily as an increase of the fund for invested unrestricted equity as defined in Chapter 8, Section 2 of the Finnish Companies Act.

8.	Assets, Debts and Equity of the Demerging Company and Circumstances Impacting Their Valuation

The assets, debts and equity of Metso as at March 31, 2019 set out in the unaudited financial information of Metso as at and for the three months ended March 31, 2019 are appended to this Demerger Plan as Appendix 3. In the unaudited financial information, the assets and debts of Metso have been booked and valued in compliance with the provisions of the Finnish Accounting Act (1336/1997, as amended) (the “Finnish Accounting Act”). Between the date of the unaudited financial information and the date of this Demerger Plan, there have been no substantial changes in the financial status or the liabilities of Metso, other than the payment on May 7, 2019 of the first installment of the dividend in accordance with the resolution of the annual general meeting of shareholders of Metso held on April 25, 2019, the purchase of the service business of Chilean Industrial Support Company SpA through an acquisition and the signing of an acquisition by Metso of the Canadian company McCloskey International announced on June 10, 2019.

9.

Allocation of the Demerging Company’s Assets and Debts between the Companies Participating in the Demerger, Intended Effect of the Demerger on the Balance Sheet of the Receiving Company and Accounting Methods Applied to the Demerger

9.1	Assets and Debts Transferring to the Receiving Company

In the Demerger, the Minerals Business, that is, all such (including known, unknown and conditional) assets, rights, debts and liabilities (including but not limited to agreements, offers, offer requests and undertakings) of Metso existing as at the Effective Date that relate to, or primarily serve, the Minerals Business, as well as certain general assets and liabilities of Metso, shall transfer to Outotec. The said general assets and liabilities shall primarily be allocated in accordance with the principle of primacy or on the basis of the employee utilizing the asset in question.

A proposal on the allocation of Metso’s assets, rights, debts and liabilities to Outotec in accordance with this Demerger Plan has been described in the preliminary presentation of the balance sheets of Metso and Outotec appended to this Demerger Plan as Appendix 4. The figures presented in Appendix 4 are based on the unaudited financial information of Metso and Outotec as at and for the three months ended March 31, 2019. The proposal on the impacts of the proposed allocation of Metso’s assets, rights, debts and liabilities to Outotec in accordance with this Demerger Plan on the balance sheets of Metso and Outotec, and the accounting principles applied to the Demerger, has been described in the preliminary presentation of the balance sheets of Metso and Outotec appended to this Demerger Plan as Appendix 4. The effects of the Demerger on the balance sheets of the Companies Participating in the Demerger will, however, be determined according to the situation as per the Effective Date.

The assets, rights, debts and liabilities transferring to Outotec include, among others, the following most significant items:

(a)	All issued and outstanding shares of Metso’s directly owned subsidiaries related to the Minerals Business, that is, among others the following companies including their subsidiaries:

•	Metso Minerals Oy, business identity code 1094259-5;

•	Metso (France) SAS;

•	Metso USA Inc.;

•	Metso Minerals Canada Inc.;

•	Metso Shared Services Ltd.;

•	Metso Captive Insurance Limited; and

•	Rauma Oy;

(b)	Metso’s real estate with the following register numbers: 304-407-0005-0082 and 304-407-0007-0024 (1/2 of the real estate);

(c)

Trademarks and other intellectual property rights (including domain names) owned by Metso to the extent they include the name “Metso” or “Metso Minerals” and all other intellectual property rights relating to the Minerals Business, whether registered or capable of being registered;

(d)

Metso’s guarantee obligations and liabilities arising out of counterindemnities given to the guarantors related to the Minerals Business or the directly or indirectly owned subsidiaries of Metso transferring to Outotec. For the sake of clarity, it is noted that out of Metso’s guarantee obligations and liabilities arising out of counterindemnities given to the guarantors, which cover also Metso’s businesses other than the Minerals Business, only such portions which are directly related to the Minerals Business shall transfer to Outotec. The total amount of such guarantee obligations and liabilities arising out of counterindemnities given to the guarantors related to the Minerals Business amounted to approximately EUR 322 million as at March 31, 2019;

(e)

Metso’s receivables from, and liabilities to, its directly or indirectly owned subsidiaries transferring to Outotec that relate to the Metso group’s cash pool arrangements and Metso’s cash and cash equivalents that serve the Minerals Business taking into account the financing needs of the Flow Control Business;

(f)

Metso’s other receivables from, and liabilities to, its directly or indirectly owned subsidiaries transferring to Outotec, including any dividend receivables and other liabilities. As at March 31, 2019, the amount of such other receivables was approximately EUR 559 million and the amount of such other liabilities was approximately EUR 42 million;

(g)

Such debts of Metso that relate to the Minerals Business, or the directly or indirectly owned subsidiaries of Metso transferring to Outotec or where it has been agreed with the creditors that the debts or parts thereof shall benefit Outotec. Such debts include, in particular:

(i)

all bonds issued by Metso with a maturity date that falls after the Effective Date and having an aggregate principal amount of EUR 400 million (including all rights and obligations under all consent solicitation documents related to such bonds) (or, if requisite consents of the relevant bondholders are not obtained, a back-to-back liability in an amount equal to such amount);

(ii)

the backup and term loan facilities in the aggregate principal amount of EUR 1,550 million, which may be used for the repayment, partial repayment or replacement of Metso’s existing credit facilities, bonds and other liabilities that benefit the Minerals Business, repayment, partial repayment or replacement of Outotec’s existing indebtedness after the Effective Date and financing Outotec’s financing needs after the

Effective Date and the amount of which will decrease in proportion to (i) new revolving credit facilities in the aggregate principal amount of EUR 600 million intended to be entered into prior to the Effective Date and that will transfer to Outotec and (ii) the amount of bond liabilities referred to in subparagraph (i) above in relation to which requisite consents have been obtained prior to the Effective Date;

(iii)	the acquisition facility in the principal amount of EUR 300 million in respect of the acquisition of McCloskey International; and

(iv)	such portion of Metso’s EUR 40 million financing agreement with the European Investment Bank that relates to the Minerals Business (subject to the consent of the European Investment Bank),

corresponding to an aggregate principal amount of EUR 2,290 million;

(h)

Obligations under such other potential loan agreements of Metso, if any, wherein it is stated that the purpose of the use of the loan is related to, or primarily serves, the Minerals Business or the business of the direct or indirect subsidiaries of Metso transferring to Outotec. On the date of this Demerger Plan, Metso is not aware of any such obligations;

(i)

Forward exchange agreements and other derivatives agreements or arrangements entered into between Metso and directly or indirectly owned subsidiaries of Metso transferring to Outotec, external derivative agreements related to these transferring intra-group agreements or arrangements as well as other external derivatives agreements and arrangements related to the Minerals Business;

(j)

Share-based incentive plans concerning the management and key personnel of Metso and its group, which include Performance Share Plan 2017–2019, Performance Share Plan 2018–2020, Performance Share Plan 2019–2021, Restricted Share Plan 2017–2019, Restricted Share Plan 2018–2020, Restricted Share Plan 2019–2021, Deferred Share Unit Plan 2018–2020, Deferred Share Unit Plan 2019–2021 and Matching Share Plan, and the rights and obligations related to and resulting from their terms and conditions as well as agreements to the extent they relate to personnel, who transfer to the service of Outotec in accordance with Section 18.2 of this Demerger Plan or who have a valid employment or service relationship as at the Effective Date with a subsidiary of Metso transferring to Outotec or with a direct or indirect subsidiary of such transferring subsidiary. This Demerger Plan in no way limits the right of the Board of Directors of Metso to amend the terms and conditions of the incentive plans in accordance with the same prior to the Effective Date;

(k)

Potential tax receivables, tax debts and tax liabilities of Metso related to the Minerals Business and its assets, debts and liabilities. To the extent such tax receivables, tax debts or tax liabilities cannot be legally transferred, a corresponding debt or receivable will be created between Outotec and Metso on the Effective Date;

(l)

Items that have replaced the above-mentioned assets, debts and liabilities (insofar as such replacement items relate to, or primarily serve, the Minerals Business) as well as assets, debts and liabilities created for the Minerals Business after the date of this Demerger Plan (including all issued and outstanding shares of McCloskey International subject to closing of the acquisition and any potential new agreements, offers, offer requests and undertakings); and

(m)

All potential other known and unknown assets, debts and liabilities of Metso related to the Minerals Business but which are not specifically referred to in this Demerger Plan (including but not limited to agreements, offers, offer requests and undertakings). The same applies to any of the types of items mentioned above belonging to the Minerals Business that are unknown and appear after the Effective Date.

Metso shall be subject only to secondary liability, as set forth in Chapter 17, Section 16, Subsection 6 of the Finnish Companies Act, for known, unknown and conditional debts of creditors, whose receivable has arisen before the Effective Date, transferring to Outotec, except where there is an agreement or will be an agreement with a creditor regarding the limitation of even such secondary liability (including elimination of such liability), in which case such agreed limitation of liability (or elimination of such liability) shall be applied to Metso’s liability towards the creditor in question. Metso shall not be subject to secondary liability, as set forth in Chapter 17, Section 16, Subsection 6 of the Finnish Companies Act, for any guarantee obligation transferring to Outotec other than such guarantee obligation which is considered debt pursuant to the above-mentioned provision as at the Effective Date.

9.2	Assets and Debts Remaining with the Demerging Company in the Demerger

In the Demerger, the Flow Control Business, that is, all such (including known, unknown and conditional) assets, rights, debts and liabilities (including but not limited to agreements, offers, offer requests and undertakings) of Metso existing as at the Effective Date that relate to, or primarily serve, the Flow Control Business, as well as certain general assets and liabilities of Metso, shall remain with Metso. The said general assets and liabilities shall primarily be allocated in accordance with the principle of primacy or on the basis of the employee utilizing the asset in question.

The assets, rights, debts and liabilities that shall remain in Metso’s ownership include, among others, the following most significant items:

(a)	All issued and outstanding shares of Metso’s directly owned subsidiaries, including their subsidiaries, not belonging to the Minerals Business;

(b)

Guarantee obligations and liabilities arising out of counterindemnities given to the guarantors insofar as they do not relate to the Minerals Business or the directly or indirectly owned subsidiaries of Metso transferring to Outotec as set out in Section 9.1 of this Demerger Plan as well as such new guarantee obligations and liabilities arising out of counterindemnities given to the guarantors that Metso will undertake or has undertaken and that do not relate to the Minerals Business;

(c)

All loan agreements entered into by Metso or its directly or indirectly owned subsidiaries with financial institutions and pension insurance companies, which agreements are not related to the Minerals Business or the directly or indirectly owned subsidiaries of Metso transferring to Outotec and are, therefore, not specifically allocated to Outotec under Section 9.1 of this Demerger Plan, including but not limited to the term loan facility agreement of EUR 150 million which may be used for the repayment, partial repayment or replacement of Metso’s credit facilities, bonds and other liabilities that benefit the Flow Control Business and the new revolving credit facility of EUR 200 million intended to be entered into prior to the Effective Date which may be used for the general corporate purposes of Metso after the Effective Date;

(d)

All derivative agreements or arrangements entered into by Metso and the rights and obligations pertaining thereto, insofar as they have not been specified to be transferring to Outotec in Section 9.1 of this Demerger Plan;

(e)

Metso’s receivables from, and liabilities to, its directly or indirectly owned subsidiaries that remain in its ownership, including any dividend receivables, insofar as they have not been specified to be transferring to Outotec in Section 9.1 of this Demerger Plan;

(f)

Share-based incentive plans concerning the management and key personnel of Metso and its group, which include Performance Share Plan 2017–2019, Performance Share Plan 2018–2020, Performance Share Plan 2019–2021, Restricted Share Plan 2017–2019, Restricted Share Plan 2018–2020, Restricted Share Plan 2019–2021, Deferred Share Unit Plan 2018–2020, Deferred Share Unit Plan 2019–2021 and Matching Share Plan, and the rights and obligations related to and resulting from their terms and conditions as well as agreements to the extent they relate to personnel at the service of Metso as at the Effective Date other than those, who transfer to the service of Outotec in accordance with Section 18.2 of this Demerger Plan or who have a valid employment or service relationship as at the Effective Date with a subsidiary of Metso transferring to Outotec or with a direct or indirect subsidiary of such transferring subsidiary. This Demerger Plan in no way limits the right of the Board of Directors of Metso to amend the terms and conditions of the incentive plans in accordance with the same prior to the Effective Date;

(g)	All known and unknown assets, debts and liabilities (including but not limited to agreements, offers, offer requests and undertakings) not related to the Minerals Business but which are not specifically referred to in this Demerger Plan, such as joint venture agreements with third parties regarding ownership of subsidiaries belonging to the Metso group. The same applies to any of the types of items mentioned above not related to the Minerals Business that are unknown and appear after the Effective Date;

(h)	Potential tax receivables, tax debts and tax liabilities of Metso that are not related to the Minerals Business and its assets, debts and liabilities; and

(i)

Items that have replaced the above-mentioned assets, debts and liabilities (including but not limited to agreements, offers, offer requests and undertakings) (insofar as these replacement items are not related to the Minerals Business and have not been specifically allocated to Outotec under Section 9.1 of this Demerger Plan) as well as assets, debts and liabilities created for, or otherwise allocated to, Metso after the date of this Demerger Plan (including any new agreements, offers, offer requests and undertakings), which are not related to the Minerals Business.

Outotec shall be subject only to secondary liability, as set forth in Chapter 17, Section 16, Subsection 6 of the Finnish Companies Act, for known, unknown and conditional debts of creditors, whose receivable has arisen before the Effective Date, remaining with Metso, except where there is an agreement or will be an agreement with a creditor regarding the limitation of even such secondary liability (including elimination of such liability), in which case such agreed limitation of liability (or elimination of such liability) shall be applied to Outotec’s liability towards the creditor in question. Outotec shall not be subject to secondary liability, as set forth in Chapter 17, Section 16, Subsection 6 of the Finnish Companies Act, for any guarantee obligation remaining with Metso other than such guarantee obligation which is considered debt pursuant to the above-mentioned provision as at the Effective Date.

9.3	Valuation of Assets and Debts in the Demerger

The assets and debts of Metso have been booked and valued in accordance with the Finnish Accounting Act. In the Demerger, Outotec shall record the transferring assets and debts in its balance sheet at the book values used by Metso on the Effective Date in compliance with the provisions of the Finnish Accounting Act. Section 7 and 10 of this Demerger Plan set forth the effect of the Demerger on the share capital and other equity of the Receiving Company and the Demerging Company, respectively.

10.	Share Capital and Other Equity of the Demerging Company

On the date of this Demerger Plan, the share capital of Metso is EUR 140,982,843.80. A decrease in the share capital of Metso is proposed in connection with the Demerger by EUR 90,000,000.00, to EUR 50,982,843.80. The amount by which the share capital of Metso is decreased will be used to distribute funds to Outotec. Insofar as the amount of the net book value of the assets of the Mineral Business exceed the above-mentioned share capital reduction, Metso’s reserve for invested unrestricted equity and other reserves as well as Metso’s retained earnings will be decreased by the said amount.

11.	Arrangements Outside Ordinary Business Operations

From the date of this Demerger Plan, each of the Parties shall continue to conduct their respective business operations in the ordinary course of business consistent with the past practice, policies and principles of such Party.

Except as set forth in this Demerger Plan and the Combination Agreement, Metso and Outotec shall during the Demerger process not resolve on any matters (regardless of whether such matters are ordinary or extraordinary), which would affect the shareholders’ equity or number of outstanding shares in the relevant company, including but not limited to corporate acquisitions and divestments, share issues, issue of special rights entitling to shares, acquisition or disposal of treasury shares, changes in share capital, dividend distributions, distribution of assets, or any comparable actions, or take or commit to take any such actions, except for, (A) in the case of Metso, (i) the second installment of the dividend payments resolved by the annual general meeting of Metso held on April 25, 2019 payable in November 2019 and (ii) a dividend payment for the financial year ending December 31, 2019 prior to the Effective Date in an aggregate amount not exceeding EUR 221,000,000 and (B) in the case of Outotec, a dividend payment for the financial year ending December 31, 2019 prior to the Effective Date in an aggregate amount not exceeding EUR 20,000,000.

12.	Capital Loans

Metso has not issued any capital loans, as referred to in Chapter 17, Section 3, Subsection 2, Item 12 of the Finnish Companies Act.

13.	Cross Ownership and Treasury Shares

On the date of this Demerger Plan, Metso or its subsidiaries do not hold, and Metso agrees not to acquire (and to cause its subsidiaries not to acquire), any shares in Outotec and Outotec and its subsidiaries do not hold, and agree not to acquire, any shares in Metso.

On the date of this Demerger Plan, Metso holds 272,088 treasury shares.

14.	Business Mortgages

On the date of this Demerger Plan, there are no business mortgages, as defined in the Finnish Act on Business Mortgages (634/1984, as amended), pertaining to the assets of either Metso or Outotec.

15.	Special Benefits and Rights in Connection with the Demerger

No special benefits or rights shall be granted in connection with the Demerger to the members of the Board of Directors, the President and CEOs or the auditors of either Metso or Outotec, or to the auditors issuing statements on this Demerger Plan.

The remuneration of the auditors issuing statements on this Demerger Plan is proposed to be paid in accordance with a reasonable invoice approved by the Board of Directors of Metso in the case of auditors of Metso and by the Board of Directors of Outotec in the case of auditors of Outotec. Metso’s auditor will issue a statement referred to in Chapter 17, Section 4, Subsection 1 of the Finnish Companies Act to Metso and Outotec’s auditor will issue said statement to Outotec.

16.	Planned Registration Time for the Completion of the Demerger

The planned date of registration of the completion of the Demerger shall be April 1, 2020 (effective registration time approximately at 00:01), however, subject to the fulfilment of the preconditions in accordance with the Finnish Companies Act and the conditions for executing the Demerger set forth below in Section 17.

The Effective Date may change if, among other things, the execution of measures described in this Demerger Plan takes longer than what is currently estimated, or if circumstances related to the Demerger otherwise necessitate a change in the time schedule or if the Boards of Directors of the Companies Participating in the Demerger jointly resolve to file the Demerger to be registered prior to, or after, the planned registration date.

17.	Conditions for the Completion of the Demerger

The completion of the Demerger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions set forth below:

(a)

the Demerger, this Demerger Plan, the proposed amendments to the articles of association and the election of the members of the Board of Directors as set forth in Section 3 above having been duly approved by the general meeting of shareholders of Metso provided, however, that shareholders of Metso representing no more than ten (10) percent of all shares and votes in Metso having demanded the redemption of his/her/its Demerger Consideration pursuant to Chapter 17, Section 13 of the Finnish Companies Act;

(b)

the Demerger, this Demerger Plan, the proposed amendments to the articles of association and the election of the members of the Board of Directors as set forth in Section 3 above having been duly approved by the general meeting of shareholders of Outotec;

(c)	the necessary competition clearances having been obtained for the Demerger;

(d)

Outotec having obtained from Nasdaq Helsinki a written confirmation that the listing of the Demerger Consideration on the official list of Nasdaq Helsinki will take place promptly upon the Effective Date;

(e)	the financing entered into for the purposes of the Demerger being available materially in accordance with the new facilities agreements of Metso;

(f)

no default under any of the material finance arrangements of Metso, as defined in the Combination Agreement, having occurred and being continuing if, in the opinion of either Company Participating in the Demerger (in each case, acting reasonably and based on advice of legal counsel), such default would have a material adverse effect on the Demerger or the combined business;

(g)

no default under the material finance arrangements of Outotec, as defined in the Combination Agreement, having occurred and being continuing if, in the opinion of either Company Participating in the Demerger (in each case, acting reasonably and based on advice of legal counsel), such default would have a material adverse effect on the Demerger or the combined business;

(h)

the repayment or securing by collateral of the total aggregate amount of the receivables required by creditors objecting to the Demerger in accordance with the Finnish Companies Act, if any, not resulting in a default by Metso under any of the material finance arrangements of Metso, as defined in the Combination Agreement, or, in the event of any such default, the necessary waivers and consents having been granted;

(i)	the Combination Agreement not having been terminated in accordance with its provisions; and

(j)

no event, circumstance or change having occurred on or after the date of the Combination Agreement that would have a material adverse effect as defined in the Combination Agreement in respect of the Minerals Business or Outotec.

18.	Other Matters

18.1	Listing of the Shares Forming the Demerger Consideration

Outotec shall apply for the listing of the new shares to be issued by Outotec as Demerger Consideration to public trading on Nasdaq Helsinki. The trading in the new shares shall begin on or about the first trading day following the Effective Date or as soon as reasonably possible thereafter.

The Demerger will not affect the listing of, or public trading in, the shares of Metso.

18.2	Transfer of Employees

Metso’s personnel and the personnel of Metso’s directly or indirectly owned subsidiaries remaining in Metso’s ownership working for the Minerals Business shall transfer to the service of Outotec as at the Effective Date. Outotec shall assume the obligations arising out of the employment and service relationships of the transferring personnel in force as at the Effective Date as well as the obligations resulting from the related benefits. The personnel shall transfer to the service of Outotec as existing employees.

The obligations of group agreements binding Metso shall transfer to Outotec insofar as they concern employees within the Minerals Business or employees of Metso or its directly or indirectly owned subsidiaries, whose work primarily benefits the Minerals Business, transferring to Outotec in the Demerger.

Outotec shall be responsible for all obligations relating to the personnel transferring to it, such as any wages and fees, tax withholding, accumulated holidays, daily allowances, pension contributions and expense compensations, also to the extent the grounds for such obligations have wholly or partially arisen during the time period preceding the Effective Date, but which remain unfulfilled as at the Effective Date.

18.3	Agreements and Undertakings and Cooperation in Transfer of Rights and Obligations; Intra-Group Arrangements

All agreements and undertakings, given and received offers and offer requests and the rights and obligations pertaining thereto related to the Minerals Business shall transfer to Outotec in accordance with this Demerger Plan on the Effective Date. If the transfer of a certain agreement and/or undertaking is subject to the consent of the contracting party or a third party, the Companies Participating in the Demerger shall use their reasonable best efforts to obtain such consent on or prior to the Effective Date. If any consent has not been obtained by the Effective Date, Metso shall remain as the party to the relevant agreement and/or undertaking, but Outotec shall fulfill the obligations related to such agreement and/or undertaking on its own behalf, at its own responsibility and at its own risk in Metso’s name and, correspondingly, Outotec shall receive the benefits related to such agreement and/or undertaking in a manner separately agreed by the Companies Participating in the Demerger.

Metso and Outotec are both obligated to provide to each other all the reports and confirmations, as requested by the other company, which are necessary for the confirmation and recording of the transfer of rights and obligations under this Demerger Plan, such as reports on the transfer of assets, debts and liabilities potentially required by authorities or financial institutions.

Metso will undertake certain intra-group arrangements related to the Demerger before the Effective Date. As a part of these intra-group arrangements, shares and/or assets and liabilities of indirect subsidiaries of Metso which are owned by direct or indirect subsidiaries of Metso will be transferred within the group. If such intra-group arrangements cannot be completed in all respects before the Effective Date due to requirements or actions of foreign authorities or other similar reasons, the Companies Participating in the Demerger undertake to cause the completion of the said arrangements as soon as practically possible after the Effective Date.

Metso and Outotec may, before the Effective Date, also enter into certain transitional services agreements that may be necessary in order to secure the continuation of the operations of the Minerals Business and/or Flow Control Business and the related support functions without interruption or undue costs and expenses.

18.4	Intellectual Property Rights of the Demerging Company

Metso shall procure that none of its directly or indirectly owned subsidiaries shall, from the Effective Date, use any trade name, trademark, other intellectual property right or domain names, which includes the word “Metso” or which may otherwise be confused with Metso’s trade name, trademark or other intellectual property right or domain name and that the said subsidiaries shall cause the removal of such elements immediately and in any event no later than within six (6) months from the Effective Date.

18.5	Accounting Material

The accounting material of Metso shall remain in the ownership of Metso. However, Outotec shall have the right to obtain access to the said accounting material free of separate charge, including the right to make notes based on the documentation, make copies thereof and save it in electronic media, within the ordinary office hours insofar as the request concerns the Minerals Business.

18.6	Language of this Demerger Plan

This Demerger Plan has been prepared in the Finnish language. Any possible translations of this Demerger Plan have been made for information purposes only and the Finnish language version shall prevail in all situations.

18.7	Dispute Resolution

Any dispute, controversy or claim between the Companies Participating in the Demerger arising out of or relating to this Demerger Plan, or the breach, termination or validity thereof shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The seat of arbitration is Helsinki.

18.8	Other Issues

The Boards of Directors of Metso and Outotec are authorized to decide on technical amendments to this Demerger Plan as may be required by the authorities or otherwise considered appropriate by the Boards of Directors of Metso and Outotec. The Boards of Directors of Metso and/or Outotec may decide not to complete the Demerger, if material grounds for such non-completion exist, as agreed in the Combination Agreement, prior the general meetings of shareholders of Metso and Outotec resolving upon the Demerger or thereafter.

This Demerger Plan has been executed in two (2) identical counterparts, one for Metso and one for Outotec.

[Signature pages to follow]

In Helsinki, on July 4, 2019

Metso Corporation

Authorized by the Board of Directors of Metso Corporation

MIKAEL LILIUS		PEKKA VAURAMO
Name:	Mikael Lilius	Name:	Pekka Vauramo
Title:	Chairman of the Board	Title:	President and CEO

In Helsinki, on July 4, 2019

Outotec Oyj

Authorized by the Board of Directors of Outotec Oyj

MATTI ALAHUHTA		MARKKU TERÄSVASARA
Name:	Matti Alahuhta	Name:	Markku Teräsvasara
Title:	Chairman of the Board	Title:	President and Chief Executive Officer

Appendix 1

Outotec Oyj’s Amended Articles of Association

1 §	Business name and domicile

The business name of the Company is Metso Outotec Oyj in Finnish and Metso Outotec Corporation in English. The domicile of the Company is Helsinki.

2 §	Line of business

The Company’s line of business is to carry on, by itself or through its subsidiaries, the design, manufacture and construction of and trade in methods, machinery, devices, equipment, spare parts and production facilities for the mining, ore cleaning, metallurgical and other processing industry, metals forming technology, materials technology, energy technology and environmental protection, the production and sale of technical design, project services and research and product development services for the processing industry, energy technology and environmental protection, including any industrial and commercial operations and the sale of business management and consultancy services as well as sale and manufacture of spare parts and offer of maintenance services based on or relating to these activities or know-how acquired in this sphere of activities. The Company may hold and control of domestic and foreign securities, own and control domestic and foreign securities, raise and grant loans, grant securities and give its property in pledge. Within the limits of its field of activity, the Company may establish domestic or international companies and consortiums.

3 §	Book-entry system

The shares of the Company are registered in the book-entry system.

4 §	Board of Directors

The Board of Directors consists of at least five and no more than ten members of the Board of Directors. The Chairman and the Vice Chairman of the Board of Directors shall be elected by the General Meeting.

The term of office for a member of the Board of Directors begins as of the General Meeting in which the member of the Board of Directors has been elected and expires at the conclusion of the first Annual General Meeting following the election.

5 §	President and Deputy Presidents

The Board of Directors shall elect the President and may elect one or more Deputy Presidents.

6 §	Representation right

The right to represent the Company shall be vested with the Chairman of the Board of Directors, a member of the Board of Directors and the President, two together, and with the persons given the right by the Board of Directors to represent the Company, two together, or with each one separately together with the Chairman of the Board of Directors, a member of the Board of Directors, or together with the President.

7 §	Financial year

The Company’s financial year is a calendar year.

8 §	Auditor

The Company has one (1) auditor. The auditor shall be an audit firm approved by the Patent and Registration Office with an authorized public accountant as the auditor in charge. The term of office of the auditor expires at the end of the Annual General Meeting following the election.

9 §	Notice to convene a meeting

The Board of Directors shall issue a notice to convene the General Meetings of Shareholders by publishing the notice in one or more daily newspapers with a wide circulation, or on the

Company’s website no earlier than three (3) months before the last day for advance notice under Article 10 and at the latest three (3) weeks before the General Meeting, but in any case, at least nine (9) days before the record date of the General Meeting, as referred to in the Finnish Companies Act.

10 §	Time and place of the meeting and advance notice

In order to attend the General Meeting a shareholder shall give an advance notice to the Company prior to the end of the advance notice period set out in the notice convening the meeting. The last day for advance notice may be assigned to be no earlier than ten days before the meeting and it may not be assigned to be on a Sunday, Saturday, Midsummer’s Eve, Christmas Eve, New Year’s Eve or any other public holiday.

The General Meeting may be held in the domicile of the Company, Espoo or Vantaa.

11 §	Annual General Meeting

At the Annual General Meeting, the following shall be:

presented:

1.	the Financial Statements of the Company, which also include the Financial Statements of the Group, and the report of the Board of Directors; and

2.	the Auditor’s reports concerning the Company and the Group;

resolved:

3.	approval of the Financial Statements of the Company, which also include the approval of the Financial Statements of the Group;

4.	any measures justified by the profit indicated by the confirmed balance sheet, as well as the date at which any possible dividend is payable to the shareholders;

5.	releasing the members of the Board of Directors and the President from liability;

6.	the number of members of the Board of Directors;

7.	the remuneration of the Chairman, Vice Chairman and other members of the Board of Directors as well as the Auditor;

8.

any other matters submitted to the General Meeting by the Board of Directors, Auditor or shareholders sufficiently in advance so that the matter can be included in the notice convening the meeting; and

9.	any other matters specified in the notice convening the meeting; and

elected:

10.	the Chairman, Vice Chairman and other necessary members of the Board of Directors; and

11.	Auditor.

Appendix 2

Metso Corporation’s Amended Articles of Association

1 §	Business name and domicile

The company’s business name is Neles Oyj in Finnish, Neles Abp in Swedish and Neles Corporation in English. The company’s domicile is Vantaa.

2 §	Branch of industry

The company’s branch of industry is to globally design, develop, sell and manufacture industry products and systems as well as spare parts, maintenance and diagnostics services relating to, among others, flow control, either directly or through its subsidiary or affiliate companies.

As the parent company, the company may also attend to the organisation, financing and purchases of the group of companies and to other joint tasks of the same kind, and it may own real estate, stocks and shares and carry on securities trading and other investment business.

3 §	Book-entry system

The company’s shares belong to the book-entry system.

4 §	Board of Directors and President

The company has a Board of Directors, a President and one or more Executive Vice Presidents, if required.

The Board of Directors has no less than five (5) and no more than eight (8) members. The term of office of a member of the Board of Directors expires at the end of the first Annual General Meeting of shareholders following the election.

The General Meeting of shareholders elects the chairman, vice chairman and other members of the Board of Directors.

The Board of Directors elects the company’s President and one or more Executive Vice Presidents, if required.

The Board of Directors meets when a meeting is convened by the chairman or, if he/she is prevented, the vice chairman. The Board of Directors constitutes a quorum when more than half its members are present and one of them is the chairman or the vice chairman.

The Board’s decision shall be that opinion which is supported by more than one-half of the members present or, if the votes are equal, the opinion with which the chairman of the meeting agrees.

5 §	Representation right

The right to represent the company shall be vested with the chairman of the Board of Directors, a member of the Board of Directors and the President, two together, and with the persons given the right by the Board of Directors to represent the company, two together, or with each one separately together with the chairman of the Board of Directors, a member of the Board of Directors, or together with the President.

6 §	Accounting period

The company’s accounting period is the calendar year.

7 §	Auditor

The company has one (1) auditor, which must be an auditing corporation approved by Finland Chamber of Commerce.

The term of office of the auditor expires at the end of the Annual General Meeting of shareholders following the election.

8 §	Notice to convene a meeting

The notice to convene a General Meeting of shareholders must be delivered to the shareholders by publishing the notice on the company’s website or by a newspaper announcement, which is published in one or more widely circulated daily newspapers chosen by the Board of Directors, or otherwise in a verifiable way no more than three (3) months and no less than three (3) weeks before the meeting, and in any case at least nine (9) days before the General Meeting record date referred to in Chapter 4, Section 2.2 of the Companies Act.

In order to take part in a General Meeting a shareholder must register with the company no later than on the date mentioned in the notice, which may not be earlier than ten (10) days before the General Meeting.

9 §	Annual General Meeting of shareholders

The Annual General Meeting of shareholders shall be held each year before the end of June.

At the meeting:

the following are submitted

1.	the financial statements, including the consolidated financial statements, and the Annual Report;

2.	the auditor’s report;

the following decisions are taken

3.	adoption of the financial statements;

4.	the use of profits shown in the balance sheet;

5.	the release of members of the Board of Directors and the President from liability;

6.	remuneration for the members of the Board of Directors and the auditors;

7.	the number of members on the Board of Directors;

the meeting elects

8.	the chairman, vice chairman and members of the Board of Directors; and

9.	the auditor.

If a vote is held at General Meetings of shareholders of the company, the chairman of the General Meeting shall determine the manner of voting.

Appendix 3

Unaudited financial information as at 31 March 2019 of Metso Corporation

	As at March 31, 2019
	Metso Corporation (Demerging company)	Transactions prior to Demerger	Metso Corporation (Demerging company) Adjusted	Metso Minerals Demerger balance sheet	Neles Corporation after Demerger
	(EUR in millions)
BALANCE SHEET
ASSETS
Non-current assets
Intangible assets	1		1	1	0
Tangible assets	1		1	1	0
Non-current financial assets	1,123	510	1,634	1,041	593

Total non-current assets	1,125	510	1,635	1,042	593

Current assets
Non-current receivables	4	0	4	4	0
Current receivables	366	0	366	312	53
Cash and cash equivalents	394	(270)	124	91	33

Total current assets	763	(270)	493	407	86

TOTAL ASSETS	1,888	240	2,128	1,449	680

EQUITY AND LIABILITIES
Shareholders’ equity
Restricted equity	141	0	141	90	51	(1)
Non-restricted equity	961	264	1,226	782	444

Shareholders’ equity	1,102	264	1,367	872	495
Liabilities
Non-current liabilities	403	150	553	403	150
Current liabilities	383	(174)	208	173	35

Total liabilities	786	(24)	761	576	185

TOTAL EQUITY AND LIABILITIES	1,888	240	2,128	1,449	680

Financial information presented in this illustrative balance sheet is derived from the unaudited balance sheet of Metso Corporation as at March 2019 prepared in accordance with the Finnish Accounting Act and good accounting practice.

The column Transactions prior to Demerger of the illustrative balance sheet presented above takes into account the following transactions which have a significant impact on the assets and liabilities of Metso Corporation prior to the execution of the Demerger: dividend distribution to shareholders for the year 2018 decided by the annual general meeting, financing of acquisition closed in May 2019 in Chile, dividends to be paid to parent in 2019, preliminary estimated impact of the intra-group transactions required for the Demerger and related financing and planned repayments of the existing interest-bearing liabilities. In addition to the transactions mentioned earlier, the proposed distribution of interest-bearing liabilities and cash and cash equivalents is based on the current negotiations with the creditors and assumed need for net working capital.

This illustrative balance sheet does not include the following transactions, which may have material impact on Metso Corporation’s assets and liabilities prior to the execution of the Demerger, such as: group contributions which are recorded to the income statement in year 2019, transaction costs of the Demerger, the acquisition and funding impacts of June 10, 2019 announced signing of an acquisition by Metso of the Canadian company McCloskey International and dividend payments of Metso Corporation prior to the Effective Date based on the financial statements as of and for the year ended December 31, 2019.

The final demerger will take place based on the balance sheet values as at the Effective Date. The illustrative balance sheet information presented above is therefore only indicative and subject to change from what is presented above.

(1)

A decrease in the share capital of Metso is proposed in connection with the Demerger by EUR 90,000,000.00, to EUR 50,982,843.80. The amount by which the share capital of Metso is decreased will be used to distribute funds to Outotec. Insofar as the amount of the net book value of the assets of the Mineral Business exceed the above-mentioned share capital reduction, Metso’s reserve for invested unrestricted equity and other reserves as well as Metso’s retained earnings will be decreased by the said amount.

Appendix 4

Preliminary presentation of the balance sheets of the Outotec and Metso Minerals

	As at March 31, 2019
	Outotec Oyj (Receiving company)	Metso Minerals demerger BS	Transactions prior to Demerger	Outotec Oyj after demerger
	(EUR in millions)
BALANCE SHEET
ASSETS
Non-current assets
Intangible assets	45	1	0	45
Property, plant and equipment	1	1	0	2
Non-current financial assets	518	1,041	0	1,559

Total non-current assets	564	1,042	0	1,606
Current assets
Inventories	0	0	0	0
Non-current receivables	3	4	0	6
Current receivables	225	312	35	572
Cash and cash equivalents	18	91	1	109

Total current assets	246	407	36	688

TOTAL ASSETS	809	1,449	36	2,294

EQUITY AND LIABILITIES
Shareholders’ equity
Restricted equity	37	90	0	127	(1)
Non-restricted equity	214	782	40	1,036	(2)

Shareholders’ equity	251	872	40	1,163
Liabilities
Non-current liabilities	327	403	0	730
Current liabilities	231	173	(4)	400

Total liabilities	558	576	(4)	1,130

TOTAL EQUITY AND LIABILITIES	809	1,449	36	2,294

Financial information presented in this illustrative balance sheet is derived from the Outotec Oyj’s unaudited balance sheet as at March 31, 2019 prepared in accordance with the Finnish Accounting Act and good accounting practice. Metso Minerals demerger balance sheet is derived from the unaudited balance sheet as at and for the three months ended March 31, 2019 and presented in accordance with the principles described in Appendix 3.

In the column Transactions prior to Demerger of the illustrative balance sheet presented above takes into account Outotec Oyj’s internal dividend distribution to the parent company from subsidiaries for the year 2018, the planned repayments of existing loans, which have a significant impact on the assets and liabilities of Outotec Oyj prior to the execution of the Demerger.

The illustrative balance sheet presented above does not take into account among others the following events which may have a significant impact on the Metso Minerals demerger balance sheet and Outotec Oyj’s assets and liabilities prior to the execution of the Demerger: Outotec Oyj’s and Metso Corporation’s group contributions, which are recorded to the income statement in year 2019, transaction costs related to the Demerger, the acquisition and funding impacts of June 10, 2019 announced signing of an acquisition by Metso of the Canadian company McCloskey International and dividend payments of Metso Corporation and/or Outotec Oyj prior to the Effective Date based on the financial statements as of and for the year ended December 31, 2019.

The final demerger balance sheet of Metso Minerals and balance sheet of Outotec Oyj after demerger are based on the balance sheet values as at the Effective Date. The unaudited illustrative balance sheet information presented above is therefore only indicative and subject to change.

(1)	The share capital of Outotec shall be increased by EUR 90,000,000.00 on the Effective Date as stated in the Section 7 of the Demerger Plan.
(2)

The equity increase of Outotec, insofar as it exceeds the amount to be recorded into the share capital, shall primarily be recorded as an increase of retained earnings insofar there are retained earnings and secondarily as an increase of the fund for invested unrestricted equity as defined in Chapter 8, Section 2 of the Finnish Companies Act.

APPENDIX 2: NOTICES OF MEETINGS

PART I: NOTICE OF MEETING OF THE HOLDERS OF THE 2022 NOTES

THIS ANNOUNCEMENT RELATES TO THE DISCLOSURE OF INFORMATION THAT QUALIFIED OR MAY HAVE QUALIFIED AS INSIDE INFORMATION WITHIN THE MEANING OF ARTICLE 7(1) OF REGULATION (EU) 596/2014 (THE MARKET ABUSE REGULATION). THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE OR ARE UNSURE OF THE IMPACT OF THE IMPLEMENTATION OF AN EXTRAORDINARY RESOLUTION TO BE PROPOSED AT THE MEETING, YOU SHOULD CONSULT YOUR OWN INDEPENDENT PROFESSIONAL ADVISERS IMMEDIATELY.

NOTICE OF MEETING

METSO CORPORATION

(incorporated with limited liability in the Republic of Finland)

(the “Issuer”)

in respect of the outstanding

Series 22 EUR 100,000,000 Fixed Rate Notes due 27 June 2022 (ISIN: XS0795500437;

Common Code: 079550043)

(the “Notes”)

NOTICE IS HEREBY GIVEN that, pursuant to Condition 17 (Meetings of Noteholders; Modification and Waiver) of the Terms and Conditions of the Notes (the “Conditions”) and the provisions of Schedule 4 (Provisions for Meetings of the Holders of the Notes) to the amended and restated fiscal agency agreement dated 4 April 2012 (the “Agency Agreement”) between the Issuer, Citibank, N.A. (the “Fiscal Agent”) and the other agents party thereto, a Meeting of the Noteholders will be held at 11 a.m. (Central European time) on 30 October 2019 at the office of Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom for the purpose of considering, and if thought fit, passing the following resolution which will be proposed as an Extraordinary Resolution in accordance with the Conditions. A Noteholder may:

(i)	approve the Extraordinary Resolution by voting or communicating voting instructions by the relevant Fee Instruction Deadline, in favour of the Extraordinary Resolution; or

(ii)	reject the Extraordinary Resolution by voting or communicating voting instructions by the relevant Fee Instruction Deadline, against the Extraordinary Resolution, or

(iii)	abstain from voting action.

Unless the context otherwise requires, capitalised terms used but not defined in this Notice of Meeting shall bear the meanings given to them in the Consent Solicitation Memorandum relating to the Notes dated 8 October 2019, as amended or supplemented (the “Memorandum”).

NOTICE TO U.S. HOLDERS: To the extent that the Consent Solicitation constitutes a deemed exchange of securities, the Consent Solicitation is being made in the United States in compliance with the application requirements of Section 14 of the U.S. Securities Exchange Act of 1934, as amended, and Regulation 14E thereunder, including taking into account the relief available pursuant to Rule 14d-1(c) thereunder. The Consent Solicitation is open to U.S. and non-U.S. holders of the Notes. The Consent Solicitation is subject to disclosure and procedural requirements, including with respect to the offer timetable, settlement procedures and timing of consideration, that are different from those applicable under U.S. domestic tender offer procedures, laws and practice. The Notes and any new securities resulting from the Consent Solicitation have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities resulting from the Consent Solicitation will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent as the Notes held by a holder before the Consent Solicitation. The Notes and any new securities resulting from the Consent Solicitation may only be offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with other applicable securities laws.

The Consent Solicitation is made with respect to the securities of a foreign company. The Consent Solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States, and with respect to the transaction timetable and the timing of payments, which are different from those under U.S. domestic tender offer procedures and rules. Financial statements and financial information included or referred to in the Memorandum have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the Issuer may also purchase the Notes in open market or privately negotiated purchases.

EXTRAORDINARY RESOLUTION

“THAT this Meeting (the “Meeting”) of the holders (the “Noteholders”) of the Series 22 EUR 100,000,000 Fixed Rate Notes due 27 June 2022 (ISIN: XS0795500437; Common Code: 079550043) (the “Notes”) issued by Metso Corporation under its €1,500,000,000 Euro Medium Term Note Programme and having always the benefit of the Agency Agreement, by Extraordinary Resolution (as defined in the Terms and Conditions of the Notes (the “Conditions”)) HEREBY:

(1)

(a)	assents to and sanctions, approves, authorises, directs, requests and empowers:

(i)	the substitution of Outotec Oyj (the “New Issuer”) in place of the Issuer as the issuer of the Notes on the Effective Date;

(ii)	the irrevocable and unconditional waiver of any and all of the rights that they may have to make claims against the Issuer (in its capacity as issuer of the Notes) from the Effective Date; and

(iii)

an acknowledgement and agreement that, with effect from the Effective Date, the Issuer shall not have any obligations or liability whatsoever towards the Noteholders under or in relation to the Notes; and

(b)

authorises and approves all other modifications to the Conditions, the Deed of Covenant and the Agency Agreement as are necessary for or expedient to effect the substitution set out it paragraph 1(a) of this Extraordinary Resolution.

(2)

(a)	assents to and sanctions, approves, authorises, directs, requests and empowers:

(i)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach, whether caused by the threat of, being in anticipation of, being in connection with, or being as a result of, the proposed Demerger (as defined in the Memorandum (as defined below)), of the following Conditions:

(A)	Condition 13(c)(ii) (Cross-default of Issuer or Material Subsidiary); and

(B)	Condition 13(f)(iv) (Insolvency etc.) (insofar as the Demerger contemplates the cessation of a substantial part of the Issuer’s business);

(ii)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach whatsoever of any other obligation under or in respect of the Notes which may be breached or may be capable of being breached by the threat of, in anticipation of, in connection with, or as a result of, the proposed Demerger; and

(iii)	that the Conditions shall be deemed amended accordingly; and

(b)

authorises and approves all other such modifications to the Conditions as are necessary for or expedient to effect the waivers and authorisations set out in paragraph 2(a) of this Extraordinary Resolution and the consummation of the Demerger.

(3)	assents to and sanctions, approves, authorises, directs, requests and empowers:

(a)	the irrevocable and unconditional waiver of the statutory rights to object to the Demerger pursuant to Chapter 17, Section 6 of the Finnish Companies Act; and

(b)

the irrevocable and unconditional waiver of any and all of the rights to make claims against the Issuer from the Effective Date on the basis of any actual or alleged Secondary Demerger Liability with respect to the Notes.

(4)

(a)

authorises, requests and empowers the New Issuer, the Issuer and the Fiscal Agent to execute all such deeds (including the Deed Poll as defined in the Memorandum), instruments and agreements and do such acts and things that may be necessary, appropriate or desirable in the opinion of the Issuer to carry out and give effect to this Extraordinary Resolution and the implementation of the waivers and modifications referred to in paragraphs (1), (2) and (3) above (including but not limited to authorising the Fiscal Agent to attach this Extraordinary Resolution to the Global Note); and

(b)

sanctions and assents to every abrogation, amendment or modification in respect of the rights of the Noteholders appertaining to the Notes against the Issuer or against any of its/their property or otherwise, whether or not such rights arise under the Notes, the Deed of Covenant or the Agency Agreement, involved in or resulting from or to be effected by the waivers and modifications referred to in paragraphs (1), (2) and (3) above and their implementation.

(5)

acknowledges that capitalised terms used but not defined in this Extraordinary Resolution shall bear the meanings given to them in the Notice of Meeting relating to the Notes dated 8 October 2019 and/or the Consent Solicitation Memorandum relating to the Notes dated 8 October 2019, as amended or supplemented (the “Memorandum”).”

Background

The Issuer is soliciting the consent of the Noteholders, by way of Extraordinary Resolution, to the Proposal sanctioning (a) the substitution of the New Issuer in place of the Issuer as the issuer of the Notes on the Effective Date (the “Substitution”), (b) the waiver and authorisation of any breach or any alleged breach of certain of the Conditions of the Notes as may be caused by, or arise in respect of, the proposed Demerger and (c) certain waivers in respect of certain statutory rights that such Noteholders may have under Finnish law as may be caused by, or arise in respect of, the proposed Demerger, in exchange for an Instruction Fee, as more fully described in the Memorandum, a copy of which is available as indicated below.

The implementation of the Substitution is conditional on satisfaction of the Implementation Conditions, as more fully described in the Memorandum.

Instruction Fees

As described in the Memorandum, if the Extraordinary Resolution is duly passed, the Issuer shall pay the Early Instruction Fee to those Noteholders who have delivered Electronic Voting Instructions (as defined below) voting in favour of the Extraordinary Resolution prior to the Early Instruction Deadline.

If the Extraordinary Resolution is duly passed, the Issuer shall pay the Basic Instruction Fee to those Noteholders who have delivered Electronic Voting Instructions voting in favour of the Extraordinary Resolution on or after the Early Instruction Deadline but prior to the Late Instruction Deadline.

Noteholders who deliver voting instructions other than by way of Electronic Voting Instructions or who deliver Electronic Voting Instructions voting against the Extraordinary Resolution and/or deliver Electronic Voting Instructions after the relevant Fee Instruction Deadline will not be eligible to receive the relevant Instruction Fee.

Documents Available for Inspection

Noteholders may, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays in the relevant jurisdiction excepted) prior to the Meeting, inspect copies of the documents set out below at the specified offices of the Issuer and the Tabulation Agent set out below:

Documents available for inspection and collection:

•	the Agency Agreement;

•	the Memorandum;

•	this Notice of Meeting; and

•	the Deed Poll.

General

The attention of Noteholders is particularly drawn to the quorum required for the Meeting and for an adjourned Meeting which is set out in “Voting and Quorum” below. Having regard to such requirements, Noteholders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.

Noteholders who wish to vote must do so in accordance with the procedures of the relevant Clearing System. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent in advance of the relevant Fee Instruction Deadline.

Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Issuer, the Paying Agents, and the Tabulation Agent.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes. Beneficial owners of Notes are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.

If Electronic Voting Instructions are not received from or on behalf of a Noteholder by a Clearing System (and such Noteholder does not otherwise make arrangements to vote at the Meeting or to attend in person by appointing a proxy also in advance of the Late Instruction Deadline), such Noteholder will be deemed to have declined to vote in respect of the Extraordinary Resolution.

None of the Solicitation Agents, the Paying Agents or the Tabulation Agent expresses any view as to the merits of the waivers and modifications referred to in paragraphs (1), (2) and (3) of the Extraordinary Resolution or the Extraordinary Resolution. None of the Solicitation Agents, the Paying Agents or the Tabulation Agent has been involved in negotiating the waivers and modifications referred to in paragraphs (1) and (2) of the Extraordinary Resolution or the Extraordinary Resolution and none of them makes any representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Memorandum and this Notice of Meeting. Noteholders who are unsure of the impact of the waivers and modifications referred to in paragraphs (1), (2) and (3) of the Extraordinary Resolution and the Extraordinary Resolution should seek their own financial, legal and tax advice. For the avoidance of doubt, the role of the Solicitation Agents will not be deemed to extend to making the Consent Solicitation to or engaging with any U.S. Person (as defined in Regulation S of the U.S. Securities Act of 1933, as amended).

This Notice of Meeting is released by the Issuer and contains information in relation to the Notes that qualified or may have qualified as inside information for the purposes of the Regulation (EU) 596/2014 (the “Market Abuse Regulation”), encompassing information relating to the Proposal. For the purposes of the Market Abuse Regulation and Article 2 of Commission Implementing Regulation (EU) 2016/1055, this Notice of Meeting is made by Juha Rouhiainen for the Issuer.

Voting and Quorum

1.

The relevant provisions governing the convening and holding of meetings of Noteholders are set out under Condition 17 (Meetings of Noteholders; Modification and Waiver) and in Schedule 4 (Provisions for Meetings of the Holders of Notes) to the Agency Agreement, a copy of which is available for inspection as referred to above.

Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the Notes through Euroclear, Clearstream, Luxembourg or a person who is shown in the records of Euroclear or Clearstream, Luxembourg as a holder of the Notes (an “Accountholder”), should note that the Notes are held by a common depositary or common safekeeper on behalf of Euroclear and Clearstream Luxembourg. A Beneficial Owner will only be entitled to attend and vote at the Meeting in accordance with the procedures set out below and where a Beneficial Owner is not an Accountholder it will need to make the necessary arrangements either directly or with the other intermediary through which it holds its Notes for the Accountholder to complete these procedures on its behalf.

2.

A Noteholder who wishes to attend and vote at the Meeting and any adjourned Meeting in person must produce at the Meeting a valid Voting Certificate (as defined in the Agency Agreement) issued by a Paying Agent.

A Noteholder may obtain a Voting Certificate in respect of its Notes from a Paying Agent via the Tabulation Agent by arranging for its Notes to be blocked in an account with Euroclear or Clearstream, Luxembourg (unless the Note is the subject of a Block Voting Instruction (as defined in the Agency Agreement) which has been issued and is outstanding in respect of the Meeting or any adjourned Meeting) not less than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting (or, if applicable, any adjourned Meeting) and, within the relevant time limit specified by Euroclear or Clearstream, Luxembourg, (each a clearing system and together the “Clearing Systems”) as the case may be, upon terms that the Notes will not cease to be so blocked until the first to occur of the conclusion of the Meeting or any adjourned Meeting and the surrender of the Voting Certificate to the Paying Agent via the Tabulation Agent and notification by the Paying Agent to the relevant Clearing System of such surrender or the compliance in such other manner with the rules of the relevant Clearing System.

3.

A Noteholder not wishing to attend and vote at the Meeting in person may either deliver the Voting Certificate(s) to the person whom it wishes to attend on its behalf or give a voting instruction (in the form of an electronic voting instruction (an “Electronic Voting Instruction”) in accordance with the standard procedures of the relevant Clearing System to, and require a Paying Agent via the Tabulation Agent to, include the votes attributable to its Notes in a Block Voting Instruction issued by the Paying Agent for the Meeting or any adjourned Meeting, in which case the Paying Agent shall appoint a proxy to attend and vote at the Meeting in accordance with such Noteholder’s instructions.

4.

If a Noteholder wishes the votes attributable to its Notes to be included in a Block Voting Instruction for the Meeting or any adjourned Meeting, then (a) the Noteholder must arrange for its Notes to be blocked in an account with the relevant Clearing System for that purpose and (b) the Noteholder or a duly authorised person on its behalf must instruct a Paying Agent as to how those votes are to be cast in accordance with the procedures of the relevant Clearing System, not less than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting (or, if applicable, any adjourned Meeting) and within the time limit specified by the relevant Clearing System upon terms that the Notes will not cease to be so blocked until the earlier of (i) the conclusion of the Meeting or any adjourned Meeting and (ii) the surrender to a Paying Agent, not less than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting (or, if the Meeting has been adjourned, the time fixed for its resumption), of the receipt of the deposited or blocked Notes and notification thereof by such Paying Agent to the Issuer, and that such instruction is, during the period commencing 48 hours (as defined in the Agency Agreement) prior to the time for which the Meeting or any adjourned Meeting is convened and within the time limit specified by the relevant Clearing System and ending at the conclusion or adjournment thereof, neither revocable nor capable of amendment.

5.

Submission of an Electronic Voting Instruction represents a direction from the Beneficial Owner through his Accountholder for the common depositary or common safekeeper to direct a Paying Agent to name an employee or employees of the Tabulation Agent as proxy to cast the votes relating to the Notes in which he has an interest at the Meeting (or any adjourned such Meeting).

6.

In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of a Paying Agent. Such arrangements may be revoked by no later than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting.

7.

An Accountholder whose Notes have been blocked will be able to procure that an Electronic Voting Instruction is given in accordance with the procedures of the relevant Clearing System to the Tabulation Agent.

8.

Notes in respect of which Electronic Voting Instructions have been delivered will be blocked in an account by the relevant Clearing System and may not be traded during the period beginning at the time at which the Noteholder delivers, or instructs the Accountholder through which it holds such Notes to deliver, such Electronic Voting Instructions to the relevant Clearing System and ending on the earliest to occur of (a) the date of a valid revocation of such Electronic Voting Instructions (in the limited circumstances as permitted in the Memorandum) (b) the date on which the Consent Solicitation is terminated or withdrawn, (c) the date of the Meeting in the event that the Extraordinary Resolution is rejected and (d) the Settlement Date; provided, however, in the case of

(b) above, that, if a Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until such Paying Agent has notified the Fiscal Agent and the Issuer of the necessary revocation of or amendment to such proxy.

9.

The quorum required at the Meeting shall be two or more persons present in person holding Notes or Voting Certificates or being proxies and holding or representing in the aggregate not less than three quarters in principal amount of the Notes for the time being outstanding.

Pursuant to the Agency Agreement, so long as at least three quarters in principal amount of such Notes for the time being outstanding is represented by a Global Note, the holder (or the proxy of the holder) of the Global Note shall be treated as two persons for the purposes of any quorum requirements of the Meeting and as having one vote in respect of each Note for which the Global Note may be exchanged.

If within 15 minutes after the time fixed for the Meeting a quorum is not present, the Meeting shall stand adjourned to such date, being not less than 14 days nor more than 42 days later, and to such place as the chairman may decide.

At least 10 days’ notice of an adjourned Meeting shall be given, in the same manner as for the original Meeting. Notice of the adjourned meeting shall state the quorum required at the adjourned meeting.

10.

At any adjourned Meeting, the quorum shall be two or more persons present in person holding Notes or Voting Certificates or being proxies and holding or representing in the aggregate not less than one quarter in principal amount of the Notes for the time being outstanding shall form a quorum and may pass any resolution and decide upon all matters which could properly have been dealt with at the original Meeting had a quorum been present at the Original Meeting.

11.

Voting Certificates obtained and Electronic Voting Instructions given in respect of the Meeting shall remain valid for any such adjourned Meeting (unless, in the case of Electronic Voting Instructions, revoked or amended in the limited circumstances permitted in the Memorandum).

12.

Noteholders should note these quorum requirements and should be aware that, if the Noteholders either present or appropriately represented at the Meeting are insufficient to form a quorum for the Extraordinary Resolution, the Extraordinary Resolution cannot be formally considered at the Meeting. Noteholders are therefore encouraged either to attend the Meeting in person or to arrange to be represented at the Meeting as soon as possible.

13.

To be passed at the Meeting, the Extraordinary Resolution requires a majority of not less than three quarters of the votes cast. If passed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

14.

Each question submitted to the Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) which he may have as a Noteholder or as a holder of a Voting Certificate or as a proxy.

15.

Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority, shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.

16.

A demand for a poll shall be valid if it is made by the chairman, the Issuer or one or more persons representing or holding not less than 2 per cent. in principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the Meeting for any other business as the chairman directs.

17.

On a show of hands every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote. On a poll every such person shall have one vote in respect of each euro in aggregate face amount of the outstanding Note(s) represented or held by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.

18.

If the Extraordinary Resolution is duly passed at the Meeting duly convened and held in accordance with the Conditions, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

19.	This Notice of Meeting and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

Any questions regarding the terms of the Proposal or the Consent Solicitation may be directed to the Issuer, the Solicitation Agents or the Tabulation Agent at the addresses and telephone numbers specified below:

The Issuer is:

METSO CORPORATION

Töölönlahdenkatu 2

Helsinki

FI-00100

Finland

Telephone: +358 20 484 100

Email: minna.helppi@metso.com / mikko.vainikka@metso.com

Facsimile: +358 20 484 3141

Attention: Minna Helppi / Mikko Vainikka

The Solicitation Agents are:

CITIGROUP GLOBAL MARKETS LIMITED

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +44 20 7986 8969

Email: liabilitymanagement.europe@citi.com

Attention: Liability Management Group

NORDEA BANK ABP

Satamaradankatu 5

Helsinki

FI-00020 NORDEA

Finland

Telephone: +45 6161 2996

E-mail: nordealiabilitymanagement@nordea.com

Attention: Nordea Liability Management

The Tabulation Agent is:

LUCID ISSUER SERVICES LIMITED

Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Telephone: + 44 20 7704 0880

Email: metso@lucid-is.com

Attention: David Shilson

The Fiscal Agent and the Paying Agent is:

CITIBANK, N.A.

Citigroup Centre, Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +353 1 622 0866

Email: ppapayments@citi.com

Facsimile: +353 1 622 2210

Attention: PPA Payments

This notice is given by:

METSO CORPORATION

8 October 2019

PART II: NOTICE OF MEETING OF THE HOLDERS OF THE 2024 NOTES

THIS ANNOUNCEMENT RELATES TO THE DISCLOSURE OF INFORMATION THAT QUALIFIED OR MAY HAVE QUALIFIED AS INSIDE INFORMATION WITHIN THE MEANING OF ARTICLE 7(1) OF REGULATION (EU) 596/2014 (THE MARKET ABUSE REGULATION). THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE OR ARE UNSURE OF THE IMPACT OF THE IMPLEMENTATION OF AN EXTRAORDINARY RESOLUTION TO BE PROPOSED AT THE MEETING, YOU SHOULD CONSULT YOUR OWN INDEPENDENT PROFESSIONAL ADVISERS IMMEDIATELY.

NOTICE OF MEETING

METSO CORPORATION

(incorporated with limited liability in the Republic of Finland)

(the “Issuer”)

in respect of the outstanding

Series 24 EUR 300,000,000 1.125 per cent. Senior Notes due 13 June 2024 (ISIN: XS1626574708; Common Code: 162657470)

(the “Notes”)

NOTICE IS HEREBY GIVEN that, pursuant to Condition 16 (Meetings of Noteholders; Modification and Waiver) of the Terms and Conditions of the Notes (the “Conditions”) and the provisions of Schedule 4 (Provisions for Meetings of the Holders of the Notes) to the amended and restated fiscal agency agreement dated 5 April 2017 (the “Agency Agreement”) between the Issuer, Citibank, N.A. (the “Fiscal Agent”) and the other agents party thereto, a Meeting of the Noteholders will be held at 11.15 a.m. (Central European time) on 30 October 2019 at the office of Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom for the purpose of considering, and if thought fit, passing the following resolution which will be proposed as an Extraordinary Resolution in accordance with the Conditions. A Noteholder may:

(i)	approve the Extraordinary Resolution by voting or communicating voting instructions by the relevant Fee Instruction Deadline, in favour of the Extraordinary Resolution; or

(ii)	reject the Extraordinary Resolution by voting or communicating voting instructions by the relevant Fee Instruction Deadline, against the Extraordinary Resolution, or

(iii)	abstain from voting action.

Unless the context otherwise requires, capitalised terms used but not defined in this Notice of Meeting shall bear the meanings given to them in the Consent Solicitation Memorandum relating to the Notes dated 8 October 2019, as amended or supplemented (the “Memorandum”).

NOTICE TO U.S. HOLDERS: To the extent that the Consent Solicitation constitutes a deemed exchange of securities, the Consent Solicitation is being made in the United States in compliance with the application requirements of Section 14 of the U.S. Securities Exchange Act of 1934, as amended, and Regulation 14E thereunder, including taking into account the relief available pursuant to Rule 14d-1(c) thereunder. The Consent Solicitation is open to U.S. and non-U.S. holders of the Notes. The Consent Solicitation is subject to disclosure and procedural requirements, including with respect to the offer timetable, settlement procedures and timing of consideration, that are different from those applicable under U.S. domestic tender offer procedures, laws and practice. The Notes and any new securities resulting from the Consent Solicitation have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities resulting from the Consent Solicitation will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent as the Notes held by a holder before the Consent Solicitation. The Notes and any new securities resulting from the Consent Solicitation may only be offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with other applicable securities laws.

The Consent Solicitation is made with respect to the securities of a foreign company. The Consent Solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States, and with respect to the transaction timetable and the timing of payments, which are different from those under U.S. domestic tender offer procedures and rules. Financial statements and financial information included or referred to in the Memorandum have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the Issuer may also purchase the Notes in open market or privately negotiated purchases.

EXTRAORDINARY RESOLUTION

“THAT this Meeting (the “Meeting”) of the holders (the “Noteholders”) of the Series 24 EUR 300,000,000 1.125 per cent. Senior Notes due 13 June 2024 (ISIN: XS1626574708; Common Code: 162657470) (the “Notes”) issued by Metso Corporation under its €1,500,000,000 Euro Medium Term Note Programme and having always the benefit of the Agency Agreement, by Extraordinary Resolution (as defined in the Terms and Conditions of the Notes (the “Conditions”)) HEREBY:

(1)

(a)	assents to and sanctions, approves, authorises, directs, requests and empowers:

(i)	the substitution of Outotec Oyj (the “New Issuer”) in place of the Issuer as the issuer of the Notes on the Effective Date;

(ii)	the irrevocable and unconditional waiver of any and all of the rights that they may have to make claims against the Issuer (in its capacity as issuer of the Notes) from the Effective Date; and

(iii)

an acknowledgement and agreement that, with effect from the Effective Date, the Issuer shall not have any obligations or liability whatsoever towards the Noteholders under or in relation to the Notes; and

(b)

authorises and approves all other modifications to the Conditions, the Deed of Covenant and the Agency Agreement as are necessary for or expedient to effect the substitution set out it paragraph 1(a) of this Extraordinary Resolution.

(2)

(a)	assents to and sanctions, approves, authorises, directs, requests and empowers:

(i)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach, whether caused by the threat of, being in anticipation of, being in connection with, or being as a result of, the proposed Demerger (as defined in the Memorandum (as defined below)), of the following Conditions:

(A)	Condition 12(c)(ii) (Cross-default of Issuer or Material Subsidiary); and

(B)	Condition 12(f)(iv) (Insolvency etc.) (insofar as the Demerger contemplates the cessation of a substantial part of the Issuer’s business);

(ii)

the irrevocable and unconditional waiver and authorisation of any breach or any alleged breach whatsoever of any other obligation under or in respect of the Notes which may be breached or may be capable of being breached by the threat of, in anticipation of, in connection with, or as a result of, the proposed Demerger; and

(iii)	that the Conditions shall be deemed amended accordingly; and

(b)

authorises and approves all other such modifications to the Conditions as are necessary for or expedient to effect the waivers and authorisations set out in paragraph 2(a) of this Extraordinary Resolution and the consummation of the Demerger.

(3)	assents to and sanctions, approves, authorises, directs, requests and empowers:

(a)	the irrevocable and unconditional waiver of the statutory rights to object to the Demerger pursuant to Chapter 17, Section 6 of the Finnish Companies Act; and

(b)

the irrevocable and unconditional waiver of any and all of the rights to make claims against the Issuer from the Effective Date on the basis of any actual or alleged Secondary Demerger Liability with respect to the Notes.

(4)

(a)

authorises, requests and empowers the New Issuer, the Issuer and the Fiscal Agent to execute all such deeds (including the Deed Poll as defined in the Memorandum), instruments and agreements and do such acts and things that may be necessary, appropriate or desirable in the opinion of the Issuer to carry out and give effect to this Extraordinary Resolution and the implementation of the waivers and modifications referred to in paragraphs (1), (2) and (3) above (including but not limited to authorising the Fiscal Agent to attach this Extraordinary Resolution to the Global Note); and

(b)

sanctions and assents to every abrogation, amendment or modification in respect of the rights of the Noteholders appertaining to the Notes against the Issuer or against any of its/their property or otherwise, whether or not such rights arise under the Notes, the Deed of Covenant or the Agency Agreement, involved in or resulting from or to be effected by the waivers and modifications referred to in paragraphs (1), (2) and (3) above and their implementation.

(5)

acknowledges that capitalised terms used but not defined in this Extraordinary Resolution shall bear the meanings given to them in the Notice of Meeting relating to the Notes dated 8 October 2019 and/or the Consent Solicitation Memorandum relating to the Notes dated 8 October 2019, as amended or supplemented (the “Memorandum”).”

Background

The Issuer is soliciting the consent of the Noteholders, by way of Extraordinary Resolution, to the Proposal sanctioning (a) the substitution of the New Issuer in place of the Issuer as the issuer of the Notes on the Effective Date (the “Substitution”), (b) the waiver and authorisation of any breach or any alleged breach of certain of the Conditions of the Notes as may be caused by, or arise in respect of, the proposed Demerger and (c) certain waivers in respect of certain statutory rights that such Noteholders may have under Finnish law as may be caused by, or arise in respect of, the proposed Demerger, in exchange for an Instruction Fee, as more fully described in the Memorandum, a copy of which is available as indicated below.

The implementation of the Substitution is conditional on satisfaction of the Implementation Conditions, as more fully described in the Memorandum.

Instruction Fees

As described in the Memorandum, if the Extraordinary Resolution is duly passed, the Issuer shall pay the Early Instruction Fee to those Noteholders who have delivered Electronic Voting Instructions (as defined below) voting in favour of the Extraordinary Resolution prior to the Early Instruction Deadline.

If the Extraordinary Resolution is duly passed, the Issuer shall pay the Basic Instruction Fee to those Noteholders who have delivered Electronic Voting Instructions voting in favour of the Extraordinary Resolution on or after the Early Instruction Deadline but prior to the Late Instruction Deadline.

Noteholders who deliver voting instructions other than by way of Electronic Voting Instructions or who deliver Electronic Voting Instructions voting against the Extraordinary Resolution and/or deliver Electronic Voting Instructions after the relevant Fee Instruction Deadline will not be eligible to receive the relevant Instruction Fee.

Documents Available for Inspection

Noteholders may, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays in the relevant jurisdiction excepted) prior to the Meeting, inspect copies of the documents set out below at the specified offices of the Issuer and the Tabulation Agent set out below:

Documents available for inspection and collection:

•	the Agency Agreement;

•	the Memorandum;

•	this Notice of Meeting; and

•	the Deed Poll.

General

The attention of Noteholders is particularly drawn to the quorum required for the Meeting and for an adjourned Meeting which is set out in “Voting and Quorum” below. Having regard to such requirements, Noteholders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.

Noteholders who wish to vote must do so in accordance with the procedures of the relevant Clearing System. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent in advance of the relevant Fee Instruction Deadline.

Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Issuer, the Paying Agents, and the Tabulation Agent.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes. Beneficial owners of Notes are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.

If Electronic Voting Instructions are not received from or on behalf of a Noteholder by a Clearing System (and such Noteholder does not otherwise make arrangements to vote at the Meeting or to attend in person by appointing a proxy also in advance of the Late Instruction Deadline), such Noteholder will be deemed to have declined to vote in respect of the Extraordinary Resolution.

None of the Solicitation Agents, the Paying Agents or the Tabulation Agent expresses any view as to the merits of the waivers and modifications referred to in paragraphs (1), (2) and (3) of the Extraordinary Resolution or the Extraordinary Resolution. None of the Solicitation Agents, the Paying Agents or the Tabulation Agent has been involved in negotiating the waivers and modifications referred to in paragraphs (1) and (2) of the Extraordinary Resolution or the Extraordinary Resolution and none of them makes any representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Memorandum and this Notice of Meeting. Noteholders who are unsure of the impact of the waivers and modifications referred to in paragraphs (1), (2) and (3) of the Extraordinary Resolution and the Extraordinary Resolution should seek their own financial, legal and tax advice. For the avoidance of doubt, the role of the Solicitation Agents will not be deemed to extend to making the Consent Solicitation to or engaging with any U.S. Person (as defined in Regulation S of the U.S. Securities Act of 1933, as amended).

This Notice of Meeting is released by the Issuer and contains information in relation to the Notes that qualified or may have qualified as inside information for the purposes of the Regulation (EU) 596/2014 (the “Market Abuse Regulation”), encompassing information relating to the Proposal. For the purposes of the Market Abuse Regulation and Article 2 of Commission Implementing Regulation (EU) 2016/1055, this Notice of Meeting is made by Juha Rouhiainen for the Issuer.

Voting and Quorum

1.

The relevant provisions governing the convening and holding of meetings of Noteholders are set out under Condition 16 (Meetings of Noteholders; Modification and Waiver) and in Schedule 4 (Provisions for Meetings of the Holders of Notes) to the Agency Agreement, a copy of which is available for inspection as referred to above.

Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the Notes through Euroclear, Clearstream, Luxembourg or a person who is shown in the records of Euroclear or Clearstream, Luxembourg as a holder of the Notes (an “Accountholder”), should note that the Notes are held by a common depositary or common safekeeper on behalf of Euroclear and Clearstream Luxembourg. A Beneficial Owner will only be entitled to attend and vote at the Meeting in accordance with the procedures set out below and where a Beneficial Owner is not an Accountholder it will need to make the necessary arrangements either directly or with the other intermediary through which it holds its Notes for the Accountholder to complete these procedures on its behalf.

2.

A Noteholder who wishes to attend and vote at the Meeting and any adjourned Meeting in person must produce at the Meeting a valid Voting Certificate (as defined in the Agency Agreement) issued by a Paying Agent.

A Noteholder may obtain a Voting Certificate in respect of its Notes from a Paying Agent via the Tabulation Agent by arranging for its Notes to be blocked in an account with Euroclear or Clearstream, Luxembourg (unless the Note is the subject of a Block Voting Instruction (as defined in the Agency Agreement) which has been issued and is outstanding in respect of the Meeting or any adjourned Meeting) not less than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting (or, if applicable, any adjourned Meeting) and, within the relevant time limit specified by Euroclear or Clearstream, Luxembourg, (each a clearing system and together the “Clearing Systems”) as the case may be, upon terms that the Notes will not cease to be so blocked until the first to occur of the conclusion of the Meeting or any adjourned Meeting and the surrender of the Voting Certificate to the Paying Agent via the Tabulation Agent and notification by the Paying Agent to the relevant Clearing System of such surrender or the compliance in such other manner with the rules of the relevant Clearing System.

3.

A Noteholder not wishing to attend and vote at the Meeting in person may either deliver the Voting Certificate(s) to the person whom it wishes to attend on its behalf or give a voting instruction (in the form of an electronic voting instruction (an “Electronic Voting Instruction”) in accordance with the standard procedures of the relevant Clearing System to, and require a Paying Agent via the Tabulation Agent to, include the votes attributable to its Notes in a Block Voting Instruction issued by the Paying Agent for the Meeting or any adjourned Meeting, in which case the Paying Agent shall appoint a proxy to attend and vote at the Meeting in accordance with such Noteholder’s instructions.

4.

If a Noteholder wishes the votes attributable to its Notes to be included in a Block Voting Instruction for the Meeting or any adjourned Meeting, then (a) the Noteholder must arrange for its Notes to be blocked in an account with the relevant Clearing System for that purpose and (b) the Noteholder or a duly authorised person on its behalf must instruct a Paying Agent as to how those votes are to be cast in accordance with the procedures of the relevant Clearing System, not less than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting (or, if applicable, any adjourned Meeting) and within the time limit specified by the relevant Clearing System upon terms that the Notes will not cease to be so blocked until the earlier of (i) the conclusion of the Meeting or any adjourned Meeting and (ii) the surrender to a Paying Agent, not less than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting (or, if the Meeting has been adjourned, the time fixed for its resumption), of the receipt of the deposited or blocked Notes and notification thereof by such Paying Agent to the Issuer, and that such instruction is, during the period commencing 48 hours (as defined in the Agency Agreement) prior to the time for which the Meeting or any adjourned Meeting is convened and within the time limit specified by the relevant Clearing System and ending at the conclusion or adjournment thereof, neither revocable nor capable of amendment.

5.

Submission of an Electronic Voting Instruction represents a direction from the Beneficial Owner through his Accountholder for the common depositary or common safekeeper to direct a Paying Agent to name an employee or employees of the Tabulation Agent as proxy to cast the votes relating to the Notes in which he has an interest at the Meeting (or any adjourned such Meeting).

6.

In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of a Paying Agent. Such arrangements may be revoked by no later than 48 hours (as defined in the Agency Agreement) before the time fixed for the Meeting.

7.

An Accountholder whose Notes have been blocked will be able to procure that an Electronic Voting Instruction is given in accordance with the procedures of the relevant Clearing System to the Tabulation Agent.

8.

Notes in respect of which Electronic Voting Instructions have been delivered will be blocked in an account by the relevant Clearing System and may not be traded during the period beginning at the time at which the Noteholder delivers, or instructs the Accountholder through which it holds such Notes to deliver, such Electronic Voting Instructions to the relevant Clearing System and ending on the earliest to occur of (a) the date of a valid revocation of such Electronic Voting Instructions (in the limited circumstances as permitted in the Memorandum) (b) the date on which the Consent Solicitation is terminated or withdrawn, (c) the date of the Meeting in the event that the Extraordinary Resolution is rejected and (d) the Settlement Date; provided, however, in the case of

(b) above, that, if a Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until such Paying Agent has notified the Fiscal Agent and the Issuer of the necessary revocation of or amendment to such proxy.

9.

The quorum required at the Meeting shall be two or more persons present in person holding Notes or Voting Certificates or being proxies and holding or representing in the aggregate not less than three quarters in principal amount of the Notes for the time being outstanding.

Pursuant to the Agency Agreement, so long as at least three quarters in principal amount of such Notes for the time being outstanding is represented by a Global Note, the holder (or the proxy of the holder) of the Global Note shall be treated as two persons for the purposes of any quorum requirements of the Meeting and as having one vote in respect of each Note for which the Global Note may be exchanged.

If within 15 minutes after the time fixed for the Meeting a quorum is not present, the Meeting shall stand adjourned to such date, being not less than 14 days nor more than 42 days later, and to such place as the chairman may decide.

At least 10 days’ notice of an adjourned Meeting shall be given, in the same manner as for the original Meeting. Notice of the adjourned meeting shall state the quorum required at the adjourned meeting.

10.

At any adjourned Meeting, the quorum shall be two or more persons present in person holding Notes or Voting Certificates or being proxies and holding or representing in the aggregate not less than one quarter in principal amount of the Notes for the time being outstanding shall form a quorum and may pass any resolution and decide upon all matters which could properly have been dealt with at the original Meeting had a quorum been present at the Original Meeting.

11.

Voting Certificates obtained and Electronic Voting Instructions given in respect of the Meeting shall remain valid for any such adjourned Meeting (unless, in the case of Electronic Voting Instructions, revoked or amended in the limited circumstances permitted in the Memorandum).

12.

Noteholders should note these quorum requirements and should be aware that, if the Noteholders either present or appropriately represented at the Meeting are insufficient to form a quorum for the Extraordinary Resolution, the Extraordinary Resolution cannot be formally considered at the Meeting. Noteholders are therefore encouraged either to attend the Meeting in person or to arrange to be represented at the Meeting as soon as possible.

13.

To be passed at the Meeting, the Extraordinary Resolution requires a majority of not less than three quarters of the votes cast. If passed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

14.

Each question submitted to the Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) which he may have as a Noteholder or as a holder of a Voting Certificate or as a proxy.

15.

Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority, shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.

16.

A demand for a poll shall be valid if it is made by the chairman, the Issuer or one or more persons representing or holding not less than 2 per cent. in principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the Meeting for any other business as the chairman directs.

17.

On a show of hands every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote. On a poll every such person shall have one vote in respect of each euro in aggregate face amount of the outstanding Note(s) represented or held by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.

18.

If the Extraordinary Resolution is duly passed at the Meeting duly convened and held in accordance with the Conditions, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

19.	This Notice of Meeting and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

Any questions regarding the terms of the Proposal or the Consent Solicitation may be directed to the Issuer, the Solicitation Agents or the Tabulation Agent at the addresses and telephone numbers specified below:

The Issuer is:

METSO CORPORATION

Töölönlahdenkatu 2

Helsinki

FI-00100

Finland

Telephone: +358 20 484 100

Email: minna.helppi@metso.com / mikko.vainikka@metso.com

Facsimile: +358 20 484 3141

Attention: Minna Helppi / Mikko Vainikka

The Solicitation Agents are:

CITIGROUP GLOBAL MARKETS LIMITED

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +44 20 7986 8969

Email: liabilitymanagement.europe@citi.com

Attention: Liability Management Group

NORDEA BANK ABP

Satamaradankatu 5

Helsinki

FI-00020 NORDEA

Finland

Telephone: +45 6161 2996

E-mail: nordealiabilitymanagement@nordea.com

Attention: Nordea Liability Management

The Tabulation Agent is:

LUCID ISSUER SERVICES LIMITED

Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Telephone: + 44 20 7704 0880

Email: metso@lucid-is.com

Attention: David Shilson

The Fiscal Agent and the Paying Agent is:

CITIBANK, N.A.

Citigroup Centre, Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone: +353 1 622 0866

Email: ppapayments@citi.com

Facsimile: +353 1 622 2210

Attention: PPA Payments

This notice is given by:

METSO CORPORATION

8 October 2019

APPENDIX 3: UNAUDITED PRO FORMA FINANCIAL INFORMATION

Note to Noteholders: the text contained in this Appendix 3 has been extracted from the Offering Circular (as defined in the “Documents Available for Inspection and Additional Information” section of this Memorandum) without amendment. Any cross references in this Appendix 3 are to sections of the Offering Circular or to information incorporated by reference in the Offering Circular and not to sections of this Memorandum or any information (of which there is none) incorporated by reference in this Memorandum.

Basis of Compilation of the Unaudited Pro Forma Financial Information

Introduction

The following unaudited pro forma combined financial information (the “Unaudited Pro Forma Financial Information”) is presented for illustrative purposes only to give effect to the Demerger and the acquisition of McCloskey (the “Transactions”) by the Metso Minerals Business to Outotec’s historical financial information.

The unaudited pro forma combined statements of income for the six months ended June 30, 2019, and for the year ended December 31, 2018, give effect to the Transactions as if they had occurred on January 1, 2018. The unaudited pro forma combined balance sheet as at June 30, 2019, gives effect to the Transactions as if they had occurred on that date.

The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex 20 to the Commission Delegated Regulation (EU) 2019/980, as amended. The Unaudited Pro Forma Financial Information has not been compiled in accordance with Article 11 of Regulation S-X under the Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

The Unaudited Pro Forma Financial Information has been presented for illustrative purposes only. Therefore, the hypothetical financial position and results of operations included in the Unaudited Pro Forma Financial Information may differ from the Combined Company’s actual financial position and results of operations. The Unaudited Pro Forma Financial Information is not intended to be indicative of any anticipated financial position or future results of operations as of any future date. In addition, the Unaudited Pro Forma Financial Information does not reflect any cost savings, synergy benefits or future integration costs that are expected to be generated or may be incurred as a result of the Demerger or the acquisition of McCloskey.

The Unaudited Pro Forma Financial Information reflects pro forma adjustments that are preliminary and based on available information and certain assumptions described below in the accompanying notes to this Unaudited Pro Forma Financial Information and, that Outotec and Metso believe to be reasonable under the circumstances considering the ongoing regulatory approval processes, which restricts access to detailed data. There can be no assurance that the assumptions used in the preparation of the Unaudited Pro Forma Financial Information will prove to be correct.

Combination of Outotec and the Metso Minerals Business through the Demerger

The Boards of Directors of Outotec and Metso have, on July 4, 2019, approved the Combination Agreement and the Demerger Plan pursuant to which all such assets, rights, debts and liabilities of Metso which relate to, or primarily serve the Metso Minerals Business shall transfer, without liquidation of Metso, to Outotec creating the Combined Company, named Metso Outotec Corporation. The Board of Directors of Outotec and Metso have, on September 11, 2019, proposed that the EGM of Outotec and EGM of Metso, respectively, convened to be held on October 29, 2019, resolve on the Demerger in accordance with the Demerger Plan and approve the Demerger. For information on the conditions to the completion of the Demerger in the Combination Agreement and the Demerger Plan, see “Partial Demerger of Metso—Combination Agreement—Conditions to the Completion of the Demerger” as well as the Demerger Plan, which is attached to this Offering Circular as Annex C. The completion of the Demerger is expected to be registered with the Finnish Trade Register in the second quarter of 2020 (i.e., on the Effective Date), provided that the conditions for the completion of the Demerger have been fulfilled. However, for the purposes of the Unaudited Pro Forma Financial Information, the Effective Date has assumed to be April 1, 2020.

The shareholders of Metso shall receive as demerger consideration 4.3 new shares in Outotec for each share owned in Metso, corresponding to an ownership in the Combined Company following the completion of the Demerger of 22 percent for the shareholders of Outotec and 78 percent for the shareholders of Metso (excluding treasury shares held by Outotec and Metso and assuming that none of Metso’s shareholders demand that their Demerger Consideration be redeemed in cash). For pro forma purposes, the total number of the Demerger Consideration Shares is expected to be 645,327,522 shares, and the total number of outstanding shares in the Combined Company is expected to be 827,177,386 shares on the Effective Date.

For financial reporting purposes, the Demerger will be accounted for as a reverse acquisition using the acquisition method of accounting under IFRS with the Metso Minerals Business determined as the accounting acquirer and Outotec as the acquiree. Thus, the Unaudited Pro Forma Financial Information reflects the assets and liabilities of the Metso Minerals Business recognized and measured at their carve-out based carrying amounts, and the assets and liabilities of Outotec recognized and measured at fair value as of the acquisition date. Legally Outotec Oyj is the acquirer and it will issue new shares to the shareholders of Metso. Therefore, following the completion of the Demerger, the consolidated financial statements of the Combined Company will be prepared as the continuation of the carve-out financial statements of the Metso Minerals Business with the exception of equity, which is adjusted to reflect the legal capital structure of the legal parent company Outotec Oyj.

For the purpose of estimating the purchase consideration transferred in the reverse acquisition whereby the Metso Minerals Business acquires Outotec, the acquisition-date fair value consideration is calculated as the number of equity interests the Metso Minerals Business would have had to issue to give the owners of Outotec the same percentage equity interest in the Combined Company multiplied by the fair value of Outotec’s share price. For pro forma purposes, the number of equity interests calculated amounts to 181,849,864 shares (representing the number of Outotec’s outstanding shares as at the date of this Offering Circular) and the preliminary estimate of the fair value of consideration transferred in exchange for Outotec has been calculated by using the closing price of Outotec’s shares on August 23, 2019, at EUR 5.00 per share. In accordance with IFRS, the fair value of consideration transferred will be measured on the Effective Date at the then current market price and accordingly, will likely result in a value differing from the amount assumed in the Unaudited Pro Forma Financial Information and which may be materially different. For the effect of a 10 percent increase or decrease in Outotec’s share price on goodwill and equity of the Combined Company, see note 3a to the Unaudited Pro Forma Financial Information below.

The allocation of the purchase consideration reflected in the Unaudited Pro Forma Financial Information is preliminary. The final allocation will be based on the actual value of the purchase consideration and the fair values of Outotec’s assets acquired and liabilities assumed on the Effective Date. In addition, subsequent to the Effective Date, there may be further refinements of the allocation of the purchase consideration as additional information becomes available. Therefore, the final allocation of the consideration may materially differ from the pro forma adjustments reflected in the Unaudited Pro Forma Financial Information.

Acquisition of McCloskey

In June 2019, Metso signed an agreement to acquire McCloskey, a Canadian mobile crushing and screening equipment manufacturer. The acquisition was completed on October 1, 2019. The enterprise value of the transaction is CAD 420 million (EUR 279 million) payable at closing with an additional profitability-based earn-out consideration of up to CAD 35 million (EUR 23 million) for the two-year period after the closing of the acquisition.

In August 2018, McCloskey completed the acquisition of Lippmann-Milwaukee Inc (“Lippmann”), a Milwaukee-based mobile crushing machinery manufacturer. Lippmann has been consolidated to the accounts of McCloskey starting from the September 1, 2018. For pro forma purposes, income statement information for Lippmann for the eleven month period ended August 31, 2018, has been included in the unaudited combined statement of income for the year ended December 31, 2018, as part of McCloskey information see note 2 to the Unaudited Pro Forma Financial Information below.

The acquisition of McCloskey has been accounted for as business combinations at consolidation using the acquisition method of accounting under IFRS with the Metso Minerals Business determined as the accounting acquirer of McCloskey. The purchase consideration and fair value measurement for McCloskey’s assets acquired and liabilities assumed presented herein are preliminary and have been made solely for the purpose of preparing the Unaudited Pro Forma Financial Information. Therefore, the final purchase price allocation may materially differ from the pro forma adjustments reflected in the Unaudited Pro Forma Financial Information.

Metso Minerals Business’ Other Minor Acquisitions

Metso has made several minor acquisitions during 2018 and the first half of 2019 that have affected the Metso Minerals Business’ results of operations. The Unaudited Pro Forma Financial Information does not reflect the impact of these immaterial acquisitions.

On July 2, 2018, Metso acquired the Swedish mobile crushing and screening provider AB P.J. Jonsson och Söner. The acquired business contributed sales of EUR 20 million to the Metso Minerals Business for the period from July 2, 2018, to December 31, 2018, with sales for the 12 month period ended August 31, 2017, amounting to EUR 33 million. On December 4, 2018, Metso acquired an UK-based combustion solutions and technology provider Kiln Flame Systems Ltd. (“KFS”) with sales for the 12 month period ended August 31, 2018, amounting to approximately EUR 4 million. On May 3, 2019, Metso acquired Industrial Support Company SpA in Chile, which used to form the service division of the Chilean mining engineering, construction and technology company HighService Corp. The acquired business contributed sales of EUR 9 million to the Metso Minerals Business for the period from May 3, 2019, to June 30, 2019, with sales for the 12 months ended December 31, 2018, amounting to EUR 57 million.

Demerger and Related Refinancing Considerations

This Unaudited Pro Forma Financial Information includes Demerger-related adjustments to illustrate the impact of the Demerger, which are not presented in the historical carve-out financial information of the Metso Minerals Business. The Unaudited Pro Forma Financial Information also takes into account the effects of certain intra-group arrangements that have been or will be undertaken by Metso prior to the Demerger in order to achieve the planned legal group structure of the Metso Minerals Business and the effects of certain refinancing measures including a settlement of intra-group net debt items between the Metso Minerals Business and remaining Metso group that are planned to take place prior to the Demerger.

In connection with the proposed Demerger, Metso has entered into a backup and term loan facilities agreement with Nordea Bank Abp for the purposes of supporting the transaction. For more information on the new financing agreements, see “Information about the Combined Company—New Financing Agreements.”

The Unaudited Pro Forma Financial Information also takes into account the estimated direct costs related to the Demerger and the Listing as well as Demerger-related refinancing transactions.

Accounting Principles Applied

As the consolidated financial statements of the Combined Company will be prepared as a continuation of the carve-out financial statements of the Metso Minerals Business following to the Demerger, the Unaudited Pro Forma Financial Information has been prepared on a basis consistent with the IFRS accounting principles applied by the Metso Minerals Business in its carve-out financial statements.

Outotec and the Metso Minerals Business adopted the “IFRS 16 – Leases” on January 1, 2019, using the modified retrospective approach, where comparative figures were not restated. Accordingly, the Combined Company’s Unaudited Pro Forma Financial Information for the six months ended June 30, 2019, is not comparable with the Unaudited Pro Forma Financial Information for the year ended December 31, 2018. For more information on the adoption of the new “IFRS 16 – Leases,” see “Certain Matters—Presentation of Financial Information—Historical Financial Statements of Outotec—New Standards Adopted,” notes to the Metso Minerals Business’ unaudited interim carve-out financial information as at and for the six months ended June 30, 2019, included in the F-pages to this Offering Circular and notes to Outotec’s unaudited consolidated financial information as at and for the six months ended June 30, 2019, incorporated by reference into this Offering Circular.

Outotec and Metso have performed a preliminary alignment of Outotec’s and McCloskey’s accounting policies with the Metso Minerals Business’ accounting policies to ensure comparability in the Unaudited Pro Forma Financial Information. Based on the information available, Outotec is not aware of any accounting policy differences that could have a material impact on the Unaudited Pro Forma Financial Information. However, certain reclassifications have been made to amounts reflected in Outotec’s and McCloskey’s historical financial information to align with the Metso Minerals Business’ financial statement presentation as described further in note 1 and note 2 to the Unaudited Pro Forma Financial Information. Upon the completion of the Demerger and the acquisition of McCloskey, the Combined Company will conduct a detailed review of Outotec’s and McCloskey’s accounting policies and estimates applied as compared with the Metso Minerals Business’ accounting policies and estimates. As a result of that review, the Combined Company may identify additional accounting policy differences between the companies that, when conformed, could have further impact on the Combined Company’s financial information. In addition, the accounting policies to be applied by the Combined Company in the future may differ from the accounting policies applied in the Unaudited Pro Forma Financial Information.

Historical Financial Information

The Unaudited Pro Forma Financial Information has been derived from the following historical financial information, which is included in or incorporated by reference to this Offering Circular:

•

the Metso Minerals Business’ audited carve-out financial statements as at and for the year ended December 31, 2018, and unaudited interim carve-out financial information as at and for the six months ended June 30, 2019; and

•	Outotec’s audited consolidated financial statements as at and for the year ended December 31, 2018, and unaudited consolidated financial information as at and for the six months ended June 30, 2019.

As the Metso Minerals Business has not formed a separate legal group of entities during the periods presented, the historical carve-out financial information of the Metso Minerals Business is, therefore, not necessarily indicative of the results of operations and financial position of the Metso Minerals Business that would have occurred had the Metso Minerals Business been an independent stand-alone group during the periods presented or of the Metso Minerals Business’ future performance.

The following historical financial information included in the Unaudited Pro Forma Financial Information have been derived from financial information not included in or incorporated by reference to the Offering Circular:

•

McCloskey’s unaudited combined income statement information for the 12 months ended September 30, 2018, and for the six months ended March 30, 2019, and the unaudited combined balance sheet information as at March 30, 2019, derived from the company’s Canadian GAAP management accounting records; and

•	Lippmann’s unaudited income statement information for the eleven months ended August 31, 2018, derived from the company’s management accounting records.

Historical financial information for McCloskey used in the Unaudited Pro Forma Financial Information is unaudited and has been prepared on a combined basis for the financial year ended September 30, 2018, and for the six months ended March 31, 2019. The presented periods represent the financial accounting periods of the seller’s predecessor group.

Other Considerations

The Unaudited Pro Forma Financial Information is presented in millions of euros, unless otherwise indicated. The Unaudited Pro Forma Financial Information set forth herein has been rounded. Accordingly, in certain instances, the sum of the numbers in a column or row may not conform exactly to the total amount given for that column or row.

Independent auditor’s report concerning the Unaudited Pro Forma Financial Information is included as Annex B to this Offering Circular.

Unaudited Pro Forma Combined Statement of Income for the Six Months Ended June 30, 2019

	For the six months ended June 30, 2019
	Metso Minerals Business historical	Outotec historical reclassified	McCloskey historical reclassified	Outotec acquisition	McCloskey acquisition	Demerger and related refinancing	Metso Outotec pro forma
		(note 1)	(note 2)	(note 3)	(note 4)	(note 5)
	(EUR in millions, unless otherwise indicated)
Sales	1,416	581	157	—	—	—	2,155
Cost of sales	(1,001)	(428)	(134)	(17)	0	—	(1,580)

Gross profit	415	153	23	(17)	0	—	575
Selling and marketing expenses	(126)	(61)	(5)	(8)	(4)	—	(205)
Administrative expenses	(101)	(37)	(5)	0	2	2	(140)
Research and development expenses	(16)	(30)	(1)	(1)	(0)	—	(48)
Other income and expenses, net	(6)	(1)	1	—	—	—	(7)
Share of results of associated companies	0	0	—	—	—	—	1

Operating profit	166	24	12	(26)	(2)	2	176
Finance income and expenses
Finance income	2	3	—	—	—	—	5
Finance income, Metso group	2	—	—	—	—	(2)	0
Foreign exchange gain/losses	0	(1)	1	—	—	—	0
Finance expenses	(21)	(6)	(2)	—	1	(1)	(29)
Finance expenses, Metso group	0	—	—	—	—	—	0

Net finance income and expenses	(17)	(5)	(1)	—	1	(3)	(25)

Profit before taxes	149	19	11	(26)	(1)	(1)	151
Income taxes	(28)	(6)	(2)	6	0	0	(29)

Profit for the period	121	14	9	(20)	(1)	(1)	122

Attributable to:
Shareholders of the parent company	121	14	9	(20)	(1)	(1)	122
Non-controlling interests	0	(0)	—	—	—	—	0

Profit for the period	121	14	9	(20)	(1)	(1)	122

Basic earnings per share, EUR							0.15

Refer to the Accompanying notes to Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 2018

	For the year ended December 31, 2018
	Metso Minerals Business historical	Outotec historical reclassified	McCloskey pro forma reclassified	Outotec acquisition	McCloskey acquisition	Demerger and related refinancing	Metso Outotec pro forma
	(audited)	(note 1)	(note 2)	(note 3)	(note 4)	(note 5)
	(EUR in millions, unless otherwise indicated)
Sales	2,581	1,276	302	—	—	—	4,159
Cost of sales	(1,867)	(1,080)	(250)	(43)	(6)	—	(3,246)

Gross profit	714	196	52	(43)	(6)	—	913
Selling and marketing expenses	(222)	(116)	(8)	(16)	(9)	—	(370)
Administrative expenses	(185)	(74)	(16)	1	(3)	(48)	(325)
Research and development expenses	(23)	(57)	(2)	(3)	(1)	—	(86)
Other income and expenses, net	(16)	(16)	0	—	—	—	(32)
Share of results of associated companies	0	0	—	—	—	—	0

Operating profit	268	(66)	26	(60)	(18)	(48)	101
Finance income and expenses
Finance income	4	6	—	—	—	—	10
Finance income, Metso group	5	—	—	—	—	(5)	(0)
Foreign exchange gain/losses	0	(2)	1	—	—	—	(1)
Finance expenses	(36)	(13)	(3)	—	0	(5)	(56)
Finance expenses, Metso group	0	—	—	—	—	(0)	(0)

Net finance income and expenses	(26)	(9)	(1)	—	0	(10)	(47)

Profit before taxes	242	(75)	25	(60)	(18)	(59)	54
Income taxes	(72)	8	(5)	14	4	12	(40)

Profit for the period	169	(67)	19	(46)	(14)	(47)	14

Attributable to:
Shareholders of the parent company	170	(67)	19	(46)	(14)	(47)	15
Non-controlling interests	(1)	(0)	—	—	—	—	(1)

Profit for the period	169	(67)	19	(46)	(14)	(47)	14

Basic earnings per share, EUR							0.02

Refer to the Accompanying notes to Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Balance Sheet as at June 30, 2019 – Assets

	As at June 30, 2019
	Metso Minerals Business historical	Outotec historical reclassified	McCloskey historical reclassified	Outotec acquisition	McCloskey acquisition	Demerger and related refinancing	Metso Outotec pro forma
		(note 1)	(note 2)	(note 3)	(note 4)	(note 5)
	(EUR in millions)
ASSETS
Non-current assets
Intangible assets
Goodwill	481	224	—	147	70	—	923
Other intangible assets	65	106	7	700	103	—	981

Total intangible assets	547	330	7	847	173	—	1,904
Property, plant and equipment	263	52	35	5	3	—	357
Right-of-use assets	68	66	3	—	—	—	136
Other non-current assets
Investments in associated companies	5	1	—	—	—	—	6
Non-current financial assets	3	2	—	—	—	—	4
Loan receivables	5	4	—	—	—	—	10
Loan receivables, Metso group	25	—	—	—	—	(25)	—
Derivative financial instruments	4	2	—	—	—	—	6
Deferred tax assets	88	89	—	—	—	—	178
Other non-current receivables	40	2	—	—	—	—	42
Other non-current receivables, Metso group	138	—	—	—	—	(138)	0

Total other non-current assets	308	100	—	—	—	(163)	246

Total non-current assets	1,186	548	44	852	176	(163)	2,644
Current assets
Inventories	849	225	112	2	6	—	1,193
Trade receivables	541	171	65	—	—	—	778
Trade receivables, Metso group	8	—	—	—	—	—	8
Customer contract assets	127	204	—	—	—	—	331
Loan receivables	1	—	—	—	—	—	1
Loan receivables, Metso group	29	—	—	—	—	(29)	—
Cash pool receivables, Metso group	18	—	—	—	—	(18)	—
Income tax receivables	34	8	—	—	—	11	53
Derivative financial instruments	16	4	—	—	—	—	20
Other receivables	106	57	3	—	—	3	169
Deposits and securities, maturity more than three months	40	—	—	—	—	—	40
Cash and cash equivalents	194	241	10	—	4	(61)	388

Liquid funds	234	241	10	—	4	(61)	428

Total current assets	1,965	910	191	2	9	(95)	2,981
Disposal group assets classified as held for sale	—	6	—	—	—	—	6

Total assets	3,150	1,463	235	854	185	(258)	5,631

Refer to the Accompanying notes to Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Balance Sheet as at June 30, 2019 – Equity and Liabilities

	As at June 30, 2019
	Metso Minerals Business historical	Outotec historical reclassified	McCloskey historical reclassified	Outotec acquisition	McCloskey acquisition	Demerger and related refinancing	Metso Outotec pro forma
		(note 1)	(note 2)	(note 3)	(note 4)	(note 5)
	(EUR in millions)
EQUITY AND LIABILITIES
EQUITY
Equity attributable to shareholders	1,145	369	70	540	(71)	(103)	1,952
Non-controlling interests	11	3	—	—	—	—	14

Total equity	1,156	372	70	540	(71)	(103)	1,965
LIABILITIES
Non-current liabilities
Borrowings	388	153	28	—	271	150	989
Other non-current liabilities, Metso group	6	—	—	—	—	(6)	—
Lease liabilities	52	52	2	—	—	—	106
Post-employment benefit obligations	58	65	—	—	—	—	123
Provisions	31	50	—	—	—	—	81
Derivative financial instruments	3	0	—	—	—	—	3
Deferred tax liabilities	35	6	3	151	26	—	221
Other non-current liabilities	2	7	—	—	18	—	27

Total non-current liabilities	574	333	33	151	315	144	1,550
Current liabilities
Borrowings	217	53	59	163	(59)	(163)	270
Cash pooling liabilities, Metso group	80	—	—	—	—	(80)	0
Lease liabilities	17	14	1	—	—	—	32
Trade payables	375	129	51	—	—	—	555
Trade payables, Metso group	4	—	—	—	—	—	4
Provisions	54	114	2	—	—	—	170
Advances received	227	227	1	—	—	—	456
Customer contract liabilities	79	103	—	—	—	—	182
Derivative financial instruments	18	8	—	—	—	—	25
Income tax liabilities	65	17	7	—	(0)	3	92
Other current liabilities	285	92	12	—	—	(60)	329
Other current liabilities, Metso group	0	—	—	—	—	—	0

Total current liabilities	1,420	757	133	163	(59)	(299)	2,115

Total liabilities	1,994	1,090	165	314	256	(155)	3,665
Liabilities directly associated with assets classified as held for sale	—	1	—	—	—	—	1

Total equity and liabilities	3,150	1,463	235	854	185	(258)	5,631

Refer to the Accompanying notes to Unaudited Pro Forma Financial Information

Notes to the Unaudited Pro Forma Financial Information

The following unaudited pro forma adjustments will have continuing impact on the Combined Company’s results or financial position, unless otherwise indicated.

Note 1 – Reclassified Historical Financial Information of Outotec

Outotec’s Unaudited Reclassified Statement of Income for the Six Months Ended June 30, 2019 and for the Year Ended December 31, 2018

	For the six months ended June 30, 2019			For the year ended December 31, 2018
	Outotec historical	Reclassi- fications	Outotec historical reclassified	Outotec historical	Reclassi- fications	Outotec historical reclassified
				(audited)
	(note 1a)	(note 1b)	(note 1)	(note 1a)	(note 1b)	(note 1)
	(EUR in millions)
Sales	581	—	581	1,276	—	1,276
Cost of sales	(428)	—	(428)	(1,080)	—	(1,080)

Gross profit	153	—	153	196	—	196
Other income	1	(1)	—	1	(1)	—
Selling and marketing expenses	(61)	—	(61)	(116)	—	(116)
Administrative expenses	(37)	—	(37)	(74)	—	(74)
Research and development expenses	(30)	—	(30)	(57)	—	(57)
Other expenses	(2)	2	—	(17)	17	—
Other income and expenses, net	—	(1)	(1)	—	(16)	(16)
Share of results of associated companies	0	—	0	0	—	0

Operating profit	24	—	24	(66)	—	(66)
Finance income	3	—	3	6	—	6
Foreign exchange gain/losses	—	(1)	(1)	—	(2)	(2)
Finance expenses	(6)	—	(6)	(13)	—	(13)
Market price gains and losses	(1)	1	—	(2)	2	—

Net finance income and expenses	(5)	—	(5)	(9)	—	(9)
Profit before taxes	19	—	19	(75)	—	(75)
Income taxes	(6)	—	(6)	8	—	8

Profit for the period	14	—	14	(67)	—	(67)

Outotec’s Unaudited Reclassified Balance Sheet as at June 30, 2019 – Assets

	As at June 30, 2019
	Outotec historical	Reclassi- fications	Outotec historical reclassified
	(note 1a)	(note 1b)	(note 1)
	(EUR in millions)
ASSETS
Non-current assets
Intangible assets
Goodwill	—	224	224
Intangible assets	330	(330)	—
Other intangible assets	—	106	106

Total intangible assets	330	—	330
Property, plant and equipment	52	—	52
Right-of-use assets	66	—	66
Other non-current assets
Investments in associated companies	1	—	1
Other shares and securities	2	(2)	—
Non-current financial assets	—	2	2
Loan receivables	4	—	4
Trade and other receivables	2	(2)	—
Derivative financial instruments	2	—	2
Deferred tax assets	89	—	89
Other non-current receivables	—	2	2

Total other non-current assets	100	—	100

Total non-current assets	548	—	548
Current assets
Inventories	225	—	225
Trade receivables	—	171	171
Customer contract assets	—	204	204
Income tax receivables	8	—	8
Trade and other receivables	432	(432)	—
Derivative financial instruments	4	—	4
Other receivables	—	57	57
Cash and cash equivalents	241	—	241
Liquid funds	—	241	241

Total current assets	910	—	910
Disposal group assets classified as held for sale	6	—	6

Total assets	1,463	—	1,463

Outotec’s Unaudited Reclassified Balance Sheet as at June 30, 2019 – Equity and Liabilities

	As at June 30, 2019
	Outotec historical	Reclassi- fications	Outotec historical reclassified
	(note 1a)	(note 1b)	(note 1)
	(EUR in millions)
EQUITY AND LIABILITIES
EQUITY
Equity attributable to shareholders	369	—	369
Non-controlling interests	3	—	3

Total equity	372	—	372
LIABILITIES
Non-current liabilities
Borrowings	153	—	153
Lease liabilities	52	—	52
Post-employment benefit obligations	65	—	65
Provisions	50	—	50
Trade and other payables	7	(7)	—
Derivative financial instruments	0	—	0
Deferred tax liabilities	6	—	6
Other non-current liabilities	—	7	7

Total non-current liabilities	333	—	333
Current liabilities
Borrowings	53	—	53
Lease liabilities	14	—	14
Trade payables	—	129	129
Provisions	114	—	114
Trade and other payables	552	(552)	—
Advances received	—	227	227
Customer contract liabilities	—	103	103
Derivative financial instruments	8	—	8
Income tax liabilities	17	—	17
Other current liabilities	—	92	92

Total current liabilities	757	—	757

Total liabilities	1,090	—	1,090
Liabilities directly associated with assets classified as held for sale	1	—	1

Total equity and liabilities	1,463	—	1,463

Note 1a – Outotec Historical Financial Information

Outotec’s historical financial information has been derived from the audited consolidated financial statements for the year ended December 31, 2018, and from the unaudited interim financial information as at and for the six months ended June 30, 2019, both incorporated by reference to this Offering Circular.

Note 1b – Reclassification of Outotec’s Financial Information

Certain reclassifications have been made to align Outotec’s historical financial information with the Metso Minerals Business’ financial statement presentation. Upon the completion of the Demerger, the Combined Company will conduct a detailed review of Outotec’s financial statement presentation. As a result of that review, the Combined Company may identify additional presentation differences between the two companies that, when conformed, could have further impact on the presentation of the Combined Company’s financial information.

Note 2 – Reclassified Historical Financial Information of McCloskey

The following tables set forth McCloskey’s historical financial information for the 12 months ended September 30, 2018, and six months ended March 31, 2019, as included in the Unaudited Pro Forma Financial Information.

McCloskey’s historical financial information presented in Canadian dollars has been translated into euros using the average CAD to EUR foreign exchange rate of 1.5307 for the 12 months ended September 30, 2018, the average exchange rate of 1.512 for the six months ended March 31, 2019, and an exchange rate of 1.4893 for the balance sheet as at March 31, 2019. The exchange rates used in the Unaudited Pro Forma Financial Information deviate from the exchange rates used in note 6.3. “Events after the reporting period ended December 31, 2018 – Acquisition of McCloskey” of the audited carve-out financial statements as at and for the year ended December 31, 2018, and in note 12 “Events After the Reporting Period – Acquisition of McCloskey” of the unaudited interim carve-out financial information as at and for the six months ended June 30, 2019, of the Metso Minerals Business included in the F-pages of this Offering Circular.

McCloskey Unaudited Reclassified Statement of Income for the Six Months Ended March 31, 2019

	For the six months ended March 31, 2019
	McCloskey historical combined	Excluded items and reclassi- fications	McCloskey reclassified	McCloskey reclassified
	(note 2a)	(note 2b)	(notes 2a and 2b)	(note 2)
	(CAD in millions)			(EUR in millions)
Sales	238	—	238	157
Cost of sales	(204)	1	(203)	(134)

Gross profit	34	1	35	23
Selling and marketing expenses	(8)	(0)	(8)	(5)
Administrative expenses	(8)	(1)	(8)	(5)
Research and development expenses	(1)	—	(1)	(1)
Other income and expenses, net	2	(1)	1	1

Operating profit	19	(1)	18	12
Finance income and expenses
Foreign exchange gains/losses	1	—	1	1
Finance expenses	(3)	0	(3)	(2)

Net finance income and expenses	(2)	0	(2)	(1)
Profit before taxes	17	(1)	16	11
Income taxes	(3)	0	(3)	(2)

Profit for the period	14	(0)	13	9

McCloskey’s Unaudited Pro Forma Reclassified Statement of Income for the Twelve Months Ended September 30, 2018

	For the twelve months ended September 30, 2018
	McCloskey historical combined	Excluded items and reclassi- fications	Lippmann historical	McCloskey pro forma	McCloskey pro forma reclassified
	(note 2a)	(note 2b)	(note 2c)	(notes 2a, 2b and 2c)	(note 2)
		(CAD in millions)			(EUR in millions)
Sales	414	—	48	462	302
Cost of sales	(344)	—	(39)	(383)	(250)

Gross profit	70	—	9	79	52
Selling and marketing expenses	(10)	—	(2)	(12)	(8)
Administrative expenses	(21)	1	(5)	(25)	(16)
Research and development expenses	(3)	—	—	(3)	(2)
Other income and expenses, net	0	—	0	0	0

Operating profit	36	1	2	40	26
Finance income and expenses
Foreign exchange gains/losses	2	—	—	2	1
Finance expenses	(4)	0	(0)	(4)	(3)

Net finance income and expenses	(2)	0	(0)	(2)	(1)

Profit before taxes	34	1	2	38	25
Income taxes	(7)	(0)	(1)	(8)	(5)

Profit for the period	27	1	1	30	19

McCloskey’s Unaudited Reclassified Balance Sheet as at March 31, 2019

	As at March 31, 2019
	McCloskey historical combined	Excluded items and reclassi- fications	McCloskey reclassified	McCloskey reclassified
	(note 2a)	(note 2b)	(notes 2a and 2b)	(note 2)
	(CAD in millions)			(EUR in millions)
ASSETS
Non-current assets
Intangible assets
Other intangible assets	11	—	11	7

Total intangible assets	11	—	11	7
Property, plant and equipment	54	(2)	52	35
Right-of-use assets	—	4	4	3
Other non-current asset
Other non-current receivables	4	(4)	—	—

Total other non-current assets	4	(4)	—	—

Total non-current assets	68	(2)	66	44
Current assets
Inventories	167	—	167	112
Trade receivables	100	(3)	98	65
Other receivables	2	3	4	3
Cash and cash equivalents	15	—	15	10
Liquid funds	15	—	15	10

Total current assets	284	—	284	191

Total assets	352	(2)	351	235

EQUITY AND LIABILITIES
EQUITY
Equity attributable to shareholders	110	(6)	104	70
Non-controlling interests	—	—	—	—

Total equity	110	(6)	104	70
LIABILITIES
Non-current liabilities
Borrowings	42	—	42	28
Lease liabilities	—	3	3	2
Deferred tax liabilities	4	—	4	3

Total non-current liabilities	46	3	49	33
Current liabilities
Borrowings	88	—	88	59
Lease liabilities	—	1	1	1
Trade payables	97	(21)	76	51
Provisions	—	3	3	2
Advances received	2	—	2	1
Income tax liabilities	10	—	10	7
Other current liabilities	—	18	18	12

Total current liabilities	197	1	198	133

Total liabilities	242	4	246	165

Total equity and liabilities	352	(2)	351	235

Note 2a – McCloskey Historical Combined Financial Information

McCloskey has not historically prepared standalone audited consolidated financial statements for the acquisition perimeter that will be acquired by Metso. The historical financial information of McCloskey presented in the Unaudited Pro Forma Financial Information has been derived from the unaudited combined financial information of McCloskey which are based on the company’s management accounting records prepared in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) which represent McCloskey’s historical financial accounting periods.

Note 2b – Excluded Items and Accounting Policy Alignments

The Unaudited Pro Forma Financial Information excludes all assets and liabilities, and related income statement impact of assets and liabilities that will not be acquired in the acquisition perimeter pursuant to the share purchase agreement (“Excluded items” as presented in tables).

A preliminary analysis of accounting policies applied by McCloskey has been performed in order to determine whether any adjustments are necessary to ensure comparability with the accounting policies applied for pro forma purposes. As a result, certain minor adjustments have been made to the historical McCloskey’s unaudited combined financial information mainly relating to recording the right of use assets in the balance sheet as at March 31, 2019, and aligning the presentation of financial information.

Note 2c – Lippmann Historical Financial Information

McCloskey acquired the Lippmann business on August 31, 2018. In order to illustrate the full year income statement impact of the McCloskey acquisition, the 11 months period of Lippmann’s income statement information not included in the historical McCloskey’s unaudited combined financial information for the 12 months ended September 30, 2018, has been added to the Unaudited Pro Forma Financial Information.

The Lippmann unaudited historical financial information for the eleven months ended August 31, 2018, has been derived from the company’s management accounting records and presented herein aligned with the pro forma presentation of statement of income. Based on preliminary analysis of the accounting policies of Lippmann and the Metso Minerals Business, no material differences have been identified.

Note 3 – Outotec Acquisition

Outotec and the Metso Minerals Business have made a preliminary purchase consideration allocation based upon estimates that are believed to be reasonable. As the Demerger has not yet been completed, all of the detailed valuation studies necessary to arrive at the required estimates of fair value for all of Outotec’s assets to be acquired and liabilities to be assumed have not been completed. Upon the completion of the Demerger, the Combined Company will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of acquired assets and assumed liabilities may materially differ from the amounts presented herein. Outotec’s unaudited consolidated statement of financial position information as at June 30, 2019, was used in the preliminary purchase price allocation presented below and accordingly, the final fair values will be determined on the basis of assets acquired and liabilities assumed at the Effective Date. The following tables set forth the pro forma adjustments made for Outotec acquisition for the six months ended June 30, 2019, for the year ended December 31, 2018, and as at June 30, 2019.

Pro Forma Adjustments for Outotec Acquisition to the Unaudited Pro forma Combined Statement of Income

		For the six months ended June 30, 2019			For the year ended December 31, 2018
	Note 3b	Fair valuation of net assets	Purchase consideration	Outotec acquisition	Fair valuation of net assets	Purchase consideration	Outotec acquisition
		(note 3b)	(note 3a)	(note 3)	(note 3b)	(note 3a)	(note 3)
	(EUR in millions)
Sales		—	—	—	—	—	—
Cost of sales	(ii), (iii), (iv)	(17)	—	(17)	(43)	—	(43)

Gross profit		(17)	—	(17)	(43)	—	(43)
Selling and marketing expenses	(ii), (iii)	(8)	—	(8)	(16)	—	(16)
Administrative expenses	(iii)	0	—	0	1	—	1
Research and development expenses	(ii), (iii)	(1)	—	(1)	(3)	—	(3)

Operating profit		(26)	—	(26)	(60)	—	(60)
Net finance income and expenses		—	—	—	—	—	—

Profit before taxes		(26)	—	(26)	(60)	—	(60)
Income taxes	(v)	6	—	6	14	—	14

Profit for the period		(20)	—	(20)	(46)	—	(46)

Pro Forma Adjustments for Outotec Acquisition to the Unaudited Pro Forma Combined Balance Sheet

	As at June 30, 2019
	Fair valuation of net assets	Note 3b	Purchase consideration	Outotec acquisition
	(note 3b)		(note 3a)	(note 3)
	(EUR in millions)
ASSETS
Non-current assets
Intangible assets
Goodwill	147	(i)	—	147
Other intangible assets	700	(ii)	—	700

Total intangible assets	847		—	847
Property, plant and equipment	5	(iii)	—	5

Total non-current assets	852		—	852
Current assets			—
Inventories	2	(iv)	—	2

Total current assets	2		—	2

Total assets	854		—	854

EQUITY AND LIABILITIES
EQUITY
Equity attributable to shareholders	(369)	(vi), (vii)	910	540
Non-controlling interests	—		—	—

Total equity	(369)		910	540
LIABILITIES
Non-current liabilities
Deferred tax liabilities	151	(v)	—	151

Total non-current liabilities	151		—	151
Current liabilities
Borrowings	163	(vi)	—	163

Total current liabilities	163		—	163

Total liabilities	314		—	314

Total equity and liabilities	(56)		910	854

Preliminary Purchase Price Allocation to Acquired Assets and Assumed Liabilities

Note 3a – Preliminary Estimate of the Fair Value of the Purchase Consideration

For the purpose of estimating the purchase consideration transferred in the reverse acquisition whereby the Metso Minerals Business acquires Outotec, the acquisition-date fair value is calculated as the number of equity interests the Metso Minerals Business would have had to issue to give the owners of Outotec the same percentage equity interest in the Combined Company multiplied by the fair value of Outotec’s share price. For pro forma purposes, the number of equity interests calculated amounts to 181,849,864 shares (representing the number of Outotec’s outstanding shares on the date of this Offering Circular) and the preliminary estimate of the fair value of consideration transferred in exchange for Outotec has been calculated by using the closing price of Outotec’s shares on August 23, 2019, at EUR 5.00 per share.

The following table sets forth the preliminary estimate of the purchase consideration transferred to acquire Outotec as if the acquisition of Outotec occurred on June 30, 2019:

Preliminary estimate of purchase consideration
Number of Outotec shares outstanding as at the date of the Offering Circular	181,849,864
Share price, EUR	5.00
Preliminary fair value estimate of the consideration in the reverse acquisition, EUR in millions	910

The preliminary purchase consideration reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual consideration to be transferred upon the completion of the Demerger. In accordance with IFRS, the fair value of the purchase consideration will be measured on the Effective Date at the then-current market price (fair value) of the Outotec share. This requirement will likely result in a purchase consideration different from the amount used in the Unaudited Pro Forma Financial Information and that difference may be material. A 10 percent change in the Outotec share price would increase or decrease the purchase consideration to be transferred by approximately EUR 91 million, which would mainly be reflected in the Unaudited Pro Forma Financial Information as an increase or decrease of goodwill and equity.

Note 3b – Fair Valuation of Net Assets

The following table sets forth the preliminary fair valuation of net assets acquired:

	Outotec historical reclassified	Fair valuation of net assets	Note 3b		Acquired assets and assumed liabilities
	(note 1)	(note 3b)
	(EUR in millions)
Non-current assets
Other intangible assets	106	700	(ii	)	806
Property, plant and equipment	52	5	(iii	)	57
Right-of-use assets	66	—			66
Investments in associated companies	1	—			1
Non-current financial assets	2	—			2
Loan receivables	4	—			4
Derivative financial instruments	2	—			2
Deferred tax assets	89	—			89
Other non-current receivables	2	—			2
Current assets
Inventories	225	2	(iv	)	226
Trade receivables	171	—			171
Customer contract assets	204	—			204
Income tax receivables	8	—			8
Derivative financial instruments	4	—			4
Other receivables	57	—			57
Cash and cash equivalents	241	—			241
Disposal group assets classified as held for sale	6	—			6
Non-current liabilities
Borrowings	(153)	—			(153)
Lease liabilities	(52)	—			(52)
Post-employment benefit obligations	(65)	—			(65)
Provisions	(50)	—			(50)
Derivative financial instruments	(0)	—			(0)
Deferred tax liabilities	(6)	(151)	(v	)	(157)
Other non-current liabilities	(7)	—			(7)
Current liabilities
Borrowings	(53)	(163)	(vi	)	(216)
Lease liabilities	(14)	—			(14)
Trade payables	(129)	—			(129)
Provisions	(114)	—			(114)
Advances received	(227)	—			(227)
Customer contract liabilities	(103)	—			(103)
Derivative financial instruments	(8)	—			(8)
Income tax liabilities	(17)	—			(17)
Other current liabilities	(92)	—			(92)
Liabilities directly associated with assets classified as held for sale	(1)	—			(1)

Net assets acquired	148	393	—		541

Goodwill			(i	)	371
Non-controlling interests					(3)

Purchase consideration			(note 3a	)	910

Fair Valuation of Assets and Liabilities

(i)

Goodwill recognized in the unaudited pro forma combined balance sheet as at June 30, 2019, represents the excess of the preliminary purchase consideration transferred over the preliminary fair value of identifiable net assets acquired. The preliminary goodwill of EUR 371 million arising in the combination is mainly attributable to synergies, assembled workforce and future products, technologies and customer relationships and it is expected that it will not be deductible for tax purposes.

For pro forma presentation purposes, the difference of EUR 147 million between Outotec’s existing goodwill of EUR 224 million and the preliminary goodwill amount arising in the Demerger of EUR 371 million is adjusted in the unaudited pro forma combined balance sheet.

(ii)

The preliminary fair values of other intangible assets have been determined primarily through the use of the “income approach” which requires an estimate or forecast of expected future cash flows. Either the multi-period excess earnings method or the relief-from-royalty method has been used as the income based valuation method. Customer related intangibles represent the fair value of the customer agreements and underlying relationships with Outotec’s customers. Marketing related intangibles represents the fair value of Outotec’s brand portfolio. Technology related intangibles represents the fair value of Outotec’s patented and unpatented technology, development projects, trade secrets, databases and computer software. Contract based intangibles represents the fair value Outotec’s order backlog.

The following table sets forth the preliminary fair values of the identifiable other intangible assets, estimated average useful lives representing the amortisation periods and adjustments to pro forma amortisation for the periods presented in this Unaudited Pro Forma Financial Information:

			Adjustment to pro forma amortisation expense
	Preliminary fair values	Estimated useful life	For the year ended December 31, 2018	For the six months ended June 30, 2019
	(EUR in millions)	(years)	(EUR in millions)
Customer related intangible assets	254	20	12	6
Marketing related intangible assets	87	20	3	1
Technology related intangible assets	415	20	13	6
Order backlog	43	1	30	12
Other intangibles	8	—	—	—

Total	806		58	26

(iii)

A preliminary fair value adjustment of EUR 5 million has been recorded to Property, plant and equipment in the unaudited pro forma combined balance sheet as at June 30, 2019, to reflect the fair value of acquired assets of EUR 57 million, excluding right-of-use assets. The fair value adjustment is mainly based on the difference between the useful life used as basis of the historical depreciation and estimated economic useful life.

Based on the preliminary valuation, additional depreciation expense of EUR 0 million has been recorded to the unaudited pro forma combined statement of income for the six months ended June 30, 2019, and EUR 1 million for the year ended December 31, 2018. The weighted average remaining depreciation period for the acquired Property, plant and equipment adjusted for fair value is estimated to be 9.3 years.

(iv)

A preliminary fair value adjustment of EUR 2 million has been recorded to Inventories in the unaudited pro forma combined balance sheet as at June 30, 2019, to reflect the preliminary fair value of acquired inventories of EUR 226 million. Outotec expects that the acquired inventory will turn over within 12 months and, accordingly, the fair value adjustment of EUR 2 million has been recorded to the unaudited pro forma combined statement of income as an expense for the year ended December 31, 2018. This adjustment will not have continuing impact on the Combined Company’s results or financial position.

(v)

The adjustments represents the estimated non-current deferred tax liability related to the fair value adjustments reflected in the unaudited pro forma combined balance sheet (excluding adjustments related to goodwill, which is assumed to be non-deductible). The resulting impact increases deferred tax liabilities by EUR 151 million. Deferred income tax impacts for non-financial assets were calculated based on an assumed blended tax rate of 23.9 percent except for Marketing-related intangible assets and technology related intangible assets tax impacts were calculated based on the Finnish nominal tax rate of 20.0 percent. Tax impacts for assumed financial liabilities were calculated based on nominal tax rate of 20.0 percent representing the tax rate in Finland. The tax rates are based on preliminary assumptions related to the underlying jurisdictions in which the income or expense will be recorded. The effective tax rate of the Combined Company could be significantly different depending on the post-acquisition activities, including cash needs, geographical mix of net income and tax planning strategies.

(vi)

Outotec’s hybrid bond of EUR 150 million historically classified by Outotec within equity at consolidation has been reclassified from Equity to Current borrowings since, from an acquirer’s perspective, the hybrid bond is accounted for as an assumed liability. Further, it has been fair valued at the price of EUR 163 million for the Unaudited Pro Forma Financial Information purposes, representing the redemption price plus the accrued interest for the hybrid bond at the assumed Effective Date.

(vii)

Outotec’s equity attributable to shareholders amounting to EUR 369 million, including the hybrid bond (see note 3b(vi) above), has been eliminated from the unaudited pro forma combined balance sheet as at June 30, 2019.

Note 4 – McCloskey Acquisition

The Metso Minerals Business has made a preliminary allocation of the preliminary purchase consideration for the McCloskey acquisition, which is based upon estimates that are believed to be reasonable. As at the date of this Offering Circular, the detailed valuation studies necessary have not been completed to arrive at the required estimates of fair value for all of McCloskey’s assets to be acquired and liabilities to be assumed on the closing date. At completion, the Metso Minerals Business will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of acquired assets and assumed liabilities may materially differ from the amounts presented herein. McCloskey’s unaudited combined statement of financial position information as at March 31, 2019, has been used as the basis for the preliminary purchase price allocation presented herein. The final purchase price allocation will be based on the closing balance sheet at the acquisition date.

The following tables set forth the pro forma adjustments made for the McCloskey acquisition to the unaudited pro forma combined statements of income for the six months ended June 30, 2019, and the year ended December 31, 2018, and for the unaudited pro forma combined balance sheet as at June 30, 2019.

Pro Forma Adjustments for McCloskey Acquisition to the Unaudited Pro forma Combined Statement of Income

	For the six months ended March 31, 2019
	Fair valuation of net assets	Financing	Transaction costs	McCloskey acquisition
	(note 4a)	(note 4b)	(note 4c)	(note 4)
	(EUR in millions)
Sales	—	—	—	—
Cost of sales	0	—	—	0

Gross profit	0	—	—	0
Selling and marketing expenses	(4)	—	—	(4)
Administrative expenses	0	—	2	2
Research and development expenses	(0)	—	—	(0)

Operating profit	(3)	—	2	(2)
Finance income and expenses
Finance expenses	(0)	1	—	1

Net finance income and expenses	(0)	1	—	1

Profit before taxes	(4)	1	2	(1)
Income taxes	1	(0)	(0)	0

Profit for the period	(3)	1	1	(1)

	For the year ended September 30, 2018
	Fair valuation of net assets	Financing	Transaction costs	McCloskey acquisition
	(note 4a)	(note 4b)	(note 4c)	(note 4)
	(EUR in millions)
Sales	—	—	—	—
Cost of sales	(6)	—	—	(6)

Gross profit	(6)	—	—	(6)
Selling and marketing expenses	(9)	—	—	(9)
Administrative expenses	0	—	(3)	(3)
Research and development expenses	(1)	—	—	(1)

Operating profit	(15)	—	(3)	(18)
Finance income and expenses
Finance expenses	—	0	—	0

Net finance income and expenses	—	0	—	0

Profit before taxes	(15)	0	(3)	(18)
Income taxes	4	(0)	1	4

Profit for the period	(12)	0	(2)	(14)

Pro Forma Adjustments for McCloskey Acquisition to the Unaudited Pro forma Combined Balance Sheet

	As at March 31, 2019
	Fair valuation of net assets	Financing	Transaction costs	McCloskey acquisition
	(note 4a)	(note 4b)	(note 4c)	(note 4)
	(EUR in millions)
ASSETS
Non-current assets
Intangible assets
Goodwill	70	—	—	70
Other intangible assets	103	—	—	103

Total intangible assets	173	—	—	173
Property, plant and equipment	3	—	—	3
Total other non-current assets	—	—	—	—

Total non-current assets	176	—	—	176
Current assets
Inventories	6	—	—	6
Cash and cash equivalents	—	5	(1)	4

Total current assets	6	5	(1)	9

Total assets	182	5	(1)	185

EQUITY AND LIABILITIES
EQUITY
Equity attributable to shareholders	(70)	—	(1)	(71)
Non-controlling interests	—	—	—	—

Total equity	(70)	—	(1)	(71)
LIABILITIES
Non-current liabilities
Borrowings	—	271	—	271
Deferred tax liabilities	26	—	—	26
Other non-current liabilities	—	18	—	18

Total non-current liabilities	26	289	—	315
Current liabilities
Borrowings	—	(59)	—	(59)
Income tax liabilities	—	—	(0)	(0)

Total current liabilities	—	(59)	(0)	(59)

Total liabilities	26	230	(0)	256

Total equity and liabilities	(44)	230	(1)	185

Note 4a – Fair Valuation of Net Assets

The following table sets forth the preliminary fair values of net assets acquired:

	McCloskey historical reclassified	Fair valuation of net assets	Note 4a	Acquired assets and assumed liabilities
	(note 2)	(note 4a)
	(EUR in millions)
Non-current assets
Other intangible assets	7	103	(ii)	110
Property, plant and equipment	35	3	(iii)	38
Right-of-use assets	3	—		3
Current assets
Inventories	112	6	(iv)	118
Trade receivables	65	—		65
Other receivables	3	—		3
Cash and cash equivalents	10	—		10
Non-current liabilities
Borrowings non-current	(28)	—		(28)
Lease liabilities	(2)	—		(2)
Deferred tax liabilities	(3)	(26)	(v)	(29)
Current liabilities
Borrowings current	(59)	—		(59)
Lease liabilities	(1)	—		(1)
Trade payables	(51)	—		(51)
Provisions	(2)	—		(2)
Advances received	(1)	—		(1)
Income tax liabilities	(7)	—		(7)
Other current liabilities	(12)	—		(12)

Net assets acquired				155
Goodwill			(i)	70

Purchase consideration			(note 4b)	225

Purchase consideration
Cash consideration				208
Contingent consideration				18

Total purchase consideration			(note 4b)	225

Fair Valuation of Assets and Liabilities

(i)

The adjustment reflects recognition of goodwill arising from the McCloskey acquisition. The goodwill recognised in the unaudited pro forma combined balance sheet as at June 30, 2019, represents the excess of the purchase consideration transferred over the provisional fair value of identifiable net assets acquired. The goodwill of EUR 70 million arising from the acquisition is attributable to assembled workforce, geographical presence, future customers and products and synergies. The goodwill will not be deductible for tax purposes.

(ii)

Preliminary fair values of other intangible assets have been determined primarily through the use of the “income approach” which requires an estimate or forecast of expected future cash flows. Customer related intangible assets have been valued by using the multi-period excess earnings method and Marketing related intangible assets and Technology related intangible assets by using the relief-from-royalty method.

The following table sets forth the preliminary fair value adjustments of the identifiable other intangible assets, estimated average useful lives representing the amortisation periods and estimated amortisation for the periods presented in this Unaudited Pro Forma Financial Information:

			Adjustment to pro forma amortisation expense
	Preliminary fair values	Estimated useful life	For the year ended December 31, 2018	For the six months ended June 30, 2019
	(EUR in millions)	(years)	(EUR in millions)
Customer related intangible assets	73	10	(7)	(3)
Marketing related intangible assets	16	10	(2)	(1)
Technology related intangible assets	21	10	(2)	(1)

Total	110		(11)	(5)

(iii)

A preliminary fair value adjustment of EUR 3 million has been recognised to Property, plant and equipment in the unaudited pro forma combined balance sheet as at June 30, 2019, to reflect the fair value of acquired assets of EUR 38 million. The fair value adjustment is mainly based on the difference between the useful life used as basis of the historical depreciation and estimated economic useful life.

Based on the preliminary valuation and adjusted useful life, a reduction in depreciation expense of EUR 0 million has been recorded to the unaudited pro forma combined statement of income for the six months ended June 30, 2019, and EUR 0 million for the year ended December 31, 2018. The weighted average remaining useful life for the acquired Property, plant and equipment adjusted for fair value is estimated to be approximately 15 years.

(iv)

A preliminary fair value adjustment of EUR 6 million has been recorded to Inventories in the unaudited pro forma combined balance sheet as at June 30, 2019, to reflect the preliminary fair value of acquired inventories of EUR 118 million. It is expected that the acquired inventory will turn over within 12 months and accordingly, the fair value adjustment of EUR 6 million has been recorded to the unaudited pro forma combined statement of income as an expense for the year ended December 31, 2018. This adjustment will not have a continuing impact on the Combined Company’s results or financial position.

(v)

The adjustment represents the estimated non-current deferred tax liability related to the fair value adjustments reflected in the unaudited pro forma combined balance sheet (excluding adjustments related to goodwill, which is assumed to be non-deductible). The resulting impact increases deferred tax liabilities by EUR 26 million. Income tax effects of the above pro forma adjustments assumes blended tax rate of 23.1 percent for the six months ended June 30, 2019, and for the year ended December 31, 2018, except for the valuation of technology-related intangible asset, where Canada’s enacted tax rate of 26.5 percent has been utilized. The tax rates are based on preliminary assumptions related to the underlying jurisdictions in which the income or expense will be recorded. The effective tax rate of the Combined Company could be significantly different depending on the post-acquisition activities, including cash needs, geographical mix of net income and tax planning strategies.

Note 4b – Financing of McCloskey Acquisition

In connection with the McCloskey Acquisition, the Metso Minerals Business made a drawdown of EUR 300 million term loan to finance the payment of the purchase consideration and refinance the borrowings of McCloskey assumed in the acquisition.

The pro forma adjustments to Borrowings and Cash and cash equivalents reflect the increase in non-current borrowings resulting from an assumed drawdown of EUR 300 million new term loan recorded net of transaction costs, and a decrease in Borrowings resulting from refinancing of the existing McCloskey borrowings (EUR 28 million under Non-current borrowings and EUR 59 million under Current borrowings).

The pro forma statement of income adjustment of EUR 1 million for the six months ended June 30, 2019, and EUR 0 million for the year ended December 31, 2018, reflect an increase in net finance expenses relating to the interest calculated with effective interest rate method for the EUR 300 million term loan and a reduction in finance expenses relating to existing McCloskey borrowings assumed to be refinanced. For pro forma purposes an effective interest rate of 0.73 percent is used for the term loan of EUR 300 million.

Purchase consideration for the shares of McCloskey is assumed to amount to EUR 225 million. The cash consideration of EUR 208 million expected to be paid at closing has been recognized as a decrease in Cash and cash equivalents in the unaudited pro forma combined balance sheet. The contingent consideration of EUR 18 million has been included in Other non-current liabilities. The contingent consideration will be determined based on cumulative EBITDA of McCloskey and is assumed to be paid out after two years.

Note 4c – Transaction Costs

Transaction costs of EUR 3 million are estimated to be incurred and expensed by the Metso Minerals Business in connection with the acquisition of McCloskey and primarily comprise financial, legal and advisory costs (excluding financing related transaction costs). These estimated transactions costs have been recorded as Administrative expenses in the unaudited pro forma statement of income for the year ended December 31, 2018. For pro forma purposes, the costs already recorded as an expense of EUR 2 million for the six months ended June 30, 2019, have been eliminated.

The income tax adjustment for tax deductible costs has been calculated based on the Finnish statutory tax rate of 20 percent. The transaction costs related to the acquisition will not have a continuing impact on the Combined Company’s results of operations.

Note 5 – Demerger and Related Refinancing

Demerger and Related Refinancing Pro Forma Adjustments to Unaudited Pro Forma Combined Income Statements

	For the six months ended June 30, 2019				For the year ended December 31, 2018
	Metso Minerals Business Demerger impacts	Backup facilities and refinancing	Demerger costs	Total Demerger and related refinancing	Metso Minerals Business Demerger impacts	Backup facilities and refinancing	Demerger costs	Total Demerger and related refinancing
	(note 5a)	(note 5b)	(note 5c)	(note 5)	(note 5a)	(note 5b)	(note 5c)	(note 5)
	(EUR in millions)
Administrative expenses	—	—	2	2	—	—	(48)	(48)

Operating profit	—	—	2	2	—	—	(48)	(48)
Finance income and expenses
Finance income, Metso group	(2)	—	—	(2)	(5)	—	—	(5)
Finance expenses	—	(1)	—	(1)	—	(5)	—	(5)
Finance expenses, Metso group	—	—	—	—	(0)	—	—	(0)

Net finance income and expenses	(2)	(1)	—	(3)	(5)	(5)	—	(10)

Profit before taxes	(2)	(1)	2	(1)	(5)	(5)	(48)	(59)
Income taxes	0	0	(0)	0	1	1	10	12

Profit for the period	(1)	(1)	1	(1)	(4)	(4)	(39)	(47)

Demerger and Related Refinancing Pro Forma Adjustments to Unaudited Pro Forma Combined Balance Sheet

	As at June 30, 2019
	Metso Minerals Business Demerger impacts	Backup facilities and refinancing	Demerger costs	Equity structure	Total Demerger and related refinancing
	(note 5a)	(note 5b)	(note 5c)	(note 5d)	(note 5)
	(EUR in millions)
ASSETS
Non-current assets
Other non-current assets
Loan receivables, Metso group	(25)	—	—	—	(25)
Other non-current receivables, Metso group	(138)	—	—	—	(138)

Total other non-current assets	(163)	—	—	—	(163)

Total non-current assets	(163)	—	—	—	(163)
Current assets
Loan receivables, Metso group	(29)	—	—	—	(29)
Cash pool receivables, Metso group	(18)	—	—	—	(18)
Income tax receivables	—	1	10	—	11
Other receivables	—	3	—	—	3
Cash and cash equivalents	10	(19)	(52)	—	(61)

Total current assets	(38)	(15)	(42)	—	(95)

Total assets	(200)	(15)	(42)	—	(258)

EQUITY AND LIABILITIES
EQUITY
Equity attributable to shareholders	(60)	(2)	(40)	—	(103)
Non-controlling interests	—	—	—	—	—

Total equity	(60)	(2)	(40)	—	(103)
LIABILITIES
Non-current liabilities
Borrowings	—	150	—	—	150
Other non-current liabilities, Metso group	(6)	—	—	—	(6)

Total non-current liabilities	(6)	150	—	—	144
Current liabilities
Borrowings	—	(163)	—	—	(163)
Cash pooling liabilities, Metso group	(80)	—	—	—	(80)
Income tax liabilities	3	—	—	—	3
Other current liabilities	(58)	—	(2)	—	(60)

Total current liabilities	(135)	(163)	(2)	—	(299)

Total liabilities	(140)	(13)	(2)	—	(155)

Total equity and liabilities	(200)	(15)	(42)	—	(258)

Note 5a – the Metso Minerals Business Demerger Impacts

Metso will undertake certain intra-group arrangements prior to the Demerger to align the legal group structures of both the Metso Minerals Business and remaining Metso group to reflect the contemplated legal structures post-Demerger. The existing interest-bearing intra-group receivables and liabilities including cash pool receivables and liabilities between the Metso Minerals Business and remaining Metso group will be settled on the Effective Date.

The impact of these transactions on the Unaudited Pro Forma Financial Information has been reflected under this pro forma adjustment. These adjustments also includes the payment of Metso’s dividends of EUR 72 million for the year 2018 allocated to the Metso Minerals Business in the carve-out financial information.

Note 5b – Backup Facilities and Refinancing

On July 4, 2019, Metso entered into a EUR 1.55 billion Backup and Term Loan Facilities Agreement (as defined in “Information about the Combined Company—New Financing Agreements”) with Nordea Bank Abp for the purposes of, among others, supporting the transaction and possible amendment and consent solicitation processes related to the EMTN program, refinancing existing debt, financing the potential cash redemption of Demerger Consideration up to EUR 500 million as well as providing backup liquidity to Metso (and subsequently, the Combined Company) in the form of a revolving credit facility amounting to EUR 500 million. On September 30, 2019, the amount of the Backup and Term Loan Facilities Agreement was decreased in the aggregated principal amount of EUR 500 million as a result of the New Revolving Credit Facility Agreement of EUR 600 million (as defined in “Information about the Combined Company—New Financing Agreements”) being entered into.

For pro forma purposes it has been assumed that EUR 150 million under the Backup and Term Loan Facilities Agreement has been drawn to refinance assumed debt of EUR 163 million. The new term loan assumed to be drawn has been recorded net of transaction costs to the unaudited pro forma balance sheet and the repaid amount exceeding the amount of the new term loan has been assumed to have been repaid using the existing cash and cash equivalents.

Pro forma adjustments to increase finance expenses of EUR 1 million for the six months ended June 30, 2019, and EUR 5 million for the year ended December 31, 2018, reflects the interest calculated using the effective interest rate method for EUR 150 million term loan assumed to be drawn for pro forma purposes, the transaction costs related to the New Revolving Credit Facility as well as the estimated impacts of transaction costs and fees to be paid for the Backup and Term Loan Facilities Agreement and for the consent solicitation processes. Of these adjustments, EUR 3 million for the year ended December 31, 2018, will not have a continuing impact on the Combined Company’s finance expenses.

In the unaudited pro forma balance sheet the adjustment to the other receivables of EUR 3 million reflects the amount of transaction fees for the New Revolving Credit Facility assumed to be paid but to be amortized over the facility period.

Note 5c – Demerger Costs

Transaction costs estimated to amount to EUR 48 million to be incurred and expensed by Outotec and the Metso Minerals Business in connection with the Demerger primarily comprise financial, legal and advisory costs (excluding financing transaction costs and costs related to issuance of Demerger Consideration Shares) as well as certain employee benefits to be paid to certain members of the Executive Board of Outotec and certain personnel representatives of Outotec and Metso other than members of the Executive Board of Outotec and Executive Team of Metso in connection with the completion of the Demerger.

These transactions costs have been recorded as Administrative expenses in the unaudited pro forma statement of income for the year ended December 31, 2018. For pro forma purposes, the costs already recorded as an expense of EUR 2 million for the six months ended June 30, 2019, have been eliminated.

In addition, the estimated amount of transaction costs of EUR 4 million directly related to the issuance of the Demerger Consideration Shares and the Listing, has been recorded directly to the equity (net of tax EUR 3 million), to decrease the proceeds from the issuance of shares recorded under reserve for invested non-restricted equity.

In the unaudited pro forma balance sheet the unpaid portion of these estimated transaction costs of EUR 52 million has been deducted from the cash and cash equivalents and the portion already recorded as other current liabilities of EUR 2 million has been eliminated.

The income tax adjustment for tax deductible transaction costs has been calculated using the Finnish statutory tax rate of 20 percent. The transaction costs related to the Demerger and issuance of the Demerger Consideration Shares will not have a continuing impact on the Combined Company’s results of operations.

Note 5d – Equity Structure

Under IFRS, the Demerger is accounted for as a reverse acquisition and the consolidated financial statements of the Combined Company will be prepared under a name of the legal parent (accounting acquiree) but as a continuation of the financial statements of the legal subsidiary (accounting acquirer), with adjusting the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree.

The following table sets forth the reconciliation of pro forma equity and includes adjustments to reflect the impacts of the Demerger and the reverse acquisition to the formation of the capital structure of the Combined Company on the unaudited pro forma combined balance sheet as at June 30, 2019:

	As at June 30, 2019
	Metso Minerals Business historical	Metso Minerals Business Demerger impacts	Equity formation through Demerger	Metso Minerals Business after Demerger	Outotec acquisition	Outotec Oyj’s legal capital	Outotec acquisition impact total	McCloskey acquisition	Demerger- related refinancing and costs	Total pro forma equity
		(note 5a)	(note 5d(i))		(notes 1 and 3)	(note 5d(ii))		(notes 2 and 4)	(notes 5a and 5c)
	(EUR in millions)
EQUITY
Share capital	—	—	90	90	—	17	17	—	—	107
Share premium fund	—	—	—	—	—	20	20	—	—	20
Treasury shares	—	—	—	—	—	(12)	(12)	—	—	(12)
Reserve for invested non-restricted equity	—	—	232	232	910	(25)	884	—	(3)	1,113
Other reserves	(3)	—	—	(3)	—	—	—	—	—	(3)
Hybrid bond	—	—	—	—	—	—	—	—	—	—
Cumulative translation differences	(148)	—	—	(148)	—	—	—	—	—	(148)
Retaining earnings	—	—	914	914	—	—	—	(1)	(40)	873
Invested equity and retained earnings	1,296	(60)	(1,236)	—	—	—	—	—	—	—

Equity attributable to shareholders	1,145	(60)	—	1,086	910	—	910	(1)	(43)	1,952

(i)

In the Demerger, a portion of Metso Corporation’s legal capital will be transferred to Outotec Oyj in accordance with the Demerger Plan. The formation of Metso Minerals Business’ equity structure in accordance with the Demerger Plan is adjusted in the pro forma presentation of equity by splitting the line item “Invested equity and retained earnings” as presented in Metso Minerals Business historical carve-out financial information into the line items “Share capital,” “Reserve for invested unrestricted equity” and “Retained earnings” in accordance with the Demerger Plan.

(ii)	For pro forma presentation of equity, the Combined Company’s capital structure is adjusted to reflect Outotec Oyj’s historical legal capital structure.

Note 6 – Pro Forma Earnings per Share

Pro forma basic earnings per share is calculated by dividing the pro forma net result attributable to equity holders of the parent by the pro forma weighted average number of shares outstanding as adjusted for the Demerger Consideration Shares.

The following table sets forth the pro forma earnings per share attributable to parent company’s shareholders for the periods indicated:

	For the six month ended June 30, 2019	For the year ended December 31, 2018
Result for the period attributable to parent company’s shareholders, EUR in millions	122	15
Weighted average number of shares outstanding – basic – historical	181,633,929	181,546,715

Demerger Consideration Shares	645,327,522	645,327,522

Pro forma weighted average number of shares outstanding – basic	826,961,451	826,874,237

Pro forma earnings per share – basic, EUR	0.15	0.02

Note 7 – Unaudited Additional Pro Forma Information

Pro Forma Key Figures

	For the six months ended June 30, 2019	For the year ended December 31, 2018	As at June 30, 2019
	(EUR in millions, unless otherwise indicated)
Sales	2,155	4,159
EBITDA(1)	268	262
share of sales, percent	12.4	6.3
Adjusted EBITDA(2)	270	326
share of sales, percent	12.5	7.8
EBITA(3)	227	215
share of sales, percent	10.5	5.2
Adjusted EBITA(4)	229	279
share of sales, percent	10.6	6.7
Net working capital(5)			592
Net debt(6)			958
Gearing, percent(7)			48.8
Debt to capital, percent(8)			41.5
Equity to asset ratio, percent(9)			38.0

(1)	EBITDA(10)	=	Operating profit + depreciations, amortizations and impairments in the pro forma income statement
(2)	Adjusted EBITDA(10)	=	EBITDA + Adjusting items, which comprise of restructuring and capacity adjustment costs, costs related to mergers and acquisitions, outcome of material intellectual property rights disputes, gains and losses on business disposals
(3)	EBITA(10)	=	Operating profit + amortizations and impairments on intangible assets in the pro forma income statement.
(4)	Adjusted EBITA(10)	=	EBITA + Adjusting items, which comprise of restructuring and capacity adjustment costs, costs related to mergers and acquisitions, outcome of material intellectual property rights disputes, gains and losses on business disposals.
(5)	Net working capital	=	Inventories + trade receivables + other non-interest bearing receivables (consisting of non-current and current derivative financial instruments (assets) and other non-current and current receivables) + customer contract assets and liabilities, net - trade payables - advances received - other non-interest bearing liabilities (consisting of post-employment benefit obligations, non-current and current provisions, non-current and current derivative financial instruments (liabilities) and other non-current and current liabilities).
(6)	Net debt	=	Non-current and current borrowings + non-current and current lease liabilities - liquid funds - non-current and current loan receivables - net debt items classified as held for sale.
(7)	Gearing	=	Net debt	× 100

Total equity
(8)	Debt-to-capital ratio	=	Non-current and current borrowings + non-current and current lease liabilities	× 100

Total equity + non-current and current borrowings + non-current and current lease liabilities
(9)	Equity-to-assets ratio	=	Total equity	× 100

Total assets - advances received
(10)	The share of sales measure has been calculated by dividing the appropriate measure with sales in the pro forma income statement for the corresponding period.

Reconciliation of Pro Forma Adjusted EBITA and Pro Forma Adjusted EBITDA to Operating Profit

	For the six months ended June 30, 2019
	Metso Minerals Business historical	Outotec historical reclassified	McCloskey historical reclassified	Outotec acquisition	McCloskey acquisition	Demerger and related refinancing	Metso Outotec pro forma
		(note 1)	(note 2)	(note 3)	(note 4)	(note 5)
	(EUR in millions)
Reconciliation of Adjusted EBITA
Operating profit	166	24	12	(26)	(2)	2	176
Amortisation and impairments	6	14	1	26	5	—	52

EBITA	173	38	13	(0)	3	2	227
Adjusting items
Restructuring and acquisition-related costs	4	0	—	—	(2)	—	2
Demerger-related cost	—	2	—	—	—	(2)	—

Total adjusting items	4	2	—	—	(2)	(2)	2

Adjusted EBITA	176	40	13	(0)	1	—	229

Reconciliation of Adjusted EBITDA
Operating profit	166	24	12	(26)	(2)	2	176
Depreciation, amortisation and impairments	33	26	3	26	4	—	92

EBITDA	199	50	14	—	3	2	268
Adjusting items
Restructuring and acquisition-related costs	4	0	—	—	(2)	—	2
Demerger-related cost	—	2	—	—	—	(2)	—

Total adjusting items	4	2	—	—	(2)	(2)	2

Adjusted EBITDA	203	52	14	—	1	—	270

	For the year ended December 31, 2018
	Metso Minerals Business historical	Outotec historical reclassified	McCloskey pro forma reclassified	Outotec acquisition	McCloskey acquisition	Demerger and related refinancing	Metso Outotec pro forma
		(note 1)	(note 2)	(note 3)	(note 4)	(note 5)
	(EUR in millions)
Reconciliation of Adjusted EBITA
Operating profit	268	(66)	26	(60)	(18)	(48)	101
Amortisation and impairments	16	30	0	58	11	—	114

EBITA	283	(36)	26	(2)	(8)	(48)	215
Adjusting items
Restructuring and acquisition-related costs	1	13	—	—	3	—	16
Demerger-related cost	—	—	—	—	—	48	48

Total adjusting items	1	13	—	—	3	48	64

Adjusted EBITA	284	(24)	26	(2)	(5)	—	279

Reconciliation of Adjusted EBITDA
Operating profit	268	(66)	26	(60)	(18)	(48)	101
Depreciation, amortisation and impairments	48	41	3	59	10	—	161

EBITDA	316	(26)	29	(2)	(8)	(48)	262
Adjusting items
Restructuring and acquisition-related costs	1	13	—	—	3	—	16
Demerger-related cost	—	—	—	—	—	48	48

Total adjusting items	1	13	—	—	3	48	64

Adjusted EBITDA	316	(13)	29	(2)	(5)	—	326

Pro Forma Net Debt

As at June 30, 2019
(EUR in millions, unless otherwise indicated)
Non-current borrowings	989
Current borrowings	270
Non-current lease liabilities	106
Current lease liabilities	32
Loan receivables	(10)
Deposits and securities, maturity more than three months	(40)
Cash and cash equivalents	(388)

Net debt	958

Pro Forma Net Working Capital

As at June 30, 2019
(EUR in millions)
Inventories	1,193
Trade receivables	786
Derivative financial instruments	26
Other receivables	211
Other non-interest bearing receivables	237
Customer contract assets and liabilities, net	149
Trade payables	(559)
Advances received	(456)
Provisions	(252)
Post-employment benefit obligations	(123)
Derivative financial instruments	(29)
Other liabilities	(355)
Other non-interest bearing liabilities	(758)

Net working capital	592